Exhibit 4.1

KLÖCKNER PENTAPLAST OF AMERICA, INC.,

as Issuer

7 1⁄8% Senior Notes due 2020

INDENTURE

Dated as of April 28, 2015

DEUTSCHE TRUSTEE COMPANY LIMITED,

as Trustee

CREDIT SUISSE AG, CAYMAN ISLAND BRANCH

as Collateral Trustee

DEUTSCHE BANK AG, LONDON BRANCH,

as Paying Agent

DEUTSCHE BANK LUXEMBOURG S.A.

as Transfer Agent and Registrar

and

the Guarantors named herein

i

Exhibits

Exhibit A-1	Provisions Relating to the Notes
Exhibit A-2	Form of Note
Exhibit B	Form of Supplemental Indenture

Schedules

Schedule 1	List of Security Documents

INDENTURE dated as of April 28, 2015, among Klöckner Pentaplast of America, Inc., a corporation organized and established under the laws of Delaware, as the issuer (the “Issuer”), Kleopatra Holdings 2, a Luxembourg partnership limited by shares (société en commandite par actions) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 168.851, an indirect parent of the Issuer (“KP Parent”), Kleopatra Luxembourg 2 S.à r.l., a private limited liability company (société à responsabilité limitée) established under the laws of the Grand Duchy of Luxembourg, with its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, which is registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under registration number B 128.331 and having a share capital of EUR 23,660,000, Klöckner Pentaplast Limited, Kleopatra UK Limited, KP Holding GmbH & Co. KG, Klöckner Pentaplast German Holding GmbH & Co. KG, KP International Holding GmbH, KP Germany Erste GmbH, Klöckner Pentaplast GmbH, Klöckner Pentaplast Europe GmbH & Co. KG, Klöckner Pentaplast Schweiz AG, KP Investments Holdings, LLC, Klöckner Pentaplast of America/Witt Plastics, Inc. and InterTrans Carrier Company, as Guarantors (the “Initial Guarantors”), Deutsche Trustee Company Limited, as trustee (the “Trustee”), Deutsche Bank AG, London Branch, as paying agent, Deutsche Bank Luxembourg S.A., as transfer agent and registrar and Credit Suisse AG, Cayman Island Branch, as security agent (the “Collateral Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the €300,000,000 aggregate principal amount of the Issuer’s 7 1⁄8% Senior Notes due 2020 (the “Initial Notes”) and additional securities having identical terms and conditions as the Initial Notes (the “Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued on any later issue date subject to the conditions and in compliance with the covenants set forth herein. Unless the context otherwise requires, in this Indenture references to the “Notes” include any Additional Notes that are actually issued.

ARTICLE I

Definitions

SECTION 1.01 Definitions.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with an acquisition of assets, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of KP Parent or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with KP Parent or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Notes” has the meaning given to such term in the preamble of this Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, co-registrar, Transfer Agent, Authenticating Agent, Paying Agent, or additional paying agent.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by KP Parent or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to KP Parent or by KP Parent or a Restricted Subsidiary to a Restricted Subsidiary;

(2)	a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(3)	a disposition of inventory, trading stock, production equipment or other equipment or assets in the ordinary course of business;

(4)	a disposition of obsolete, damaged, retired, surplus or worn out equipment or assets or equipment, facilities or other assets that are no longer useful in the conduct of the business of KP Parent and its Restricted Subsidiaries and any transfer, termination, unwinding or other disposition of hedging instruments or arrangements not for speculative purposes;

(5)	transactions permitted under Section 5.01 or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to KP Parent or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of KP Parent or the issuance of directors’ qualifying shares and shares issued to individuals as required by applicable law;

(7)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Board of Directors or a member of Senior Management of KP Parent) that does not exceed the greater of €10.0 million;

(8)	any Restricted Payment that is permitted to be made, and is made, under Section 4.02 and the making of any Permitted Payment or Permitted Investment, or asset sales (or portions thereof), to the extent the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)	the granting of Liens not prohibited by Section 4.03;

(10)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements or any sale of assets received by KP Parent or a Restricted Subsidiary upon the foreclosure of a Lien granted in favor of KP Parent or any Restricted Subsidiary;

(11)	the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12)	foreclosure, condemnation, taking by eminent domain or any similar action with respect to any property or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)	sales or dispositions of receivables and related assets in connection with any Qualified Receivables Financing or any factoring transaction or in the ordinary course of business;

(15)	any issuance, sale or disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(16)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than KP Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(18)	any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by KP Parent or any Restricted Subsidiary to such Person; provided, however, that the Board of Directors of KP Parent shall certify that in the opinion of the Board of Directors, the outsourcing transaction will be economically beneficial to KP Parent and its Restricted Subsidiaries (considered as a whole); provided further that the fair market value of the assets disposed of, when taken together with all other dispositions made pursuant to this clause (18), does not exceed €5.0 million;

(19)	an issuance of Capital Stock by a Restricted Subsidiary to KP Parent or to another Restricted Subsidiary or an issuance or sale by a Restricted Subsidiary of Preferred Stock or redeemable Capital Stock that is permitted by Section 4.01;

(20)	sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements; provided that any cash or Cash Equivalents received in such sale, transfer or disposition is applied in accordance with Section 4.05; and

(21)	any disposition with respect to property built, owned or otherwise acquired by KP Parent or any Restricted Subsidiary pursuant to customary sale and leaseback transactions, asset securitizations and other similar financings permitted by this Indenture.

“Associate” means (1) any Person engaged in a Similar Business of which KP Parent or its Restricted Subsidiaries are the legal and Beneficial Owners of between 20% and 50% of all outstanding Voting Stock and (2) any joint venture entered into by KP Parent or any Restricted Subsidiary.

“Beneficial Owner” has the meaning given to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the Issue Date. The terms “Beneficially Owns”, “Beneficial Ownership” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means (1) with respect to KP Parent or any corporation, the general partner or the board of directors or managers, as applicable, of the corporation or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision of this Indenture requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, Frankfurt, Germany or London, United Kingdom are authorized or required by law to close and, with respect to payments to be made under this Indenture, other than any day which is not a TARGET Settlement Day.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of IFRS (as in effect on the Issue Date for purposes of determining whether a lease is a capitalized lease). The amount of Indebtedness will be, at the time any determination is to be made, the amount of such obligation required to be capitalized on a balance sheet (excluding any notes thereto) prepared in accordance with IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash	Equivalents” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United Kingdom, United States or Canadian governments, a member state of the Pre-Expansion European Union, Switzerland or Norway or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(2)	certificates of deposit, time deposits, recognized time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender party to the Senior Secured Credit Facilities or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof (or has an equivalent long-term rating) by S&P, at least “P-2” or the equivalent thereof (or has an equivalent long-term rating) by Moody’s or at least “F2” or the equivalent thereof (or has an equivalent long-term rating) by Fitch (or if at the time none of the foregoing is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of £250 million;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) above;

(4)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P, at least “P-2” or the equivalent thereof by Moody’s or at least “F2” or the equivalent thereof by Fitch, or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if each of the three named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(5)	readily marketable direct obligations issued by the United Kingdom, the United States, any state of the United States, Canada or any province of Canada, Australia or any state of Australia, any member state of the Pre-Expansion European Union, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from or higher from Fitch, Moody’s, S&P or Fitch (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(6)	Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P, “Baa3” or higher from Moody’s or “BBB-” or higher from Fitch (or, if at the time, none of the three are issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(7)	bills of exchange issued in the United Kingdom, the United States, Australia, Canada, a member state of the Pre-Expansion European Union, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(8)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above.

“Change of Control” means the occurrence of any of the following:

(1)	KP Parent becoming aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, being or having become the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of KP Parent; provided that for the purposes of this clause, no Change of Control shall be deemed to occur by reason of KP Parent becoming a Subsidiary of a Successor Parent Entity;

(2)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of KP Parent and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders; or

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that KP Parent is not or ceases to be the direct or indirect owner of all of the Issuer’s Capital Stock and Voting Stock (other than shares required by law to be held by a Person other than KP Parent and/or its Restricted Subsidiaries);

provided that, in the case of the previous clauses (1) and (2), a Change of Control shall not be deemed to have occurred if such a Change of Control is also a Specified Change of Control Event.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Collateral” means any and all assets from time to time in which a security interest has been or will be granted pursuant to any Security Document to secure the obligations under this Indenture, the Notes or any Note Guarantee.

“Commodity Hedging Agreement” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	Consolidated Income Taxes;

(3)	consolidated depreciation expense;

(4)	consolidated amortization or impairment expense including goodwill;

(5)	any expenses, charges or other costs related to any issuance of Capital Stock, listing of Capital Stock, Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business and any expenses, charges or other costs related to deferred or contingent payments, including earn-outs), disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Indenture (whether or not successful) (including any such fees, expenses or charges related to the Transactions (including any expenses in connection with related due diligence activities)), in each case, as determined in good faith by the Board of Directors or a member of Senior Management of KP Parent;

(6)	any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period or any prior period or any net earnings, income or share of profit of any Associates, associated company or undertaking;

(7)	the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Permitted Holders to the extent permitted by Section 4.06;

(8)	other non-cash charges or expenses, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges expected to be paid in any future period) and any items classified by KP Parent as special, extraordinary, exceptional, unusual or nonrecurring items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash expected to be paid in any future period);

(9)	the proceeds of any business interruption insurance received or that become receivable during such period to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income;

(10)	payments received, or that become receivable with respect to, expenses that are covered by the indemnification provisions in any agreement entered into by such Person in connection with an acquisition to the extent such expenses were included in computing Consolidated Net Income;

(11)	any Receivables Fees and discounts on the sale of accounts receivables in connection with any Qualified Receivables Financing or any other receivables financing, representing, in KP Parent’s reasonable determination, the implied interest component of such discount for such period; and

(12)	any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness (including currency exchange rate Hedging Obligations and intercompany Indebtedness)) of the Issuer and its Restricted Subsidiaries and any gains or losses due to any adjustment resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective pronouncements and interpretations.

“Consolidated Income Taxes” means Taxes or other payments, including deferred Taxes, based on income, profits or capital of any of KP Parent and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period (in each case, determined on the basis of IFRS), the consolidated interest expense of KP Parent and its Restricted Subsidiaries, whether paid or accrued, plus or including (without duplication) any interest, costs and charges consisting of:

(1)	interest expense attributable to Capitalized Lease Obligations;

(2)	amortization of original issue discount (but not including deferred financing fees, debt issuance costs, commissions, fees and expenses);

(3)	non-cash interest expense;

(4)	costs associated with Hedging Obligations (excluding amortization of fees or any non-cash interest expense attributable to the movement in mark-to-market valuation of such obligations);

(5)	the product of (a) all dividends or other distributions in respect of all Disqualified Stock of KP Parent and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than KP Parent or a Subsidiary of KP Parent, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, state and local statutory tax rate of such Person, expressed as a decimal, as estimated in good faith by an Officer of KP Parent responsible for accounting or financial reporting;

(6)	the consolidated interest expense that was capitalized during such period; and

(7)	interest actually paid by KP Parent or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person,

minus (i) accretion or accrual of discounted liabilities other than Indebtedness, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) interest with respect to Indebtedness of any Holding Company of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under IFRS, (iv) any Additional Amounts with respect to the Notes or other similar tax gross-up on any Indebtedness (including, without limitation, under any Credit Facility), which is included in interest expenses under IFRS, (v) any interest expense related to a Guarantee of Indebtedness of a Parent Entity Incurred in compliance with this Indenture to the extent that the interest expense of any Proceeds Loan related thereto is included in the calculation of Consolidated Interest Expense in an equal or greater amount and (vi) any capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.

“Consolidated Net Income” means, for any period, the net income (loss) of KP Parent and its Restricted Subsidiaries determined on a consolidated basis on the basis of IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(1)

subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that KP Parent’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to KP Parent or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below); provided that, for the purposes of Section 4.02(a)(C)(1), such dividend, other distribution or return on investment does not reduce the amount of Investments outstanding under clause (11) of the definition of “Permitted Investments”;

(2)	solely for the purpose of determining the amount available for Restricted Payments under Section 4.02(a)(C)(1), any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary to KP Parent by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or this Indenture, (c) contractual restrictions in effect on the Issue Date (including pursuant to the Senior Secured Credit Facilities Agreement and the Intercreditor Agreement) and other restrictions with respect to any such Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Holders than such restrictions in effect on the Issue Date and (d) restrictions specified in Section 4.04(b)(ii) and Section 4.04(b)(xi) except that KP Parent’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to KP Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of KP Parent or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of KP Parent) and any net gains, charges or losses with respect to (a) disposed, abandoned and discontinued operations (other than assets held for sale) and any accretion or accrual of discontinued liabilities on the disposal of such disposed, abandoned and discontinued operations and (b) facilities, plants, stores or distribution centers that have been closed during such period;

(4)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs (including costs related to the Transactions or any investments), acquisition costs, business optimization, system establishment, software or information technology implementation or development, costs related to governmental investigations and curtailments or modifications to pension or post-retirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

(5)	the cumulative effect of a change in accounting principles;

(6)	any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards, any non-cash deemed finance charges in respect of any pension liabilities or other provisions, any non-cash net after tax gains or losses attributable to the termination or modification of any employee pension benefit plan and any charge or expense relating to any payment made to holders of equity based securities or rights in respect of any dividend sharing provisions of such securities or rights to the extent such payment was made pursuant to Section 4.02;

(7)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or Hedging Obligations and any net gain (or loss) from any write-off or forgiveness of Indebtedness;

(8)	any unrealized gains or losses in respect of Hedging Obligations or other financial instruments or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9)	any unrealized or realized foreign currency transaction or translation gains or losses in respect of Indebtedness or other obligations of KP Parent or any Restricted Subsidiary denominated in a currency other than the functional currency of such Person, including any unrealized or realized foreign exchange gains or losses resulting from remeasuring assets and liabilities denominated in foreign currencies;

(10)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of KP Parent or any Restricted Subsidiary owing to KP Parent or any Restricted Subsidiary;

(11)	any one-time non-cash charges or any amortization or depreciation, in each case to the extent related to the Transactions, purchase accounting or any acquisition of, or merger or consolidation with, another Person or business or resulting from any reorganization or restructuring involving KP Parent or its Subsidiaries;

(12)	any goodwill or other intangible asset impairment charge or write-off or write-down; and

(13)	the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.

“Consolidated Net Leverage” means the sum of the aggregate outstanding Indebtedness for borrowed money, capital leases, purchase money Indebtedness and drawn letters of credit that have not been reimbursed within 30 Business Days of KP Parent and its Restricted Subsidiaries (excluding Hedging Obligations entered into for bona fide hedging purposes and not for speculative purposes (as determined in good faith by the Board of Directors or a member of Senior Management of KP Parent) and any other Indebtedness not described in clauses (1), (2), (4) and (5) of the definition thereof), less the amount of cash and Cash Equivalents that would be stated on the balance sheet of KP Parent and its Restricted Subsidiaries as of such date in accordance with IFRS.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Net Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the four most recent fiscal quarters ending prior to such date of determination for which internal consolidated financial statements of KP Parent are available. In the event that KP Parent or any of its Restricted Subsidiaries Incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) subsequent to the commencement of the period for which the Consolidated Net Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Net Leverage Ratio is made (the “Calculation Date”), then the Consolidated Net Leverage Ratio will be calculated giving pro forma effect (as determined in good faith by an Officer of KP Parent responsible for accounting or financial reporting) to such Incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period and may give effect to cost savings or cost reduction synergies that have occurred:

(1)	acquisitions and Investments that have been made by KP Parent or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by KP Parent or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by an Officer of KP Parent responsible for accounting or financial reporting and may include anticipated expense and cost reduction synergies) as if they had occurred on the first day of the reference period;

(2)	the Consolidated EBITDA (whether positive or negative) attributable to discontinued operations, as determined in accordance with IFRS, and operations, businesses or group of assets constituting a business or operating unit (and ownership interests therein) disposed of prior to the Calculation Date will be excluded on a pro forma basis as if such disposition occurred on the first day of such period (taking into account anticipated cost reduction synergies resulting from any such disposal, as determined in good faith by an Officer of KP Parent responsible for accounting or financial reporting);

(3)	the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with IFRS, and operations, businesses or group of assets constituting a business or operating unit (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded on a pro forma basis as if such disposition occurred on the first day of such period, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of KP Parent or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such reference period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such reference period;

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, and if any Indebtedness is not denominated in KP Parent’s functional currency, that Indebtedness for purposes of the calculation of Consolidated Net Leverage shall be treated in accordance with IFRS; and

(7)	if any Indebtedness is denominated in a currency other than euro, the Consolidated Net Leverage shall be determined by translating all non-euro Indebtedness into euro at the applicable average foreign exchange rate used to translate items denominated in such currency in KP Parent’s income statement for such period.

“Consolidated Net Senior Secured Leverage” means the sum of the aggregate outstanding Senior Secured Indebtedness for borrowed money, capital leases, purchase money Indebtedness and drawn letters of credit that have not been reimbursed within 30 Business Days of KP Parent and its Restricted Subsidiaries (excluding Hedging Obligations entered into for bona fide hedging purposes and not for speculative purposes (as determined in good faith by the Board of Directors of KP Parent) and Indebtedness not described in clauses (1), (2), (4) and (5) of the definition thereof) less the amount of cash and Cash Equivalents that would be stated on the balance sheet of KP Parent and its Restricted Subsidiaries as of such date in accordance with IFRS.

“Consolidated Net Senior Secured Leverage Ratio” means as of any date of determination, the ratio of (x) Consolidated Net Senior Secured Leverage at such date by (y) the aggregate amount of Consolidated EBITDA for the period of the four most recent fiscal quarters ending prior to such date of determination for which internal combined financial statements of KP Parent are available, in each case calculated with such pro forma provisions as set forth in the definition of Consolidated Net Leverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(3)	for the purchase or payment of any such primary obligation; or

(4)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(5)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facility” means, with respect to KP Parent or any of its Subsidiaries, one or more debt facilities, arrangements, instruments, trust deeds or indentures (including the Senior Secured Facilities Agreement or commercial paper facilities and overdraft facilities) with banks, institutions or investors providing for revolving credit loans, term loans, performance guarantees, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), notes, letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks, institutions or investors and whether provided under the original Senior Secured Credit Facilities Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of KP Parent as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement or arrangement to which such Person is a party or beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Board of Directors or a member of Senior Management of KP Parent) of non-cash consideration received by KP Parent or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as “Designated Non-Cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.05;

“Designated Preference Shares” means, with respect to KP Parent or any Parent Entity, Preferred Stock (other than Disqualified Stock) (1) that is issued for cash (other than to KP Parent or a Subsidiary of KP Parent or an employee stock ownership plan or trust established by KP Parent or any such Subsidiary for the benefit of their employees to the extent funded by KP Parent or such Subsidiary) and (2) that is designated as “Designated Preference Shares” pursuant to an Officer’s Certificate of KP Parent at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 4.02(a)(C)(2) and Section 4.02(a)(C)(3).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, in each case on or prior to the date that is 90 days after the earlier of (1) the Stated Maturity of the Notes or (2) the date on which there are no Notes outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Disposition will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.02. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value to be determined as set forth herein. Only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.

“Equity Investors” means (1) SVP or any trust, fund, company or partnership owned, managed or advised by SVP or any limited partner of any such trust, company or partnership and management, (2) Perella Weinberg Partners and (3) UBS.

“Equity Offering” means (1) a sale of Capital Stock of KP Parent or a Restricted Subsidiary (other than to KP Parent or any of its Subsidiaries (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions), or (2) the sale of Capital Stock or other securities by any Person (other than to KP Parent or any of its Subsidiaries), the proceeds of which are contributed as Subordinated Shareholder Funding or to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of KP Parent or any of its Restricted Subsidiaries.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Existing Senior Secured Notes” means the €255.0 million 11.625% Second Priority Secured Notes due 2017 issued by KP Germany Erste GmbH.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Issuer, the amount of euro obtained by converting such currency other than euro involved in such computation into sterling at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Board of Directors or a member of Senior Management of KP Parent) on the date of such determination.

“Euroclear” means Euroclear Bank SA/NV or any successor securities clearing agency.

“European Government Obligations” means any security that is (1) a direct obligation of any country that is a member of the European Monetary Union on the date hereof, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally Guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by KP Parent as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or Excluded Amounts) of KP Parent after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by KP Parent or any Subsidiary of KP Parent for the benefit of its employees to the extent funded by KP Parent or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preference Shares or Excluded Amounts) or Subordinated Shareholder Funding of KP Parent, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the KP Parent.

“fair market value” wherever such term is used in this Indenture (except in relation to an enforcement action pursuant to the Intercreditor Agreement and except as otherwise specifically provided in this Indenture), may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of KP Parent setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fitch” means Fitch Ratings Inc., or any of its successors or assigns that in a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the four most recent fiscal quarters prior to the date of such determination for which internal consolidated financial statements are available to (y) the Fixed Charges of such Person for such four fiscal quarters. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, assumes, guarantees, repays, repurchases, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by an officer of such Person responsible for accounting or financial reporting), including in respect of anticipated expense and cost reductions and synergies, to such Incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, that the pro forma calculation of Fixed Charges shall not give effect to (i) any Indebtedness Incurred on the Calculation Date pursuant to Section 4.01(b) (other than for the purposes of the calculation of the Fixed Charge Coverage Ratio under Section 4.01(b)(v))” or (ii) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to Section 4.01(b).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions or Investments that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by an officer of such Person responsible for accounting or financial reporting), including in respect of anticipated expense and cost reductions and synergies, as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6)	if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness);

(7)	Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Officer of KP Parent responsible for accounting or financial reporting to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS; and

(8)	Fixed Charges denominated in a currency other than euro shall be translated into euros using the exchange rate applicable to such items in such Person’s financial statements for such periods or, in the case of giving effect to pro forma Fixed Charges, the rate that would have been used had these Fixed Charges been incurred during the four most recent quarters for which financial statements were available.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the Consolidated Interest Expense and Receivables Fees of such Person for such period; plus

(2)	all dividends, whether paid or accrued and whether or not in cash, on or in respect of all Disqualified Stock of KP Parent or any series of Preferred Stock of any Restricted Subsidiary, other than dividends on Capital Stock payable to KP Parent or a Restricted Subsidiary.

“German Factoring Facility” means the factoring agreement dated March 27/28, 2014, as amended, modified, restated or supplemented from time to time, by and between GE Capital Factoring GmbH, as purchaser, and Klöckner Pentaplast Europe GmbH & Co. KG.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person (including any Notes Guarantee):

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means KP Parent and each Restricted Subsidiary that Guarantees the Notes.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement.

“Holder” means each Person in whose name the Notes is registered on the Registrar’s books, which shall initially be the common depositary for the accounts of Euroclear and Clearstream or its nominee.

“Holding Company” means, in relation to any Person, any other Person in respect of which it is a Subsidiary.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) endorsed by the European Union or any variation thereof with which KP Parent or its Restricted Subsidiaries are required to comply as in effect on the Issue Date, or with respect to the covenant described under Section 4.09, as in effect from time to time.

“Incur” means issue, create, assume, enter into any Guarantee of, incur or otherwise become liable for, and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables or other obligations not constituting Indebtedness and such obligations are satisfied within 30 days of Incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	Capitalized Lease Obligations of such Person;

(6)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness being equal to the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Board of Directors or a member of Senior Management of KP Parent) and (b) the amount of such Indebtedness of such other Persons);

(8)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include (i) Subordinated Shareholder Funding, (ii) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under IFRS as in effect on the Issue Date, (iii) prepayments of deposits received from clients or customers in the ordinary course of business or (iv) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Indenture, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7) or (8) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of IFRS.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(1)	Contingent Obligations Incurred in the ordinary course of business, obligations under or in respect of Qualified Receivables Financings and accrued liabilities Incurred in the ordinary course of business that are not more than 90 days past due;

(2)	in connection with the purchase by KP Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; or

(3)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of KP Parent or any Subsidiary of KP Parent.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of KP Parent or any Parent Entity or any successor of KP Parent or any Parent Entity (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the Issue Date as amended from time to time, between, among others, the Issuer, KP Parent and the other guarantors named therein, Credit Suisse AG, as representative for the senior secured credit agreement parties, Credit Suisse AG, Cayman Island Branch, as collateral agent and the Trustee.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet (excluding any notes thereto) prepared on the basis of IFRS; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If KP Parent or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by KP Parent or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of in an amount determined as provided in Section 4.02(c).

For purposes of Section 4.02:

(1)	“Investment” will include the portion (proportionate to KP Parent’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of KP Parent at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors or a member of Senior Management of KP Parent.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at KP Parent’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United Kingdom, United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities issued or directly and fully guaranteed or insured by a member of the Pre-Expansion European Union, Switzerland or Norway or any agency or instrumentality thereof (other than Cash Equivalents) whose long-term debt is rated “A-1” or higher by Moody’s or “A+” by S&P or the equivalent rating category of another internationally recognized rating agency, or, in each case, any agency or instrumentality, thereof;

(3)	debt securities or debt instruments with a rating of “BBB–” or higher from S&P “Baa3” or higher by Moody’s or “BBB–” or higher from Fitch or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among KP Parent and its Subsidiaries;

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(5)	any investment in repurchase obligations with respect to any securities of the type described in clauses (1), (2) and (3) above which are collateralized at par or over.

“Investment Grade Status” shall occur when all of the Notes receive any two of the following:

(1)	a rating of “BBB–” or higher from S&P;

(2)	a rating of “Baa3” or higher from Moody’s; and

(3)	a rating of “BBB–” or higher from Fitch,

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization.

“IPO Entity” has the meaning given it in the definition of Initial Public Offering.

“IPO Market Capitalization” means an amount equal to (1) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (2) the price per share at which such shares of common stock or common equity interests are sold in such Initial Public Offering.

“Issue Date” means April 28, 2015.

“Issuer” means Klöckner Pentaplast of America, Inc., a corporation incorporated under the laws of the Delaware.

“KP Parent” means Kleopatra Holdings 2.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent Entity, KP Parent or any Restricted Subsidiary:

(1)	(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock or Subordinated Shareholder Funding (or similar obligations) of KP Parent, its Subsidiaries or any Parent Entity with (in the case of this sub-clause (b)) the approval of the Board of Directors of KP Parent;

(2)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)	(in the case of this clause (3)) not exceeding €3.0 million in the aggregate outstanding at any time.

“Management Investors” means (i) members of the management team of KP Parent or its Subsidiaries who invest, directly or indirectly, in KP Parent from time to time and (ii) any entity that may hold shares transferred by departing members of the management team of KP Parent or its Subsidiaries for future redistribution to the management team of KP Parent or its Subsidiaries. For the avoidance of doubt, the expression “management team” shall include, but not limited to, any managers, officers and (executive and non-executive) directors of KP Parent and its Subsidiaries).

“Market Capitalization” means an amount equal to (1) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (2) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under IFRS (after taking into account any available tax credits or deductions and any Tax Sharing Agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition (other than Capitalized Lease Obligations), in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, KP Parent or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by KP Parent or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any Tax Sharing Agreements).

“New First Lien Term Loans” means the $687.0 million and €200.0 million term loans established under the Senior Secured Facilities Agreement and drawn on or about the Issue Date.

“New Revolving Credit Facility” means the €100.0 million revolving credit facility established under the Senior Secured Facilities Agreement.

“Notes Guarantee” means the guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes pursuant to the provisions of this Indenture.

“Notes Documents” means the Notes (including Additional Notes), this Indenture (including any supplemental indentures hereto), the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreements.

“Offering Memorandum” means the offering memorandum in relation to the Initial Notes.

“Officer” means, with respect to any Person, (1) any member of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to KP Parent or its Subsidiaries.

“Parent Entity” means any Person of which KP Parent at any time is or becomes a Subsidiary after the Issue Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent Entity.

“Parent Expenses” means:

(1)	costs (including all professional fees and expenses (including audit and accounting costs)) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of KP Parent or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act or the Exchange Act;

(2)	customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements or applicable law with any such Person to the extent relating to KP Parent and its Subsidiaries;

(3)	obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to KP Parent and its Subsidiaries;

(4)	(a) fees and expenses payable by any Parent Entity in connection with the Transactions and (b) payments necessary to permit any Parent Entity to pay the consideration to finance any Permitted Investment;

(5)	general corporate overhead expenses, including (a) professional fees and expenses and other operational expenses of any Parent Entity related to the ownership or operation of the business of KP Parent or any of its Restricted Subsidiaries, (b) costs and expenses with respect to the ownership, directly or indirectly, of KP Parent and its Restricted Subsidiaries by any Parent Entity, (c) any Taxes and other fees and expenses required to maintain such Parent Entity’s corporate existence and to provide for other ordinary course operating costs, including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of such Parent Entity, (d) customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants (or any immediate family member thereof) of any Parent Entity plus any reasonable and customary indemnification claims made by current or former directors, officers, members of management, managers, employees or consultants of any Parent Entity, to the extent such salary, bonuses, severance and other benefits or claims in respect of any of the foregoing are directly attributable and reasonably allocated to the ownership or operations of any Parent Entity, (e) to reimburse reasonable out-of-pocket expenses of the Board of Directors of such Parent Entity and (f) insurance premiums;

(6)	other fees, expenses and costs relating directly or indirectly to activities of KP Parent and its Subsidiaries or any Parent Entity or any other Person established for purposes of or in connection with the Transactions or which holds directly or indirectly any Capital Stock or Subordinated Shareholder Funding of KP Parent, in an amount not to exceed €1.0 million in any fiscal year;

(7)	any income taxes, to the extent such income taxes are attributable to the income of KP Parent and its Subsidiaries; provided, however, that the amount of such payments in any fiscal year do not exceed the sum of (a) the amount that KP Parent and its Restricted Subsidiaries would be required to pay in respect of such Taxes on a consolidated basis on behalf of an affiliated group consisting only of KP Parent and such Subsidiaries; and (b) the amount actually received in cash from its Unrestricted Subsidiaries to pay such Taxes to the extent attributable to the income of such Unrestricted Subsidiaries; and

(8)	expenses Incurred by any Parent Entity in connection with any Public Offering or other sale of Capital Stock or Indebtedness:

(a)	in connection with (i) a sale of Capital Stock or assets of KP Parent of any of its Subsidiaries or (ii) a sale of a direct or indirect Parent Entity of KP Parent (that in the case of this clause (ii) results in or would have resulted in a Change of Control or Specified Change of Control Event);

(b)	in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or

(c)	otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to KP Parent or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Indebtedness of KP Parent or any Restricted Subsidiary that is a Guarantor which does not constitute Subordinated Indebtedness.

“Paying Agent” means any Person authorized by the Issuer to pay the principal, interest and premium and Additional Amounts, if any, on any Note on behalf of the Issuer.

“Perella Weinberg” means Perella Weinberg Partners, and where applicable, the funds and limited partnerships managed or advised by them.

“Permitted Collateral Liens” means:

(1)	Liens on the Collateral to secure the Notes (other than Additional Notes) or the related Notes Guarantees;

(2)	Liens on the Collateral to secure (a) any Indebtedness (other than Subordinated Indebtedness) of the Issuer or a Guarantor permitted to be secured with a Permitted Lien pursuant to clauses (1), (2) or (30) of the definition thereof or (b) Liens on the Collateral to secure any Indebtedness (including any Additional Notes) that is permitted to be Incurred by Section 4.01(a), Section 4.01(b)(v) or Section 4.01(b)(xiii) (including any guarantee thereof permitted by the terms of this Indenture);

(3)	Liens on the Collateral to secure Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge, any Indebtedness which is secured by a Lien on the Collateral pursuant to the preceding clauses (1), clause (2) or this clause (3);

(4)	Liens on the Collateral to secure the Issuer’s or a Guarantor’s Hedging Obligations permitted to be incurred by Section 4.01(b)(ix) to the extent such Hedging Obligations relate solely to Indebtedness referred to in clauses (1), (2) or (3) above; and

(5)	Liens on the Collateral described in one or more of clauses (4), (5), (6), (7), (8), (10), (11), (13), (14), (15), (20), (21), (22), (24), (25), (26), (27), (29), (30) and (31) of the definition of “Permitted Liens;”

provided that, for purposes of the preceding clauses (1), (2), (3) and (4):

(a)	if such Indebtedness is Indebtedness of the Issuer or a Guarantor permitted to be secured with a Permitted Lien pursuant to clauses (1), (2) or (30) of the definition thereof or any Refinancing Indebtedness in respect thereof, such Lien may rank equal to all other Liens on the Collateral securing Senior Secured Indebtedness of KP Parent and its Restricted Subsidiaries (except that a Lien in favor of Senior Secured Indebtedness need not rank equally with Liens in favor of other Senior Secured Indebtedness if such Senior Secured Indebtedness does not rank equally with such other Senior Secured Indebtedness);

(b)	with respect to any Indebtedness other than Indebtedness referred to in the preceding clause (a), (i) such Lien must rank pari passu with, or junior to, the Liens on the Collateral securing the Obligations under the Notes and the Guarantees, and (ii) any Lien on any assets or other security pledged or assigned by the Parent or any of its Restricted Subsidiaries to secure, directly or indirectly, any such Indebtedness shall be pledged or assigned to secure the obligations under the Notes and the Notes Guarantees on an equal and ratable or senior basis; and

(c)	each of the creditors with respect to such Indebtedness will have entered into (or, with respect to capital markets debt, the trustee thereof will have entered into and the holders thereof will be deemed a party to) the Intercreditor Agreement (or any Additional Intercreditor Agreement),

and, in any such case and for the avoidance of doubt, Section 4.07 shall have been complied with.

“Permitted Holders” means, collectively, (1) the Equity Investors, (2) any Related Person of any Persons specified in clause (1), (3) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or KP Parent, acting in such capacity and (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing (or any Persons mentioned in the following sentence) are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Equity Investors and such Persons referred to in the following sentence, collectively, have Beneficial Ownership of more than 50% of the total voting power of the Capital Stock of KP Parent or any of its direct or indirect Parent Entities held by such group. Any Person or group whose acquisition of Beneficial Ownership constitutes (1) a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture or (2) a Change of Control which is also a Specified Change of Control Event, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means (in each case, by KP Parent or any of its Restricted Subsidiaries):

(1)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or KP Parent or (b) a Person (including the Capital Stock of any such Person) and such Person will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	Investments in another Person and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, KP Parent or a Restricted Subsidiary;

(3)	Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(4)	Investments in receivables owing to KP Parent or any Restricted Subsidiary created or acquired in the ordinary course of business, including Investments in connection with any Qualified Receivables Financing;

(5)	(a) Investments in payroll, travel, relocation, entertainment and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and (b) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangement with customers;

(6)	(a) Management Advances and (b) advances or loans to (i) any future, present or former officer, director, employee or consultant of KP Parent or a Restricted Subsidiary to pay for the purchase or other acquisition for value of Capital Stock of KP Parent or any Parent (other than Disqualified Stock or Designated Preference Shares), or any obligation under a forward sale agreement, deferred purchase agreement or deferred payment arrangement pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or other agreement or arrangement or (ii) any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust or the trustees of any such plan or trust to pay for the purchase or other acquisition for value of Capital Stock of KP Parent or any Parent (other than Disqualified Stock or Designated Preference Shares); provided, however, that the total aggregate amount of advances or loan made pursuant to subclause (b) of this clause (6) does not exceed € 10.0 million at any time outstanding;

(7)	Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to KP Parent or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition, in each case, that was made in compliance with Section 4.05;

(9)	Investments in existence on, or made pursuant to legally binding commitments in existence on, the Issue Date, and any extension, modification or renewal of any such Investment; provided that the amount of the Investment may be increased (a) as required by the terms of the Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(10)	Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.01;

(11)	Investments, taken together with all other Investments made pursuant to this clause (11) and at any time outstanding, in an aggregate amount at the time of such Investment (net of any distributions, dividends, payments or other returns in respect of such Investments) not to exceed the greater of €100.0 million and 7.8% of Total Assets; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.17 such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of this definition of “Permitted Investments” and not this clause (11);

(12)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.03;

(13)	any Investment to the extent made using Capital Stock of KP Parent (other than Disqualified Stock), Subordinated Shareholder Funding or Capital Stock of any Parent Entity as consideration;

(14)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 4.06(b)(iv), Section 4.06(b)(vi), Section 4.06(b)(x) or Section 4.06(b)(xiv);

(15)	Guarantees of Indebtedness of KP Parent or its Restricted Subsidiaries that is permitted to be Incurred by Section 4.01 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business;

(16)	Investments in loans under the Senior Secured Credit Facilities, the Notes and any Additional Notes;

(17)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of KP Parent or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(18)	Investments acquired after the Issue Date as a result of the acquisition by KP Parent or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation or consolidation with or into KP Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(19)	Investments in joint ventures and similar entities (including Investments in Unrestricted Subsidiaries to the extent such Subsidiaries directly or indirectly hold an Investment in a joint venture) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) but net of any distributions, dividends, payments or other returns of such Investments, when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed the greater of €75.0 million and 5.9% of Total Assets, provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.17, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of this definition of “Permitted Investments” and not this clause (19).

“Permitted Liens” means, with respect to any Person:

(1)	Liens on assets or property of KP Parent or any of its Restricted Subsidiaries securing Indebtedness (other than Subordinated Indebtedness) Incurred pursuant to either (a) Section 4.01(b)(i), Section 4.01(b)(ii)(A) (to the extent Incurred by the Issuer or a Guarantor), Section 4.01(b)(iv)(A), Section 4.01(b)(iv)(B) (to the extent such Indebtedness is secured on the Issue Date), Section 4.01(b)(iv)(C) (to the extent such Refinancing Indebtedness relates to Indebtedness secured by a Permitted Lien pursuant to this clause (1) or clause (2) below), Section 4.01(b)(iv)(E), Section 4.01(b)(vii) (other than with respect to Capitalized Lease Obligations), Section 4.01(b)(xii) or Section 4.01(b)(xv) of Section 4.01(b) or (b) Senior Secured Indebtedness Incurred pursuant to Section 4.01(a); provided that, in the case of clause (b) if such Indebtedness is incurred by the Issuer or a Guarantor (x) the secured parties to such Indebtedness (acting directly or through a creditor representative) shall have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement and (y) on the date of such incurrence and on a pro forma basis (including the pro forma application of the proceeds thereform) the Consolidated Net Senior Secured Leverage of the Issuer is equal to or less than 3.75 to 1.00;

(2)	Liens on assets or property of a Person to secure Senior Secured Indebtedness described under Section 4.01(b)(v)(A) Incurred by the Issuer or a Guarantor; provided that at the time of the acquisition or other transaction pursuant to which such Indebtedness is Incurred and after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, either (x) the Consolidated Net Senior Secured Leverage of KP Parent is equal to or less than 3.75 to 1.00 or (y) the Consolidated Net Senior Secured Leverage Ratio of KP Parent would not be greater than it was immediately prior to giving pro forma effect to the incurrence of such Indebtedness;

(3)	Liens on assets or property of any direct or indirect Restricted Subsidiary of KP Parent that is not the Issuer or a Guarantor securing Indebtedness of any direct or indirect Restricted Subsidiary of KP Parent that is not the Issuer or a Guarantor permitted by Section 4.01;

(4)	pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, Liens Incurred pursuant to Section 8(a) of the German Old Age Employees Part Time Act (Altersteilzeitgesetz) or Section 7(e) of the Fourth Book of the German Social Code (Sozialgesetzbuch IV)), or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested Taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(5)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other similar Liens, in each case for sums not yet overdue for a period of more than 30 days or that are bonded or being contested in good faith by appropriate proceedings;

(6)	Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS have been made in respect thereof;

(7)	Liens (a) in favor of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of KP Parent or any Restricted Subsidiary in the ordinary course of its business and (b) securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted to be Incurred pursuant to Section 4.01(b);

(8)

encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of KP Parent and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of KP Parent and its Restricted Subsidiaries;

(9)	Liens on assets or property of KP Parent or any Restricted Subsidiary securing Hedging Obligations permitted under this Indenture and relating to Indebtedness permitted to be Incurred under this Indenture and which is secured by a Lien on the same assets or property that secures such Indebtedness;

(10)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(11)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12)	Liens on assets or property of KP Parent or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under Section 4.01(b)(vii) and (b) any such Lien may not extend to any assets or property of KP Parent or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

(13)	Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution, including Liens over bank accounts pursuant to the general terms and conditions of German banks or savings banks (Allgemeine Bedingungen der Banken oder Sparkassen);

(14)	Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by KP Parent and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens existing on, or provided for or required to be granted under written agreements existing on, the Issue Date;

(16)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time KP Parent or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into KP Parent or any Restricted Subsidiary), including Liens created, incurred or assumed in connection with, or in contemplation of such acquisition or transaction; provided, that such Liens are limited to the assets, property or shares of stock acquired (including those of a Person that becomes a Restricted Subsidiary);

(17)	Liens on assets or property of any Restricted Subsidiary that is not the Issuer or a Guarantor securing Indebtedness or other obligations of such Restricted Subsidiary owing to KP Parent or another Restricted Subsidiary, or Liens in favor of the Issuer or any Guarantor;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture (other than Liens initially incurred pursuant to clause (30) of this definition); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	(a) mortgages, liens, security interest, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which KP Parent or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(21)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(22)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(23)	Liens on receivables and other assets of the type described in the definition of “Qualified Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(24)	Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose;

(25)	Liens (a) that are contractual rights of setoff or netting relating to (i) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (ii) pooled deposit or sweep accounts of KP Parent or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of KP Parent any Restricted Subsidiary, (iii) purchase orders and other agreements entered into with customers of KP Parent or any Restricted Subsidiary in the ordinary course of business and (iv) commodity trading or other brokerage accounts incurred in the ordinary course of business, (b) Liens encumbering reasonable customary initial deposits and margin deposits and (c) bankers Liens and rights and remedies as to deposit accounts;

(26)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(27)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(28)	(a) Liens created for the benefit of or to secure, directly or indirectly, the Notes (including any Guarantee thereof), and (b) Liens pursuant to the Intercreditor Agreement;

(29)	Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by KP Parent or a Restricted Subsidiary;

(30)	Liens provided that the maximum amount of Indebtedness secured in the aggregate at any one time pursuant to this clause (30) does not exceed the greater of €50.0 million or 4.0% of Total Assets;

(31)	limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures; and

(32)	Liens or assets or property of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted by Section 4.01(b)(xiv).

“Permitted Reorganization” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction involving the Issuer or any of its Restricted Subsidiaries (a “Reorganization”) that is made on a solvent basis; provided that:

(a)	any payments or assets distributed in connection with such Reorganization remain within KP Parent and its Restricted Subsidiaries; and

(b) if any shares or other assets form part of the Collateral, substantially equivalent Liens must be granted over such shares or assets of the recipient such that they form part of the Collateral.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Proceeds Loan” means any loan to be made after the Issue Date under a loan agreement between a Parent Entity, as lender, and KP Parent, as borrower, pursuant to which the gross proceeds of the issuance of the Indebtedness of such Parent Entity have been or will be advanced to the Issuer, as amended, accreted or partially repaid from time to time.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a Public Offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Public Market” means any time after:

(1)	an Equity Offering has been consummated; and

(2)	shares of common stock or other common equity interests of the IPO Entity having a market value in excess of €100.0 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Receivables Financing” means any transaction or series of transactions that may be entered into by KP Parent or any of its Restricted Subsidiaries pursuant to which KP Parent or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary or (b) any other Person, or may grant a security interest in, any receivables (whether now existing or arising in the future) of KP Parent or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables, the bank accounts into which the proceeds of such receivables are collected and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations, receivable sale facilities, factoring facilities or invoice discounting facilities involving receivables.

For the avoidance of doubt, the German Factoring Facility, the Swiss Factoring Facility and the U.S. Factoring Facility shall each be a Qualified Receivables Financing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Financing.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of KP Parent (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with KP Parent in which KP Parent or any Subsidiary of KP Parent makes an Investment and to which KP Parent or any Subsidiary of KP Parent transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of KP Parent and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of KP Parent (as provided below) as a Receivables Subsidiary and:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by KP Parent or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates KP Parent or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of KP Parent or any other Restricted Subsidiary of KP Parent, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither KP Parent nor other Restricted Subsidiary KP Parent has any material contract, agreement, arrangement or understanding (except in connection with a Qualified Receivables Financing) other than on terms which KP Parent reasonably believes to be no less favorable to KP Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of KP Parent; and

(3)	to which neither KP Parent nor any Restricted Subsidiary of KP Parent has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of KP Parent shall be evidenced to the Trustee by filing with the Trustee a copy of the resolution of the Board of Directors of KP Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of KP Parent that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of KP Parent or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)	if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the Notes;

(2)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith); and

(3)	if the Indebtedness being refinanced is expressly subordinated to the Notes, such Refinancing Indebtedness is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced, provided, however, that Refinancing Indebtedness shall not include Indebtedness of KP Parent or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary or Indebtedness of a Restricted Subsidiary that is not the Issuer or a Guarantor that refinances Indebtedness of the Issuer or a Guarantor.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Related Person” with respect to any Permitted Holder, means:

(1)	any controlling equity holder, majority (or more) owned Subsidiary or partner or member of such Person;

(2)	in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof;

(3)	any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein; or

(4)	any investment fund or vehicle controlled, directly or indirectly, managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor.

“Related Taxes” means any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent Entity), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(1)	being incorporated or otherwise being established or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, KP Parent or any of KP Parent’s Subsidiaries);

(2)	issuing or holding Subordinated Shareholder Funding;

(3)	being a Holding Company, directly or indirectly, of KP Parent or any of KP Parent’s Subsidiaries;

(4)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, KP Parent or any of KP Parent’s Subsidiaries; or

(5)	having made any payment with respect to any of the items for which KP Parent is permitted to make payments to any Parent Entity pursuant to Section 4.02.

“Replacement Assets” means non-current properties and assets that replace the properties and assets that were the subject of an Asset Disposition or non-current properties and assets that will be used in KP Parent’s business or in that of the Restricted Subsidiaries as of the Issue Date or any and all businesses that in the good faith judgment of the Board of Directors or any member of Senior Management of KP Parent are reasonably related thereto.

“Representative” means any trustee, agent or representative (if any) for an issue of Indebtedness or the provider of Indebtedness (if provided on a bilateral basis), as the case may be.

“Responsible Officer”means, when used with respect to the Trustee, any officer within the applicable corporate trust and agency services department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment”means any Investment other than a Permitted Investment. “Restricted Subsidiary”means any Subsidiary of KP Parent other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc., or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, and any other instrument and document executed and delivered pursuant to this Indenture and listed in Schedule 1 hereto or otherwise or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by this Indenture.

“Senior Management” means the officers, directors and other members of Senior Management of KP Parent or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of KP Parent or any Parent Entity.

“Senior Secured Credit Facilities” means the term loan and the revolving credit facility established under the Senior Secured Credit Facilities Agreement.

“Senior Secured Credit Facilities Agreement” means the senior secured credit facilities agreement to be dated on on or about the Issue Date, by and among (among others), the Issuer, KP Germany Erste GmbH and Klockner Pentaplast GmbH, as borrowers, KP Parent, acting by its general partner and sole manager Kleopatra Holdings GP S.A., Kleopatra Luxembourg 2 S.à r.l. and the other guarantors party thereto, as guarantors, Credit Suisse Securities (USA) LLC, Deutsche Bank AG, Barclays Bank PLC and Jefferies Finance LLC (solely with respect to term loans and revolving commitments provided to the Issuer), as joint lead arrangers and joint lead bookrunners, and Credit Suisse AG, as joint lead arranger, joint lead bookrunner, administrative agent and Collateral Trustee, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time.

“Senior Secured Indebtedness” means, with respect to any Person as of any date of determination, any Indebtedness of such Person and its Restricted Subsidiaries that is secured by a Lien, other than any Indebtedness that is secured by Liens on the Collateral that are pari passu or junior to the Liens securing the Notes and the Notes Guarantees.

“Significant Subsidiary” means (a) the Issuer; (b) any Restricted Subsidiary that is a Holding Company of the Issuer and (c) any Restricted Subsidiary that meets any of the following conditions:

(1)	KP Parent’s and its Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the total assets of KP Parent and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(2)	KP Parent’s and its Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the total assets of KP Parent and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(3)	KP Parent’s and its Restricted Subsidiaries’ proportionate share of the Consolidated EBITDA of the Restricted Subsidiary exceeds 10% of the Consolidated EBITDA of KP Parent and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Similar Business” means (1) any businesses, services or activities engaged in by KP Parent or any of its Subsidiaries or any Associates on the Issue Date and (2) any businesses, services and activities that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Specified Change of Control Event” means the occurrence of any event that would constitute a Change of Control pursuant to the definition thereof; provided that immediately prior to the occurrence of such event and immediately thereafter and giving pro forma effect thereto, the Consolidated Net Leverage Ratio would have been less than 5.0 to 1.0 (for any Change of Control occurring on or prior to the 24-month anniversary of the Issue Date) or less than 4.5 to 1.0 (for any Change of Control occurring thereafter). Notwithstanding the foregoing, only one Specified Change of Control Event shall be permitted under this Indenture after the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by KP Parent or any Subsidiary of KP Parent which KP Parent has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations, including those described in Section 4.05 and Section 4.14 to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes or any Notes Guarantee pursuant to a written agreement.

“Subordinated Shareholder Funding” means, collectively, any funds provided to KP Parent by any Parent Entity, any Affiliate of any Parent Entity or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding, provided, however, that such Subordinated Shareholder Funding:

(1)	does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of KP Parent or any funding meeting the requirements of this definition) or the making of any such payment prior to the first anniversary of the Stated Maturity of the Notes is restricted by the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement;

(2)	does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the first anniversary of the Stated Maturity of the Notes is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(3)	contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Stated Maturity of the Notes or the payment of any amount as a result of any such action or provision or the exercise of any rights or enforcement action, in each case, prior to the first anniversary of the Stated Maturity of the Notes is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(4)	does not provide for or require any security interest or encumbrance over any asset of KP Parent or any of its Subsidiaries;

(5)	pursuant to its terms or the terms of the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Holders than those contained in the Intercreditor Agreement as in effect on the Issue Date with respect to the “Subordinated Liabilities” (as defined therein);

(6)	is not guaranteed by any Subsidiary of KP Parent; and

(7)	does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes, a Notes Guarantee or compliance by the Issuer or any Guarantor with its obligations under the Notes or this Indenture.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)	any partnership, joint venture, limited liability company or similar entity of which:

(a)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Parent Entity” means, with respect to any Person, any other Person more than 50% of the total voting power of the Voting Stock of which is, at the time the first Person becomes a Subsidiary of such other Person, “Beneficially Owned” by one or more Persons that “Beneficially Owned” more than 50% of the total voting power of the Voting Stock of the first Person immediately prior to the first Person becoming a Subsidiary of such other Person.

“SVP” means Strategic Value Partners, LLC and, where applicable, the funds, limited partnerships and accounts managed or advised by it or its Affiliates and any vehicles owned or controlled by such funds, limited partnerships and accounts.

“Swiss Factoring Facility” means the factoring facility to be granted under a factoring agreement to be entered into after the Issue Date, as amended, modified, restated or supplemented from time to time, by and between GE Capital Bank AG, Mainz, Germany, as purchaser, and Klöckner Pentaplast Schweiz AG, Switzerland, as seller.

“Tax Sharing Agreement” means any tax sharing or profit and loss pooling or similar agreement with customary or arm’s-length terms entered into with any Parent Entity or Unrestricted Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Indenture, and any arrangements or transactions made between KP Parent and/or any of its Subsidiaries and any Parent Entity in order to satisfy the obligations arising under any such Tax Sharing Agreement (including, for the avoidance of doubt, distributions for purposes of compensating accounting losses in relation to a profit and loss pooling agreement and/or upstream loans to any Parent to enable a Parent to compensate KP Parent or such Subsidiary for losses incurred which may need to be compensated by a Parent under any profit and loss pooling agreement).

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest and penalties with respect thereto) that are imposed by any government or other taxing authority.

“Temporary Cash Investments” means any of the following:

(1)	any investment in:

(a)	direct obligations of, or obligations Guaranteed by, (i) the United Kingdom, the United States, Australia or Canada, (ii) any European Union member state to the extent rated at least “A” by S&P, “A-1” by Moody’s or “A” by Fitch (or, in each case, the equivalent of such rating by such organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization), (iii) Switzerland or Norway, (iv) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by KP Parent or a Restricted Subsidiary in that country with such funds or (v) any agency or instrumentality of any such country or member state; or

(b)	direct obligations of any country recognized by the United States rated at least “A” by S&P, “A-1” or “A” by Fitch by Moody’s (or, in each case, the equivalent of such rating by such organization or, if no rating of S&P, Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(2)	overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

(a)	any lender that is an institution authorized to operate as a bank under the Senior Secured Credit Facilities Agreement;

(b)	any lender that is an institution authorized to operate as a bank in any of the countries or member states referred to in sub-clause (7) below; or

(c)	any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of £250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A-” by S&P, “A-3” or “A” by Fitch by Moody’s (or, in each case, the equivalent of such rating by such organization or, if no rating of or “A by Fitch Moody’s, S&P or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a Person meeting the qualifications described in clause (2) above;

(4)	Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than KP Parent or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(5)	Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United Kingdom, United States, Australia, Canada, any European Union member state or Switzerland, Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(6)	bills of exchange issued in the United Kingdom, United States, Australia, Canada, a member state of the European Union, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(7)	any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of £250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P, “A2” by Moody’s or “A” by Fitch (or, in each case, the equivalent of such rating by such organization or, if no rating of Moody’s, S&P or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(8)	investment funds investing 95% of their assets in securities of the type described in clauses (1) through (7) above (which funds may also hold reasonable amounts of cash pending investment or distribution); and

(9)	investments in money market funds (a) complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended or (b) rated “AAA” by S&P, “Aaa” by Moody’s or “AAA” by Fitch (or, in each case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization).

“Total Assets” means the combined total assets of KP Parent and its Restricted Subsidiaries as shown on the most recent combined balance sheet of KP Parent prepared on the basis of IFRS on or prior to the date of determination.

“Transactions” has the meaning given to such term in the Offering Memorandum under the caption “Certain Definitions.”

“UBS” means UBS AG, London Branch.

“Uniform Commercial Code” mean the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of KP Parent that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of KP Parent in the manner provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of KP Parent may designate any Subsidiary of KP Parent (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) other than the Issuer and any Subsidiary of KP Parent that is a Holding Company of the Issuer to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, KP Parent or any other Subsidiary of KP Parent which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment of KP Parent in such Subsidiary complies with Section 4.17.

Any such designation by the Board of Directors of KP Parent shall be evidenced to the Trustee by filing with the Trustee a copy of the resolution of the Board of Directors of KP Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors of KP Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary other than the Issuer and any Subsidiary of KP Parent that is a Holding Company of the Issuer; provided that immediately after giving effect to such designation (a) no Default or Event of Default would result therefrom and (b) (x) KP Parent could Incur at least €1.00 of additional Indebtedness under Section 4.01(a) or (y) the Fixed Charge Coverage Ratio would not be less than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation or an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Factoring Facility” means the receivables purchase facility under (1) the Amended and Restated First Tier Receivables Purchase Agreement dated March 28, 2011, as amended, restated, supplemented or otherwise modified from time to time, among Klockner Pentaplast Receivables Funding LLC as the buyer (the “U.S. Factoring SPV”), the Issuer, as an originator, and Klöckner Pentaplast of America/Witt Plastics, Inc., as an originator (“KP Witt”, and together with the Issuer, the “U.S. Factoring Originators”); (2) the amended and restated second tier receivables purchase agreement dated March 28, 2011, as amended, restated, supplemented or otherwise modified from time to time, among the U.S. Factoring SPV, as the seller, General Electric Capital Corporation (and any successors and assigns thereof), as the purchaser (the “U.S. Factoring Purchaser”), and the Issuer and KP Witt, as Servicers and U.S. Factoring Originators; and (3) the Performance Guaranty dated as of 19 June 2012, as amended, restated, supplemented or otherwise modified from time to time (the “U.S. Factoring Parent Guaranty”), by KP Parent in favor of the U.S. Factoring SPV and the U.S. Factoring Purchaser.

“U.S. GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of KP Parent, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than KP Parent or another Wholly Owned Subsidiary) is owned by KP Parent or another Wholly Owned Subsidiary.

SECTION 1.02 Other Definitions.

Term	Defined in Section
“144A Book-Entry Interest”	Exhibit A-1
“Additional Amounts”	4.13(a)
“Additional Intercreditor Agreement”	4.11(a)
“Affiliate Transaction”	4.06(a)
“Applicable Procedures”	Exhibit A-1
“Asset Disposition Offer”	4.05(d)
“Asset Disposition Offer Amount”	4.05(g)
“Asset Disposition Offer Period”	4.05(g)
“Asset Disposition Purchase Date”	4.05(g)
“Authenticating Agent”	2.03
“Authorized Agent”	12.08
“Change of Control Offer”	4.14(b)
“Change of Control Payment”	4.14(b)(i)
“Change of Control Payment Date”	4.14(b)(ii)
“Collateral Trustee”	Preamble
“covenant defeasance option”	8.01(b)
“cross acceleration provision”	6.01(d)(ii)

Term	Defined in Section
“Definitive Registered Note”	Exhibit A-1
“Depositary”	Exhibit A-1
“Directive”	2.04(a)
“Event of Default”	6.01
“Global Note”	Exhibit A-1
“Global Notes Legend”	Exhibit A-1
“Initial Agreement”	4.04(b)(iii)
“Initial Default”	6.02
“Initial Guarantors”	Preamble
“Initial Lien”	4.03
“judgment default provision”	6.01(g)
“legal defeasance option”	8.01(b)
“Notes”	Preamble
“payment default”	6.01(d)(i)
“Payor”	4.13(a)
“Permitted Debt”	4.01(b)
“Permitted Payments”	4.02(b)
“protected purchaser”	2.08
“QIB”	Exhibit A-1
“Regulation S”	Exhibit A-1
“Regulation S Book-Entry Interest”	Exhibit A-1
“Regulation S Notes”	Exhibit A-1
“Regulation S Permanent Global Notes”	Exhibit A-1
“Regulation S Temporary Global Notes”	Exhibit A-1
“Relevant Taxing Jurisdiction”	4.13(a)(ii)
“Registrar”	2.04(a)
“Restricted Notes Legend”	Exhibit A-1
“Restricted Payment”	4.02(a)
“Reversion Date”	4.10(a)
“Rule 144A”	Exhibit A-1
“Rule 144A Notes”	Exhibit A-1
“Suspension Event”	4.10(a)
“Swiss Guarantor”	10.08
“Swiss Restricted Obligations”	10.08
“Transfer Agent”	2.04(a)
“Transfer Restricted Notes”	Exhibit A-1
“Trustee”	Preamble

SECTION 1.03 Rules of Construction. Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS in existence as of the Issue Date;

(iii) “or” is not exclusive;

(iv) “including” means including without limitation; and

(v) words in the singular include the plural and words in the plural include the singular.

ARTICLE II

The Notes

SECTION 2.01 Additional Notes.

(a) This Indenture is unlimited in aggregate principal amount. The Issuer may, subject to applicable law and this Indenture, issue an unlimited principal amount of Additional Notes; provided, that if the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the Additional Notes will be issued with a separate ISIN or Common Code, as applicable, from the Notes. The Initial Notes and, if issued, any related Additional Notes will be treated as a single class, in each case, for all purposes under this Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase, except with respect to right of payment and optional redemption, as the relevant amendment, waiver, consent, modification or similar action affects the rights of the Holders of the different series of Notes dissimilarly or as otherwise provided for herein.

SECTION 2.02 Form and Dating. Provisions relating to the Notes are set forth in Exhibit A-1, which is hereby incorporated in and expressly made a part of this Indenture. The (a) Initial Notes and the Trustee’s or an Authenticating Agent’s certificate of authentication (as the case may be) and (b) any related Additional Notes (if issued as Transfer Restricted Notes) and the Trustee’s or an Authenticating Agent’s certificate of authentication (as the case may be) shall each be substantially in the form included in Exhibit A-3. Any Additional Notes (issued other than as Transfer Restricted Notes) and the Trustee’s or an Authenticating Agent’s certificate of authentication (as the case may be) shall each be substantially in the form included in Exhibit A-3 (without the Restricted Notes Legend). The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage, provided that any such notation, legend or endorsement is in a form acceptable to the Issuer, the Paying Agent and the Trustee. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and only in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

SECTION 2.03 Execution and Authentication. One Officer of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee or an Authenticating Agent (as the case may be) manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee or an Authenticating Agent (as the case may be) shall authenticate and make available for delivery Notes as set forth in Exhibit A-1 following receipt of an authentication order signed by an Officer of the Issuer directing the Trustee or an Authenticating Agent to authenticate such Notes.

The Trustee may appoint one or more authenticating agents (each, an “Authenticating Agent”) to authenticate the Notes. The term “Authenticating Agent” includes Deutsche Bank AG, London Branch, and any successor or additional Authenticating Agent appointed hereunder. The Trustee initially appoints Deutsche Bank AG, London Branch, who accepts such appointment, as Authenticating Agent. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or any other Agent for service of notices and demands.

SECTION 2.04 Registrar and Paying Agent. (a) The Issuer will maintain a Paying Agent for the Notes in London. The Issuer will also undertake to maintain a Paying Agent in a European Union member state that will not be obligated to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC, as amended or supplemented from time to time, including through European Council Directive 2014/48/EU, or any other directive implementing the conclusions of the ECOFIN meeting of 26 and 27 November 2000 regarding the taxation of savings income (the “Directive”), or any law implementing or complying with or introduced in order to conform to, such Directive. The initial Paying Agent will be Deutsche Bank AG, London Branch.

The Issuer will also maintain a registrar (the “Registrar”) in Luxembourg, and a transfer agent (the “Transfer Agent”) in Luxembourg. The initial Registrar will be Deutsche Bank Luxembourg S.A. and the initial Transfer Agent will be Deutsche Bank Luxembourg S.A. The Registrar, the Paying Agent and Transfer Agent, as applicable, will maintain a register reflecting ownership of the Notes outstanding from time to time, if any, and will make payments on and facilitate transfers of the Notes on behalf of the Issuer.

(b) The Issuer shall enter into an appropriate agency agreement with any Registrar and Paying Agent not a party to this Indenture. Such agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee may act, or may arrange for appropriate parties to act, as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.06. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent or Registrar in respect of the Notes.

(c) The Issuer may change any Registrar, Paying Agent or Transfer Agent upon written notice to such Registrar, Paying Agent or Transfer Agent and to the Trustee, without prior notice to the Holders; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar, Paying Agent or Transfer Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall, to the extent that the Trustee determines that it is able and agrees to, serve as Registrar, Paying Agent or Transfer Agent until the appointment of a successor in accordance with clause (b) above; provided further that in no event may the Issuer appoint a Paying Agent in any member state of the European Union where the Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes unless the Paying Agent would be so obliged if it were located in all other member states. The Registrar, any Paying Agent or the Transfer Agent may resign by providing 30 days’ written notice to the Issuer and the Trustee. In addition, for so long as Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, the Issuer or KP Parent will publish notice of any change of Paying Agent, Registrar or Transfer Agent in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu). KP Parent or any of its Subsidiaries may act as Paying Agent or Registrar in respect of the Notes.

SECTION 2.05 Paying Agent to Hold Money. No later than 11:00 a.m. London time one Business Day prior to each due date of the principal of, interest and premium (if any) on any Note, the Issuer shall deposit with the appropriate Paying Agent (or if the Issuer or a Restricted Subsidiary of the Issuer is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal, interest and premium (if any) when so becoming due and, subject to receipt of such monies, the Paying Agent shall make payment on the Notes in accordance with this Indenture. If the Issuer or a Restricted Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer shall before 10:00 am London time, on the Business Day prior to the day on which the Paying Agent is to receive payment, procure that the bank effecting payment for it confirms by fax or tested SWIFT MT100 message to the Paying Agent the irrevocable payment instructions relating to such payment. The Issuer and the Trustee at any time may require a Paying Agent to pay all money held by it to the Trustee or such entity designated by the Trustee for this purpose and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.05, the Paying Agent shall have no further liability for the money delivered to the Trustee. For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.05, (ii) and until they have confirmed receipt of funds sufficient to make the relevant payment.

SECTION 2.06 Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. Following the exchange of beneficial interests in Global Notes for Definitive Registered Notes, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, the Transfer Agent and the Paying Agent in writing at least five Business Days before each interest payment date, and at such other times as the Trustee or Paying Agent may reasonably require, the names and addresses of Holders of such Definitive Registered Notes.

SECTION 2.07 Transfer and Exchange. The Notes shall initially be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Exhibit A-1. When a Note is presented to the Registrar or Transfer Agent, as the case may be, with a request to register a transfer, the Registrar or the Transfer Agent, as the case may be, shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar or the Transfer Agent, as the case may be, with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee or an Authenticating Agent, upon receipt of an authentication order, shall authenticate Notes at the request of the Registrar or the Transfer Agent, as the case may

be. The Issuer may require payment of a sum sufficient to pay all Taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Issuer is not required to register the transfer or exchange of any Notes (i) for a period of 15 days prior to any date fixed for the redemption of the Notes, (ii) for a period of 15 days immediately prior to the date fixed for selection of Notes to be redeemed in part, (iii) for a period of 15 days prior to the record date with respect to any interest payment date, or (iv) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition Offer.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee and each Agent may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to Section 2 of the Notes) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee and each Agent shall be affected by notice to the contrary.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book-entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

SECTION 2.08 Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee or an Authenticating Agent, upon receipt of an authentication order, shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) notifies the Issuer or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee, each Agent or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, an Authenticating Agent and any Agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note including reasonable fees and expenses of counsel. In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuer.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee or an Authenticating Agent except for those canceled by either of them, those delivered to either of them for cancellation and those described in this Section as not outstanding. Subject to Section 12.04, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the Paying Agent receives (or if the Issuer or a Restricted Subsidiary of the Issuer is acting as Paying Agent and such Paying Agent segregates and holds in trust) in accordance with this Indenture, by 11:00 a.m. London time one Business Day prior to each redemption date or maturity date money sufficient to pay all principal and interest and premium, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not, as advised to it in writing by the Issuer or, as the case may be, the Registrar, prohibited in writing from paying such amount to the Holders on that date pursuant to the terms of this Indenture or the Intercreditor Agreement, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10 Temporary Notes. In the event that Definitive Registered Notes are to be issued under the terms of this Indenture, until such Definitive Registered Notes are ready for delivery, the Issuer may prepare and the Trustee or an Authenticating Agent, upon receipt of an authentication order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Registered Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee or an Authenticating Agent, upon receipt of an authentication order, shall authenticate Definitive Registered Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuer, without charge to the Holder.

SECTION 2.11 Cancellation. The Issuer at any time may deliver Notes to the Registrar for cancellation. The Paying Agent, Transfer Agent and the Trustee shall forward to the Registrar any Notes surrendered to them for registration of transfer, exchange or payment. The Registrar or the Paying Agent (or an agent authorized by the Registrar) and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures or deliver canceled Notes to the Issuer pursuant to written direction by an Officer of the Issuer. Certification of the destruction of all canceled Notes shall be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes it has redeemed or delivered to the Registrar for cancellation. If the Issuer shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes, unless and until the same are surrendered to the Registrar for cancellation pursuant to this Section 2.11. Neither the Trustee nor any Authenticating Agent shall authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.12 Common Codes and ISINs. The Issuer in issuing the Notes may use Common Codes and ISINs (if then generally in use) and, if so, the Trustee and Agents shall use Common Codes and ISINs in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee and the Paying Agent of any change in the Common Code or ISINs.

SECTION 2.13 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.12 hereof. The Issuer will notify the Trustee as soon as practicable in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to the Holders in accordance with Section 12.01 a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Issuer undertakes to promptly inform the Luxembourg Stock Exchange (for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market thereof) of any such special record date.

SECTION 2.14 Currency. The euro is the sole currency of account and payment for all sums payable by the Issuer and the Guarantors under or in connection with the Notes and the Notes Guarantees of the Notes, if any, including damages. Any amount received or recovered in a currency other than euro, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Guarantor or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Issuer or a Guarantor will only constitute a discharge to the Issuer or such Guarantor, as applicable, to the extent of the euro amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that euro amount is less than the euro amount expressed to be due to the recipient or the Trustee under any Note, the Issuer and the Guarantors will indemnify them against any loss sustained by such recipient or the Trustee as a result. In any event, the Issuer and the Guarantors will indemnify the recipient or the Trustee on a joint and several basis against the cost of making any such purchase. For the purposes of this Section 2.14 provision, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner reasonably satisfactory to the Issuer (indicating the sources of information used) the loss it Incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer’s and the Guarantors’ other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any Notes Guarantee of a Note, or to the Trustee.

Except as otherwise specifically set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the Euro Equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is Incurred or made, as the case may be.

ARTICLE III

Redemption

SECTION 3.01 Notices to Trustee and Paying Agents. If the Issuer elects to redeem Notes pursuant to Section 5 or Section 6 of the Notes, it shall notify, before the publication of the notice of such redemption, the Trustee and the Paying Agent of the redemption date and the principal amount of Notes to be redeemed and the section of the Note pursuant to which the redemption will occur.

In the case of a redemption provided for by Section 6 of the Notes, prior to the publication or mailing of any notice of redemption of any Notes pursuant to the foregoing, the Issuer will deliver to the Registrar, Trustee and the Paying Agent (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing qualified under the laws of the Relevant Tax Jurisdiction to the effect that there has been such amendment or change as described in Section 6 of the Notes that would entitle the Issuer to redeem the Notes thereunder. The Registrar, Trustee and the Paying Agent will accept such Officer’s Certificate and opinion as sufficient existence of the satisfaction of the conditions precedent described above, without further enquiry, in which event it will be conclusive and binding on the Holders. Any such notice may be canceled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

SECTION 3.02 Selection of Notes To Be Redeemed or Repurchased. If less than all of the Notes are to be redeemed at any time, the Paying Agent or the Registrar will select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed, and in compliance with the requirements of Euroclear and Clearstream, or if such Notes are not so listed or such exchange prescribes no method of selection and such Notes are not held through Euroclear or Clearstream, or Euroclear or Clearstream prescribes no method of selection, on a pro rata basis; provided, however, that no Note of €100,000 in aggregate principal amount or less shall be redeemed in part and only Notes in integral multiples of €1,000 will be redeemed. None of the Paying Agent, the Registrar or the Trustee will be liable for any selections made in accordance with this Section 3.02. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Paying Agent or Registrar, as the case may be, shall notify the Issuer and the Trustee promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.03 Notice of Redemption. Subject to Section 3.03(b) below, not less than 10 days but not more than 60 days before a date for redemption of Notes, the Issuer shall transmit to each Holder (with a copy to the Trustee and Registrar) a notice of redemption in accordance with Section 12.01; provided, however, that any notice of a redemption provided for by Section 5 of the Note may be subject to one or more conditions precedent, and such notice may state that in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (provided, however that, in any case, each redemption date shall be no more than 60 days from the date at which such notice is first given), or such redemption may not occur and such notice may be rescinded in the event that that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed; provided further that any notice of a redemption provided for by Section 6 of the Notes shall not be given earlier than 60 days prior to the earliest date on which the Payor would be obligated to make a payment of Additional Amounts unless at the time such notice is given, the obligation to pay such Additional Amounts remains in effect. In addition, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the Issuer or KP Parent shall publish notice of redemption in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Such notice of redemption may instead be published on the website of the Luxembourg Stock Exchange (www.bourse.lu). In addition to such publication, if such Notes are in definitive certificated form, not less than 10 nor more than 60 days prior to the redemption date, the Issuer shall mail such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar.

(a) The notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date and the record date;

(ii) the redemption price, and, if applicable, the appropriate calculation of such redemption price and the amount of accrued interest to the redemption date;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(v) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed;

(vi) that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii) the Common Codes or ISINs, as applicable, if any, printed on the Notes being redeemed;

(viii) the paragraph of the Notes or section of this Indenture pursuant to which the Notes are being redeemed; and

(ix) that no representation is made as to the correctness or accuracy of the Common Codes or ISINs, as applicable, if any, listed in such notice or printed on the Notes.

(b) At the Issuer’s request, the Paying Agent shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall deliver to the Paying Agent, with a copy to the Trustee, at least 5 Business Days prior to the date on which notice of redemption is to be delivered to the Holders (unless a shorter period is satisfactory to the Registrar), an Officer’s Certificate requesting that the Paying Agent give such notice and the information required and within the time periods specified by this Section.

SECTION 3.04 Effect of Notice of Redemption. Once notice of redemption is delivered, Notes called for redemption cease to accrue interest (unless the Issuer defaults in make such redemption payment or the Paying Agent is prohibited from making such payment under the terms of this Indenture), and become due and payable, on the redemption date and at the redemption price stated in the notice; provided, however, that any notice of a redemption provided for by Section 5 of the Note may be subject to one or more conditions precedent, and such notice may state that in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (provided, however that, in any case, each redemption date shall be no more than 60 days from the date on which such notice is first given), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. Upon surrender to the Paying Agent, the Notes shall be paid at the redemption price stated in the notice, plus accrued interest, if any, to, but not including, the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.05 Deposit of Redemption Price. No later than 11:00 a.m. London time on the Redemption Date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Restricted Subsidiary of the Issuer is the Paying Agent, shall segregate and hold in trust) money in immediately available funds sufficient to pay the redemption or purchase price of and accrued interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Registrar for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the redemption or purchase price of, plus accrued and unpaid interest and Additional Amounts, if any, on, the Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture. For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 3.05, and (ii) until they have confirmed receipt of funds sufficient to make the relevant payment.

SECTION 3.06 Notes Redeemed in Part. Subject to the terms hereof, upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee or an Authenticating Agent shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE IV

Covenants

SECTION 4.01 Indebtedness.

(a) KP Parent will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that KP Parent and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence, after giving pro forma effect to the Incurrence of such Indebtedness (including pro forma application of the proceeds thereof), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is Incurred, the Fixed Charge Coverage Ratio for KP Parent and its Restricted Subsidiaries would have been at least 2.0 to 1.0.

(b) Section 4.01(a) will not prohibit the Incurrence of the following Indebtedness (“Permitted Debt”):

(i) Indebtedness Incurred pursuant to any Credit Facility (including in respect of letters of credit or bankers’ acceptances issued or created thereunder), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (a) the greater of €250.0 million and 20.0% of Total Assets, plus (b) in the case of any refinancing of any Indebtedness permitted under this Section 4.01(b)(i) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(ii) (A) Guarantees by KP Parent or any Restricted Subsidiary of Indebtedness of KP Parent or any Restricted Subsidiary, so long as the Incurrence of such Indebtedness being guaranteed is permitted to be Incurred by another provision of this covenant; provided that, if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or a Notes Guarantee, then the guarantee must be subordinated to or pari passu with the Notes or such Notes Guarantee to the same extent as the Indebtedness being guaranteed; or

(B) without limiting the provisions of Section 4.03 Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of KP Parent or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;

(iii) Indebtedness of KP Parent owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by KP Parent or any Restricted Subsidiary; provided, however, that:

(A) if the Issuer or a Guarantor is the obligor on any such Indebtedness and the lender is not the Issuer or a Guarantor, such Indebtedness is unsecured and, if the aggregate principal amount of such Indebtedness of the Issuer or such Guarantor exceeds €1.0 million ((i) except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of KP Parent and the Restricted Subsidiaries and (ii) only to the extent legally permitted (KP Parent and the Restricted Subsidiaries having completed all procedures required in the reasonable judgment of directors or officers of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness)), expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, in the case of the Issuer, or the applicable Notes Guarantee, in the case of a Guarantor, pursuant to the Intercreditor Agreement or any Additional Intercreditor Agreement; and

(B) (x) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than KP Parent or a Restricted Subsidiary and (y) any sale or other transfer of any such Indebtedness to a Person other than KP Parent or a Restricted Subsidiary, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by Section 4.01(b)(iii) by KP Parent or such Restricted Subsidiary, as the case may be;

(iv) (A) Indebtedness represented by the Notes (other than any Additional Notes) and the related Notes Guarantees (including any future Notes Guarantees) outstanding on the Issue Date, (B) any Indebtedness of KP Parent or any Restricted Subsidiary (other than Indebtedness described in Section 4.01(b)(iii) or described in Section 4.01(b)(iii)(E) below) outstanding on the Issue Date after giving effect to the Transactions, including Indebtedness under the New First Lien Term Loans; (C) Refinancing Indebtedness Incurred in respect of any Indebtedness described in clauses (A), (B) and (C) of this Section 4.01(b)(iv) and Section 4.01(b)(v)) of this paragraph or Incurred pursuant to Section 4.01(a), (D) Management Advances; and (E) prior to August 1, 2015, the Existing Senior Secured Notes pending their redemption;

(v) Indebtedness (A) of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary of KP Parent or any Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) KP Parent or any Restricted Subsidiary or (B) Incurred to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which any Person became a Restricted Subsidiary or was otherwise acquired by KP Parent or a Restricted Subsidiary; provided that, with respect to this Section 4.01(b)(v), that at the time of such acquisition or other transaction, either (1) KP Parent would have been able to Incur €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in Section 4.01(a) after giving pro forma effect to the relevant acquisition and the Incurrence of such Indebtedness pursuant to this Section 4.01(b)(v) or (2) the Fixed Charge Coverage Ratio for KP Parent

and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date would not be less than it was immediately prior to giving effect to such acquisition or other transaction and related Incurrence of Indebtedness pursuant to this Section 4.01(b)(v);

(vi) Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements not for speculative purposes (as determined in good faith by the Board of Directors or a member of Senior Management of KP Parent);

(vii) Indebtedness consisting of (A) Capitalized Lease Obligations, mortgage financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Similar Business or (B) Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness which refinances, replaces or refunds such Indebtedness, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.01(b)(vii) and then outstanding, will not exceed at any time outstanding the greater of €50.0 million or 4.0% of Total Assets, so long as the Indebtedness exists on the date of such purchase, lease, rental or improvement or is created within 180 days thereafter;

(viii) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits (including, without limitations any Indebtedness incurred pursuant to Section 8(a) of the German Old Age Employees Part Time Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV)), performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax (including interest and penalties with respect thereto) or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by KP Parent or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or in respect of any governmental requirement; (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or in respect of any governmental requirement, provided, however, that upon the drawing of such letters of credit or other similar instruments, the obligations are reimbursed within 30 days following such drawing; (c) the financing of insurance premiums in the ordinary course of business; (d) any customary cash management, cash pooling or netting or setting off arrangements, including customary credit card facilities, in the ordinary course of business; and (e) Indebtedness representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent, KP Parent or any of its Subsidiaries in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions or any other Investment or acquisition permitted hereby;

(ix) Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of KP Parent and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by KP Parent and its Restricted Subsidiaries in connection with such disposition;

(x) (A) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 30 Business Days of Incurrence;

(B) (1) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business and (2) Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(C) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of KP Parent and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of KP Parent and its Restricted Subsidiaries; and

(D) Indebtedness Incurred by a Restricted Subsidiary in connection with bankers acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management of bad debt purposes, in each case Incurred or undertaken in the ordinary course of business;

(xi) Indebtedness Incurred in a Qualified Receivables Financing;

(xii) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.01(b)(xii) and then outstanding, will not exceed 100% of the Net

Cash Proceeds received by KP Parent from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Funding or Capital Stock (other than Disqualified Stock, Designated Preference Shares, Excluded Amounts or an Excluded Contribution) or otherwise contributed to the equity (other than through, or funded with the proceeds from, the issuance of Disqualified Stock, Designated Preference Shares, Excluded Amounts or an Excluded Contribution) of KP Parent, in each case, subsequent to the Issue Date; provided, however, that (A) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under the Section 4.02(a) and Section 4.02(b)(i), Section 4.02(b)(vi) and Section 4.02(b)(x) to the extent KP Parent and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (B) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.02(b)(xiii) to the extent KP Parent or any of its Restricted Subsidiaries makes a Restricted Payment under Section 4.02(a) and Section 4.02(b)(i), Section 4.02(b)(vi) and Section 4.02(b)(x) in reliance thereon;

(xiii) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.02(b)(xiii) and then outstanding, will not exceed the greater of €50.0 million and 4.0% of Total Assets;

(xiv) Indebtedness arising from guarantees by KP Parent or any Restricted Subsidiary granted to any trustee of any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust scheme approved by the Board of Directors of KP Parent, so long as the proceeds of the Indebtedness so guaranteed are used to purchase Capital Stock of KP Parent (other than Disqualified Stock); provided that the amount of any Net Cash Proceeds from the sale of such Capital Stock of KP Parent will be excluded from Section 4.02(a)(C)(2) and Section 4.02(a)(C)(3) and will not be considered to be Net Cash Proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of this Indenture; and

(xv) Indebtedness Incurred by KP Parent or any Restricted Subsidiary consisting of local lines of credit, overdraft facilities or local working capital facilities in an aggregate principal amount at any time outstanding not to exceed €100.0 million.

Notwithstanding the foregoing, the aggregate principal amount of Indebtedness Incurred by Restricted Subsidiaries that are not Guarantors pursuant to Section 4.01(a) and clauses (i), (v), (xii) and (xv) of this Section 4.01(b) at any time outstanding shall not exceed the greater of €125.0 million and 10.0% of Total Assets at any time.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.01:

(i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.01(a) and Section 4.01(b), KP Parent, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one (or more, if applicable) of the clauses under Section 4.01(a) or Section 4.01(b);

(ii) all Indebtedness Incurred on the Issue Date under the New Revolving Credit Facility shall be deemed initially Incurred under Section 4.01(b)(i), and may not be reclassified;

(iii) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iv) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (i), (vii), (xii), (xiii) or (xv) of Section 4.01(b) or Section 4.01(a) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(v) the principal amount of any Disqualified Stock of KP Parent or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(vi) Indebtedness permitted by this Section 4.01 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.01 permitting such Indebtedness; and

(vii) the amount of Indebtedness (A) issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of IFRS and (B) shall be the principal amount, or liquidation preference thereof, in the case of any other Indebtedness.

In any case where the amount of Indebtedness that may be incurred pursuant to any clause in Section 4.01(b) is or may be based on Total Assets, the amount that may be Incurred under such clause shall be deemed to include all amounts necessary to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to such clause.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in IFRS will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.01.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of KP Parent as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.01, KP Parent shall be in Default of this Section 4.01).

For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed or first Incurred (which ever yields the lower Euro Equivalent), in the case of Indebtedness Incurred under a revolving Credit Facility or Qualified Receivables Financing; provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euro, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the amount set forth in clause (2) of the definition of “Refinancing Indebtedness”; (b) the Euro Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (c) if any such Indebtedness that is denominated in a different currency is subject to a Currency Agreement (with respect to the euro) covering principal amounts payable on such Indebtedness, the amount of such Indebtedness expressed in euro will be adjusted to take into account the effect of such agreement.

Notwithstanding any other provision of this Section 4.01, the maximum amount of Indebtedness that KP Parent or a Restricted Subsidiary may Incur pursuant to this Section 4.01 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.02 Limitation on Restricted Payments.

(a) KP Parent will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(i) declare or pay any dividend or make any other payment or distribution on or in respect of KP Parent or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving KP Parent or any of its Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of KP Parent (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of KP Parent or in Subordinated Shareholder Funding; and

(B) dividends or distributions payable to KP Parent or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than KP Parent or another Restricted Subsidiary on no more than a pro rata basis, measured by value);

(ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of KP Parent or any direct or indirect Parent Entity of KP Parent held by Persons other than KP Parent or a Restricted Subsidiary (other than in exchange for Capital Stock of KP Parent (other than Disqualified Stock));

(iii) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (A) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement and (B) any Indebtedness Incurred pursuant to Section 4.01(b)(iii);

(iv) make any payment (whether of principal, interest or other amounts) on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Shareholder Funding (other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding); or

(v) make any Restricted Investment in any Person,

(each such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (i) through (v) of this Section 4.02(a) is referred to herein as a “Restricted Payment”), if at the time KP Parent or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(B) KP Parent is not able to Incur an additional €1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio test as set forth in Section 4.01(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments permitted by Section 4.02(b)(v), Section 4.02(b)(x) and Section 4.02(b)(xvi), but excluding all other Restricted Payments permitted by Section 4.02(b) would exceed the sum of (without duplication):

(1) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter commencing immediately prior to the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of KP Parent are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(2) 100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by KP Parent from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of KP Parent subsequent to the Issue Date (other than (v) Subordinated Shareholder Funding or Capital Stock in each case sold to a Subsidiary of KP Parent, (w) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by KP Parent or any Subsidiary of KP Parent for the benefit of its employees to the extent funded by KP Parent or any Restricted Subsidiary, (x) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 4.02(b)(vi) and (y) Excluded Contributions;

(3) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by KP Parent or any Restricted Subsidiary from the issuance or sale (other than to KP Parent or a Restricted Subsidiary or an employee stock ownership plan or trust established by KP Parent or any Subsidiary of KP Parent for the benefit of its employees to the extent funded by KP Parent or any Restricted Subsidiary) by KP Parent or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness that has been converted into or exchanged for Capital Stock of KP Parent (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding (plus the amount of any cash, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by KP Parent or any Restricted Subsidiary upon such conversion or exchange) but excluding (w) Disqualified Stock or Indebtedness issued or sold to a Subsidiary of KP Parent, (x) Net Cash Proceeds to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 4.02(b)(vi) and (y) Excluded Contributions;

(4) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by KP Parent or any Restricted Subsidiary from the disposition of any Investment in any Unrestricted Subsidiary or the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (other than a disposition to KP Parent or a Restricted Subsidiary of KP Parent or an employee stock ownership plan or trust established by KP Parent or any Subsidiary of KP Parent for the benefit of its employees to the extent funded by KP Parent or any Restricted Subsidiary), excluding the amount of any Investment in such Unrestricted Subsidiary that constituted a Permitted Investment made pursuant to clause (11) of the definition of “Permitted Investment” to the extent such amount replenishes the amounts available pursuant to such clause;

(5) in the event that either (a) an Unrestricted Subsidiary (designated as such subsequent to the Issue Date) is redesignated as a Restricted Subsidiary, (b) all of the assets of such Unrestricted Subsidiary are transferred to KP Parent or a Restricted Subsidiary or (c) such Unrestricted Subsidiary is merged or consolidated into KP Parent or a Restricted Subsidiary, 100% of the amount received in cash and the fair market value of any property or marketable securities received by KP Parent or any Restricted Subsidiary in respect of such redesignation, merger, consolidation or transfer of assets, excluding the amount of any Investment in such Unrestricted Subsidiary that constituted a Permitted Investment made pursuant to clause (11) of the definition of “Permitted Investment;” to the extent such amount replenishes the amounts available pursuant to such clause; and

(6) 100% of any dividends or distributions received by KP Parent or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary,

provided, however, that no amount will be included in Consolidated Net Income for purposes of Section 4.02(a)(C)(1) to the extent that it is (at KP Parent’s option) included in Section 4.02(a)(C)(4), Section 4.02(a)(C)(5) or Section 4.02(a)(C)(6). Notwithstanding the foregoing, any amounts (such amounts, “Excluded Amounts”) that would otherwise be included in the calculation of the amount available for Restricted Payments pursuant to Section 4.02(a)(C) will not be included to the extent (i) such amounts result from the receipt of Net Cash Proceeds from the issuance or sale of Capital Stock of KP Parent or Subordinated Shareholder Funding or otherwise contributed to the equity of KP Parent, in each case, in contemplation of or in connection with (and in any case within 30 days prior to) an event that would otherwise constitute a Change of Control (whether or not such event would constitute a Specified Change of Control Event) pursuant to the definition thereof, (ii) the purpose of the Net Cash Proceeds was to reduce the Consolidated Net Leverage Ratio so that there would be a Specified Change of Control Event that would not have been achieved without the receipt of such Net Cash Proceeds and (iii) no Change of Control Offer is made in accordance with the terms of this Indenture, unless, in any case, such Net Cash Proceeds are used to prepay, repay, retire, purchase or redeem Indebtedness (and if such Indebtedness is revolving Indebtedness, permanently reduce any related commitment).

(b) The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(i) any Restricted Payment made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of KP Parent) of, Capital Stock of KP Parent (other than Disqualified Stock or Designated Preference Shares or Excluded Amounts), Subordinated Shareholder Funding or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through Excluded Amounts or an Excluded Contribution) of KP Parent; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value (as determined in accordance with the preceding sentence) of property or assets or of marketable securities, from such sale of Capital Stock or Subordinated Shareholder Funding or such contribution will be excluded from Section 4.02(a)(C)(2) and Section 4.02(a)(C)(3);

(ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 4.01;

(iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of KP Parent or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock or Preferred Stock of KP Parent or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.01;

(iv) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness:

(A) from Net Available Cash to the extent permitted under Section 4.05, but only (1) if the Issuer shall have first complied with Section 4.05 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (2) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;

(B) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only (1) if the Issuer shall have first complied with Section 4.14 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (2) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or

(C) (1) consisting of Acquired Indebtedness (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by KP Parent or a Restricted Subsidiary or (b) otherwise in connection with or contemplation of such transaction or series of transactions) and (2) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest and any premium required by the terms of such Acquired Indebtedness;

(v) any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.02;

(vi) the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of KP Parent, any Restricted Subsidiary or any Parent Entity (including any options, warrants or other rights in respect thereof) and loans, advances, dividends or distributions by KP Parent to any Parent Entity to permit any Parent Entity to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of KP Parent, any Restricted Subsidiary or any Parent Entity (including any options, warrants or other rights in respect thereof), or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of KP Parent, any Restricted Subsidiary or any Parent Entity (including any options, warrants or other rights in respect thereof), in each case from Management Investors; provided that such payments, loans, advances, dividends or distributions do not exceed an amount (net of repayments of any such loans or advances) equal to (A) €10.0 million in any fiscal year, with unused amounts permitted to be carried over to the next fiscal year, so long as the aggregate amount of Restricted Payments made pursuant to this clause (vi) does not exceed €20.0 million in any fiscal year (after giving effect to such carry-over) plus (B) the Net Cash Proceeds received by KP Parent or its Restricted Subsidiaries since the Issue Date (including through receipt of proceeds from the issuance or sale of its Capital Stock or Subordinated Shareholder Funding to a Parent Entity), or as a contribution to the equity (in each case under this Section 4.02(b)(vi), other than through the issuance of Disqualified Stock or Designated Preference Shares) of KP Parent from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof) plus (C) the Net Cash Proceeds of key man life insurance policies, in each case, to the extent such Net Cash Proceeds are not included in any calculation under Section 4.02(a)(C)(2) or Section

4.02(a)(C)(3) and are not Excluded Contributions or Excluded Amounts; and provided further that cancellation of Indebtedness owing to KP Parent or any Restricted Subsidiary from members of management, directors, employees or consultants of any Parent, KP Parent or Restricted Subsidiaries in connection with a repurchase of Capital Stock of KP Parent or any Parent will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(vii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with Section 4.01;

(viii) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(ix) dividends, loans, advances or distributions to any Parent Entity or other payments by KP Parent or any Restricted Subsidiary in amounts equal to (without duplication):

(A) the amounts required for any Parent Entity, without duplication, to pay any Parent Expenses or any Related Taxes; or

(B) amounts constituting or to be used for purposes of making payments of fees and expenses Incurred (1) in connection with the Transactions or disclosed in the Offering Memorandum or (2) to the extent specified in Section 4.06(b)(ii), Section 4.06(b)(iii), Section 4.06(b)(v), Section 4.06(b)(vii) and Section 4.06(b)(xi);

(x) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), the declaration and payment by KP Parent of, or loans, advances, dividends or distributions to any Parent Entity to pay, dividends on the common stock or common equity interests of KP Parent or any Parent Entity following a Public Offering of such common stock or common equity interests, in an amount not to exceed in any fiscal year the greater of (A) 6% of the Net Cash Proceeds received by KP Parent from such Public Offering or contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through Excluded Amounts or an Excluded Contribution) of KP Parent or contributed as Subordinated Shareholder Funding to KP Parent and (B) following the Initial Public Offering, an amount equal to the greater of (1) 6% of the Market Capitalization and (2) 6% of the IPO Market Capitalization; provided that in the case of this clause (B) after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Net Leverage Ratio shall be equal to or less than 4.0 to 1.0;

(xi) payments by the Issuer, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of KP Parent or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 4.02 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors or a member of Senior Management of KP Parent);

(xii) Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this Section 4.02(b)(xii);

(xiii) payment of any Receivables Fees and purchases of receivables and related assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(xiv) (A) the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of KP Parent issued after the Issue Date; and (B) the declaration and payment of dividends to any Parent Entity or any Affiliate thereof, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preference Shares of such Parent Entity or Affiliate issued after the Issue Date; provided, however, that, in the case of clauses (A) and (B), the amount of all dividends declared or paid pursuant to this Section 4.02(b)(xiv) shall not exceed the Net Cash Proceeds received by KP Parent or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or Excluded Amounts or an Excluded Contribution or, in the case of Designated Preference Shares by Parent Entity or an Affiliate, the issuance of Designated Preference Shares) of KP Parent or contributed as Subordinated Shareholder Funding to KP Parent, as applicable, from the issuance or sale of such Designated Preference Shares;

(xv) dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xvi) long as no Default or Event of Default has occurred and is continuing (or would result therefrom), any dividend, distribution, loan or other payment to any Parent Entity; provided that, on the date of any such dividend, distribution, loan or other payment, the Consolidated Net Leverage Ratio for KP Parent and its Restricted Subsidiaries would have been equal to or less than 3.5 to 1.0 on a pro forma basis after giving effect thereto;

(xvii) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), Restricted Payments in an aggregate amount outstanding at any time not to exceed €45.0 million;

(xviii) the making of any payments and any reimbursements as contemplated in the section entitled “Use of Proceeds” in the Offering Memorandum; and

(xix) Restricted Payments used to repay, repurchase or otherwise redeem Subordinated Indebtedness in an amount not to exceed €20.0 million per year.

(c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by KP Parent or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of KP Parent acting in good faith.

SECTION 4.03 Limitation on Liens. KP Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except (a) in the case of any asset or property that does not constitute Collateral, (i) Permitted Liens or (ii) Liens on assets or property that are not Permitted Liens if obligations under the Notes and this Indenture are directly secured equally and ratably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured, and (b) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

Any such Lien created in favor of the Notes pursuant to Section 4.03(a)(ii) will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien to which it relates.

SECTION 4.04 Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) KP Parent will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to KP Parent or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to KP Parent or any other Restricted Subsidiary;

(ii) make any loans or advances to KP Parent or any Restricted Subsidiary; or

(iii) sell, lease or transfer any of its property or assets to KP Parent or any Restricted Subsidiary,

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to KP Parent or any Restricted Subsidiary to other Indebtedness Incurred by

KP Parent or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of Section 4.04(a) will not prohibit:

(i) any encumbrance or restriction pursuant to (A) any Credit Facility (including the Senior Secured Credit Facilities Agreement), or the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents or (B) any other agreement or instrument, in each case described in (A) or (B), in effect at or entered into on the Issue Date;

(ii) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into KP Parent or any Restricted Subsidiary, or on which such agreement or instrument is assumed by KP Parent or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by KP Parent or was merged, consolidated or otherwise combined with or into KP Parent or any Restricted Subsidiary entered into or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this Section 4.04(b)(ii), if another Person is the successor Person (as described in Section 5.01), any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by KP Parent or any Restricted Subsidiary when such Person becomes the such successor Person; provided further, that, in the case of Indebtedness, such Indebtedness was permitted to be Incurred under this Indenture;

(iii) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clause (i) or (ii) of this Section 4.04(b) or this Section 4.04(a)(iii) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clause (i) or (ii) of this Section 4.04(b) or this Section 4.04(b)(iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Board of Directors or a member of Senior Management of KP Parent);

(iv) any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

(B) contained in mortgages, charges, pledges or other security agreements permitted under this Indenture or securing Indebtedness of KP Parent or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, charges, pledges or other security agreements; or

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of KP Parent or any Restricted Subsidiary;

(v) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired in the nature of those described in Section 4.04(a)(iii), or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the distribution or transfer of the assets or Capital Stock of the joint venture;

(vi) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii) customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments entered into in the ordinary course of business;

(viii) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(ix) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(x) any encumbrance or restriction pursuant to Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements;

(xi) any encumbrance or restriction arising pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of Section 4.01 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than (1) the encumbrances and restrictions contained in the Senior Secured Credit Facilities Agreement, together with the Security Documents, and the Intercreditor Agreement, in each case, as in effect on the Issue Date or (2) as is customary in comparable financings (as determined in good faith by the Board of Directors or a member of Senior Management of KP Parent) or (B) constituting an Additional Intercreditor Agreement;

(xii) restrictions effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Board of Directors or a member of Senior Management of KP Parent, are necessary or advisable to effect such Qualified Receivables Financing; or

(xiii) any encumbrance or restriction existing by reason of any Lien permitted under Section 4.03.

SECTION 4.05 Limitation on Sales of Assets and Subsidiary Stock.

(a) KP Parent will not, and will not permit any Restricted Subsidiary to, consummate any Asset Disposition unless:

(i) the consideration KP Parent or a Restricted Subsidiary receives for such Asset Disposition is not less than the fair market value of the assets sold (as determined by KP Parent’s Board of Directors); and

(ii) at least 75% of the consideration KP Parent or a Restricted Subsidiary receives in respect of such Asset Disposition consists of:

(A) cash (including any Net Cash Proceeds received from the conversion within 180 days of such Asset Disposition of securities, notes or other obligations received in consideration of such Asset Disposition);

(B) Cash Equivalents;

(C) the assumption by the purchaser of (x) any liabilities recorded on KP Parent’s or a Restricted Subsidiary’s balance sheet or the notes thereto (or, if Incurred since the date of the latest balance sheet, that would be recorded on the next balance sheet) (other than Subordinated Indebtedness or Indebtedness owed to KP Parent or a Restricted Subsidiary), as a result of which neither KP Parent nor any of the Restricted Subsidiaries remains obligated in respect of such liabilities or (y) Indebtedness of a Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, if KP Parent and each other Restricted Subsidiary is released from any guarantee of such Indebtedness as a result of such Asset Disposition;

(D) Replacement Assets;

(E) any Capital Stock or assets of the kind referred to in clause (iv) or (vi) of Section 4.05(b);

(F) consideration consisting of Indebtedness of KP Parent or any Guarantor received from Persons who are not KP Parent or any Restricted Subsidiary, but only to the extent that such Indebtedness (1) has been extinguished by KP Parent or the applicable Guarantor and (2) is not Subordinated Indebtedness of KP Parent or such Guarantor;

(G) any Designated Non-Cash Consideration received by KP Parent or any Restricted Subsidiary, having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.05 that is at any one time outstanding, not to exceed the greater of €25.0 million and 2.0% of Total Assets (with the fair market value of each issue of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); or

(H) a combination of the consideration specified in clauses (A) through (G) of this Section 4.05(a)(ii).

(b) If KP Parent or any Restricted Subsidiary consummates an Asset Disposition, the Net Cash Proceeds of the Asset Disposition, within 365 days (or 545 days in the circumstances described in Section 4.05(b)(viii)) of the later of (i) the date of the consummation of such Asset Disposition and (ii) the receipt of such Net Cash Proceeds, may be used by KP Parent or such Restricted Subsidiary to:

(i) prepay, repay, purchase or redeem any Indebtedness of KP Parent or any Restricted Subsidiary (other than Indebtedness owed to KP Parent or an Affiliate of KP Parent or that is by its terms subordinated to the Notes or any Notes Guarantee); provided, however, that, in connection with any prepayment, repayment or redemption of Indebtedness pursuant to this Section 4.05(b)(i), KP Parent or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, purchased or redeemed;

(ii) purchase Notes pursuant to an offer to all Holders of the Notes at a purchase price in cash equal to at least 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date);

(iii) invest in any Replacement Assets;

(iv) acquire all or substantially all of the assets of, or any Capital Stock of, another Similar Business, if, after giving effect to any such acquisition of Capital Stock, the Similar Business is or becomes a Restricted Subsidiary;

(v) make a capital expenditure;

(vi) acquire other assets (other than Capital Stock and cash or Cash Equivalents) that are used or useful in a Similar Business;

(vii) consummate any combination of the foregoing; or

(viii) enter into a binding commitment to apply the Net Cash Proceeds pursuant to clause (i), (iii), (iv), (v) or (vi) of this Section 4.05(b) or a combination thereof; provided that, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment until the earlier of (A) the date on which such investment is consummated and (B) the 180th day following the expiration of the aforementioned 365-day period, if the investment has not been consummated by that date.

(c) The amount of such Net Cash Proceeds not so used as set forth in Section 4.05(b) constitutes “Excess Proceeds”. Pending the final application of any such Net Cash Proceeds, KP Parent may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the terms of this Indenture.

(d) On the 366th day after an Asset Disposition (or the 546th day if a binding commitment in Section 4.05(b)(viii) has been entered into), or such earlier time as the Issuer elects, if the aggregate amount of Excess Proceeds exceeds €30.0 million, the Issuer will be required within 10 Business Days thereof to make an offer (the “Asset Disposition Offer”) to all Holders and, to the extent the Issuer elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to (and, in the case of any Pari Passu Indebtedness, an offer price of no more than) 100% of the principal amount of the Notes and 100% of the principal amount of Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof in the case of the Notes.

(e) To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, KP Parent or the relevant Restricted Subsidiary may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be repaid or purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. For the purposes of calculating the principal amount of any such Indebtedness not denominated in euro, such Indebtedness shall be calculated by converting any such principal amounts into their Euro Equivalent determined as of a date selected by the Issuer that is within the Asset Disposition Offer Period (as defined below). Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(f) To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than the currency in which the Notes are denominated, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in the currency in which such Notes are denominated that is actually received by KP Parent or the relevant Restricted Subsidiary upon converting such portion of the Net Available Cash into such currency.

(g) The Asset Disposition Offer, insofar as it relates to the Notes, will remain open for a period of not less than 20 Business Days following its commencement (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer will repay the principal amount of Notes and, to the extent it elects, Pari Passu Indebtedness required to be repaid or purchased by it pursuant to this Section 4.05 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

(h) On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn and in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof. The Issuer will deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 4.05. The Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note (or amend the applicable Global Note), and the Trustee (or an Authenticating Agent), upon delivery of an Officer’s Certificate from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount with a minimum denomination of €100,000. Any Note not so accepted will be promptly mailed or delivered (or transferred by book entry) by the Issuer to the Holder thereof.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.05, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

SECTION 4.06 Limitation on Affiliate Transactions.

(a) KP Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of KP Parent (any such transaction or series of related transactions being an “Affiliate Transaction”) involving aggregate value in excess of €5.0 million unless:

(i) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to KP Parent or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(ii) in the event such Affiliate Transaction involves an aggregate value in excess of €20.0 million, the terms of such transaction or series of related transactions have been approved by a resolution of the majority of the disinterested members of the Board of Directors of KP Parent resolving that such transaction complies with clause (i) of this Section 4.06(a); and

(iii) in the event such Affiliate Transaction involves an aggregate value in excess of €30.0 million, a written opinion of an accounting, appraisal or investment banking firm of international standing, or other recognized independent expert of international standing, or other recognized independent expert of international standing with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, stating that the transaction or series of related transactions is (A) fair from a financial point of view taking into account all relevant circumstances or (B) on terms not less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate.

(b) The provisions of Section 4.06(a) will not apply to:

(i) any Restricted Payment permitted to be made pursuant to Section 4.02, any Permitted Payments (other than pursuant to Section 4.02(b)(ix)(B)(2)) or any Permitted Investment (other than Permitted Investments as defined in clauses (1), (2), (11), (14) and (19) of the definition thereof);

(ii) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of KP Parent, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of KP Parent, in each case, in the ordinary course of business;

(iii) any Management Advances or Parent Expenses, and any waiver or transaction with respect thereto;

(iv) any transaction between or among KP Parent and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries or any Receivables Subsidiary;

(v) the payment of reasonable fees and reimbursement of expenses to, and customary indemnities and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of KP Parent, any Restricted Subsidiary of KP Parent or any Parent Entity (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(vi) (A) the Transactions, (B) the entry into and performance of obligations of KP Parent or any of its Restricted Subsidiaries under the terms of any transaction pursuant to or contemplated by, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date or described in “Related Party Transactions” in the Offering Memorandum, as these agreements and instruments may be amended, modified, supplemented, extended, renewed, replaced or refinanced from time to time in accordance with the other terms of this Section 4.06 or to the extent not more disadvantageous to the Holders in any material respect, and (C) the entry into and performance of any registration rights or other listing agreement;

(vii) the execution, delivery and performance of any Tax Sharing Agreement or any arrangement or payment pursuant to which KP Parent or any Affiliate of KP Parent or any Restricted Subsidiary is required or permitted to file a consolidated or combined tax return, or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business, the execution, delivery and performance of any Tax Sharing Agreement or any arrangement or payment pursuant to which KP Parent or any Affiliate of KP Parent or any Restricted Subsidiary is required or permitted to file a consolidated or combined tax return, or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business, provided, however, that any such Tax Sharing Agreement or arrangement or payment does not permit or require payments in excess of the amounts of tax that would be payable by KP Parent and its Restricted Subsidiaries on a stand-alone basis and the related tax liabilities of KP Parent and its Restricted Subsidiaries are relieved thereby;

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, which are fair to KP Parent or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or an Officer of KP Parent or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(ix) any transaction between or among KP Parent or any Restricted Subsidiary and any Affiliate of KP Parent or an Associate or similar entity, including any joint ventures, that would constitute an Affiliate Transaction solely because KP Parent or a Restricted Subsidiary or any Affiliate of KP Parent or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(x) (A) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of KP Parent or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding; provided that the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors of KP Parent in their reasonable determination and (B) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable;

(xi) (A) payments by KP Parent or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) of annual management, consulting, monitoring or advisory fees and related expenses in an aggregate amount not to exceed €5.0 million per year and (B) customary payments by KP Parent or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with loans, capital market transactions, acquisitions or divestitures, which payments (or agreements providing for such payments) in respect of this Section 4.06(b)(xi) are approved by a majority of the Board of Directors of KP Parent in good faith;

(xii) any transactions for which KP Parent or a Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is (A) fair to KP Parent or such Restricted Subsidiary from a financial point of view or (B) on terms not less favorable that might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate;

(xiii) investments by any of the Equity Investors in securities of any of KP Parent’s Restricted Subsidiaries (and the payment of reasonable out-of-pocket expenses of the Equity Investors in connection therewith) so long as (A) the investment complies with Section 4.06(a)(i), (B) the investment is being offered generally to other investors on the same or more favorable terms and (C) the investment constitutes less than 5% of the issue amount of such securities;

(xiv) pledges of Capital Stock of Unrestricted Subsidiaries; and

(xv) any transaction effected as part of a Qualified Receivables Financing.

SECTION 4.07 No Impairment of Security Interest. KP Parent shall not, and shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take any action that would have the result of materially impairing the Security Interest with respect to the Collateral for the benefit of the Trustee and the Holders of Notes, and KP Parent shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Collateral Trustee, for the benefit of the Trustee and the Holders of Notes, and the other beneficiaries described in the Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement, any interest whatsoever in any of the Collateral, except that (a) KP Parent and its Restricted Subsidiaries may Incur Permitted Collateral Liens, (b) KP Parent and its Restricted Subsidiaries may undertake a Permitted Reorganization, (c) the Collateral may be discharged and released in accordance with this Indenture, the applicable Security Documents or the Intercreditor Agreement or any Additional Intercreditor Agreement, (d) the applicable Security Documents may be amended from time to time to cure any ambiguity, mistake, omission, defect, manifest error or inconsistency therein and (e) the Issuer and its Restricted Subsidiaries may amend the Security Documents in any manner that does not adversely affect the Holders of Notes in any material respect; provided, however, that in the case of clauses (a) and (b) above, except with respect to any discharge or release in accordance with this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement, the Incurrence of Permitted Liens or any action expressly permitted by this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement, the Security Documents may not be amended, extended, renewed, restated, supplemented, released or otherwise modified or replaced, unless contemporaneously with any such action, the Issuer delivers to the Trustee, either (i) a solvency opinion, in form and substance reasonably satisfactory to the Trustee from an Independent Financial Advisor confirming the solvency of the relevant Person and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, (ii) a certificate from the Board of Directors of the relevant Person which confirms the solvency of the Person granting such Security Interest after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, or (iii) an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, the Lien or Liens created under the Security Documents, so amended, extended, renewed, restated, released, supplemented, modified or replaced are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, release, supplement, release, modification or replacement. In the event that KP Parent or the relevant Restricted Subsidiary complies with the requirements of this Section 4.07, the Trustee and the Collateral Trustee shall (subject to customary protections and indemnifications) consent to such amendments without the need for instructions from the Holders of Notes.

SECTION 4.08 Additional Guarantees.

(a) KP Parent will not cause or permit any Restricted Subsidiary that is not a Guarantor or the Issuer to Guarantee the Indebtedness outstanding under the Senior Secured Credit Facilities, any Credit Facility or any other Public Debt, respectively, of the Issuer or a Guarantor, in each case unless such Restricted Subsidiary becomes a Guarantor on the date on which the Guarantee is Incurred and executes and delivers to the Trustee a supplemental indenture providing for a Notes Guarantee of such Restricted Subsidiary, which Notes Guarantee will be senior to or pari passu with such Restricted Subsidiary’s

Guarantee of such other Indebtedness; provided, however, that such Restricted Subsidiary shall not be obligated to become such a Guarantor to the extent and for so long as the Incurrence of such Notes Guarantee could give rise to or result in: (i) any breach or violation of general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference or thin capitalization rules, retention of title claims or the laws, rules or regulations (or analogous restriction) of any applicable jurisdiction; (ii) any risk or liability for the officers, directors or (except in the case of a Restricted Subsidiary that is a partnership) shareholders of such Restricted Subsidiary (or, in the case of a Restricted Subsidiary that is a partnership, directors or shareholders of the partners of such partnership); or (iii) any significant cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out-of-pocket expenses.

(b) At the option of KP Parent, any Notes Guarantee may contain limitations on Guarantor liability to the extent reasonably necessary to recognize certain defenses generally available to guarantors or other considerations under applicable law or regulation.

(c) Notes Guarantees granted pursuant to this Section 4.08 shall be released as set forth under Section 10.06. A Notes Guarantee of a future Guarantor may also be released at the option of KP Parent if at the date of such release there is no Indebtedness of such Guarantor outstanding which was Incurred after the Issue Date and which could not have been Incurred in compliance with this Indenture as at the date of such release if such Guarantor were not designated as a Guarantor as at that date. The Trustee shall take all necessary actions, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement, to effectuate any release of a Notes Guarantee in accordance with these provisions, subject to customary protections and indemnifications.

SECTION 4.09 Reports.

(a) So long as any Notes are outstanding, KP Parent shall furnish to the Trustee the following reports:

(i) within 120 days following the end of the fiscal year ending September 30, 2015 and the end of each fiscal year of KP Parent thereafter, annual reports containing: (A) information with a level and type of detail that is substantially comparable in all material respects to information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Offering Memorandum; (B) pro forma income statement and balance sheet information of KP Parent, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates (unless such pro forma information has been provided in a previous report pursuant to clause (ii) or (iii) of this Section 4.09(a)); provided that such pro forma financial information will be provided only to the extent available without unreasonable expense; (C) the audited consolidated balance sheet of KP Parent as at the end of the most recent fiscal year with comparative balance sheet information as at the end of the prior fiscal year and audited consolidated income statements and statements of cash flow of KP Parent for the most recent two fiscal years with comparative income statement and cash flow statement information for the applicable prior fiscal year, including appropriate footnotes to such financial statements, for and as at the end of such fiscal years and the report of the independent auditors on the financial statements; (D) a description of the management and shareholders of KP Parent and all material Affiliate Transactions and a description of all material debt instruments (together with the amount and currency of all material non-euro denominated Indebtedness); (E) a description of material risk factors and material subsequent events, (F) Consolidated EBITDA and (G) a summary of all the exchange rates used to translate material non-euro denominated items in the income statement into euros and segment data as required by IFRS and a review of such segments; provided that the information described in clauses (D), (E), (F) and (G) may be provided in the footnotes to the audited financial statements;

(ii) within 60 days following the end of each of the first three fiscal quarters in each fiscal year of KP Parent, beginning with the quarter ending December 31, 2015, quarterly financial statements containing the following information: (A) KP Parent’s unaudited condensed consolidated balance sheet as at the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter end year-to-date period ending on the unaudited condensed balance sheet date and the comparable prior period, together with condensed footnote disclosure; (B) pro forma income statement and balance sheet information of KP Parent, together with explanatory footnotes, for any material acquisitions or dispositions that have occurred since the beginning of the most recently completed fiscal year as to which such report relates (provided that such pro forma financial information will be provided only to the extent available without unreasonable expense; (C) an operating and financial review of the unaudited financial statements (including a review of any segment data included in such financial statements as required by IFRS; and (D) material subsequent events, the amount and currency of all material non-euro denominated Indebtedness and a summary of all the exchange rates used to translate material non-euro denominated items in the income statement into euros; provided that the information described in clause (D) may be provided in the footnotes to the unaudited financial statements; and

(iii) promptly after the occurrence of a material event that KP Parent announces publicly or any acquisition, disposition or restructuring, merger or similar transaction that is material to KP Parent and the Restricted Subsidiaries, taken as a whole, or a senior executive officer or director changes at KP Parent or a change in auditors of KP Parent, a report containing a description of such event.

(b) In addition, to the extent not satisfied by the foregoing, KP Parent will furnish to the Holders and to prospective investors, upon the request of such parties, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as the Notes are not freely transferable under the Exchange Act by persons who are not “affiliates” under the Securities Act.

(c) KP Parent will also make available to Holders and prospective Holders of the Notes copies of all reports furnished to the Trustee on KP Parent’s website and if and so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market thereof and, to the extent that the rules and regulations of the Luxembourg Stock Exchange so require, copies of such reports furnished to the Trustee will also be made available at the specified office of the listing agent in Luxembourg.

(d) All financial statement information shall be prepared in accordance with IFRS as in effect on the date of such report or financial statement and on a consistent basis for the periods presented, except as may otherwise be described in such information; provided, however, that the reports set forth in Section 4.09(a), Section 4.09(b) and Section 4.09(c) may, in the event of a change in IFRS, present earlier periods on a basis that applied to such periods. No report need include separate financial statements for any Subsidiaries of KP Parent or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the Offering Memorandum. In addition, the reports set forth above will not be required to contain any reconciliation to U.S. GAAP.

(e) For purposes of this Section 4.09, an acquisition or disposition shall be deemed to be material if the entity or business acquired or disposed of represents greater than 20% of KP Parent’s (i) total consolidated revenue or Consolidated EBITDA for the most recent four quarters for which annual or quarterly financial reports have been delivered to the Trustee or (ii) consolidated assets as of the last day of the most recent quarter for which annual or quarterly financial reports have been delivered to the Trustee.

(f) At any time that any of KP Parent’s Subsidiaries are Unrestricted Subsidiaries under this Indenture and any such Unrestricted Subsidiary or a group of Unrestricted Subsidiaries, taken as a whole, would (if it were restricted) constitute a Significant Subsidiary of KP Parent, then the quarterly and annual financial information required by the first paragraph of this Section 4.09 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of KP Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of KP Parent.

(g) In the event that (i) KP Parent becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, for so long as it continues to file the reports required by Section 13(a) with the SEC or (ii) KP Parent elects to provide to the Trustee reports which, if filed with the SEC, would satisfy (in the good faith judgment of KP Parent) the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (other than the provision of U.S. GAAP information, certifications, exhibits or information as to internal controls and procedures), for so long as it elects, KP Parent will make available to the Trustee such annual reports, information, documents and other reports that KP Parent is, or would be, required to file with the SEC pursuant to such Section 13(a) or 15(d).

(h) KP Parent may comply with any requirement to provide reports or financial statements of KP Parent under this covenant by providing any financial statements or reports of a direct or indirect Parent Entity of KP Parent, so long as such report or financial statements include a reasonably detailed description of the differences in KP Parent’s consolidated results compared to such Parent Entity. Upon complying with the foregoing requirement, KP Parent will be deemed to have complied with the provisions contained in Sections 4.09(a) through 4.09(g).

(i) All reports provided pursuant to this Section 4.09 shall be made in the English language.

SECTION 4.10 Suspension of Covenants on Achievement of Investment Grade Status.

(a) If, on any date following the Issue Date, the Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing (a “Suspension Event”), then, beginning on that day and continuing until such time, if any, at which such Notes cease to have Investment Grade Status (the “Reversion Date”), Section 4.01, Section 4.02, Section 4.04, Section 4.05, Section 4.06, Section 4.08 and Section 5.01(b)(iv) of this Indenture will not apply to the Notes and, in each case, any related default provision of this Indenture, will cease to be effective and will not be applicable to KP Parent and its Restricted Subsidiaries.

(b) Such covenants and any related default provisions will again apply according to their terms from the first day on which a Suspension Event ceases to be in effect. Such covenants will not, however, be of any effect with regard to actions of KP Parent or the Issuer, as applicable, properly taken during the continuance of the Suspension Event, and no action taken prior to the Reversion Date will constitute a Default or Event of Default. Section 4.02 will be interpreted as if it has been in effect since the date of this Indenture but not during the continuance of the Suspension Event. On the Reversion Date, all Indebtedness Incurred during the continuance of the Suspension Event will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.01(b)(iv)(B). In addition, this Indenture will also permit, without causing a Default or Event of Default, KP Parent or any of the Restricted Subsidiaries to honor any contractual commitments or take actions in the future after any date on which such Notes cease to have an Investment Grade Status as long as the contractual commitments were entered into during the Suspension Event and not in anticipation of such Notes no longer having an Investment Grade Status. KP Parent shall notify the Trustee that the conditions set forth in the first paragraph under this caption have been satisfied; provided that, no such notification shall be a condition for the suspension of the covenants described under this caption to be effective.

SECTION 4.11 Additional Intercreditor Agreements.

(a) The Indenture will provide that, at the request of KP Parent, in connection with the Incurrence by KP Parent or its Restricted Subsidiaries of any Indebtedness permitted to be secured pursuant to clauses (1) and (2) of the definition of “Permitted Liens” or pursuant to clauses (1), (2) or (3) of the definition of “Permitted Collateral Liens”, KP Parent, the Issuer, the relevant Restricted Subsidiaries and the Trustee shall enter into with the holders of such Indebtedness (or their duly authorized Representatives) an intercreditor agreement (an “Additional Intercreditor Agreement”) or a restatement, amendment or other modification of the existing Intercreditor Agreement on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Holders), including containing substantially the same terms with respect to release of Notes Guarantees; provided that (i) any Indebtedness permitted to be secured pursuant to clauses (1) or (2) of the definition of “Permitted Liens” with aggregate commitments and outstanding obligations at the time of initial incurrence of at least €50.0 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) will benefit from the ability to cause the release of Notes Guarantees and Collateral, (ii) such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or, in the opinion of the Trustee, adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee under this Indenture or the Intercreditor Agreement and (iii) if more than one such intercreditor agreement is outstanding at any one time, the collective terms of such intercreditor agreements must not conflict.

(b) At the direction of KP Parent and without the consent of Holders, the Trustee shall from time to time enter into one or more amendments to any Intercreditor Agreement to: (i) cure any ambiguity, omission, defect or inconsistency of any such agreement, (ii) increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by KP Parent or any Restricted Subsidiary that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes), (iii) add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor Agreement, (iv) amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof or (v) make any other change to any such agreement that does not adversely affect the Holders in any material respect. KP Parent shall not otherwise direct the Trustee to enter into any amendment to any Intercreditor Agreement without the consent of the Holders of the majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted by Article IX, and KP Parent may only direct the Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or, in the opinion of the Trustee, adversely affect their respective rights, duties, liabilities or immunities under this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement.

(c) In relation to any Intercreditor Agreement or Additional Intercreditor Agreement, prior to the taking of any Enforcement Action (as defined in the Intercreditor Agreement) the Trustee shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.02.

(d) Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have directed the Trustee to enter into any such Additional Intercreditor Agreement. A copy of the Intercreditor Agreement or any Additional Intercreditor Agreement will be made available for inspection during normal business hours on any Business Day upon prior written request at our offices or at the offices of the listing agent.

SECTION 4.12 Payment of Notes. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

SECTION 4.13 Withholding Taxes.

(a) All payments made by or on behalf of the Issuer or any Guarantor (including, in each case, any successor entity) (each, a “Payor”) in respect of the Notes or with respect to any Notes Guarantee, as applicable, will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(i) any jurisdiction from or through which payment on any such Note is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(ii) any other jurisdiction in which a Payor is organized, engaged in business for tax purposes, or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (i) and (ii), a “Relevant Taxing Jurisdiction”), will at any time be required by law to be made from any payments made by or on behalf of the Payor or the Paying Agent with respect to any Note or Notes Guarantee, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments, after such withholding, or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been received in respect of such payments on any such Note or Notes Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(A) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or Beneficial Owner (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including, without limitation, being resident for tax purposes, or being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Note or the receipt of any payment or the exercise or enforcement of rights under such Note, this Indenture or a Notes Guarantee;

(B) any Tax that is imposed or withheld by reason of the failure by the Holder or the Beneficial Owner of the Note to comply with a written request of the Payor addressed to the Holder, after reasonable notice (at least 30 days before any such withholding or deduction would be made), to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Holder or such Beneficial Owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax but, only to the extent the Holder or Beneficial Owner is legally entitled to provide such certification or documentation;

(C) any Taxes, to the extent that such Taxes were imposed as a result of the presentation of the Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder;

(D) any Taxes that are payable otherwise than by deduction or withholding from a payment on or with respect to the Notes or any Notes Guarantee;

(E) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

(F) any Taxes that are required to be deducted or withheld on a payment pursuant to the Directive or any law implementing, or complying with, or introduced in order to conform to, such Directive;

(G) any Taxes imposed in connection with a Note presented for payment by or on behalf of a Holder or Beneficial Owner who would have been able to avoid such Tax by presenting the Note to, or otherwise accepting payment from, another Paying Agent in a member state of the European Union;

(H) any Taxes required to be deducted or withheld pursuant to section 1471(b) of the U.S. Internal Revenue Code (or any amended or successor version that is substantively comparable) or otherwise imposed pursuant to sections 1471 through 1474 of the U.S. Internal Revenue Code (or any amended or successor version that is substantively comparable), any regulations or agreements thereunder, official interpretations thereof, or any law implementing an intergovernmental agreement relating thereto;

(I) any withholding Tax imposed by the United States or a political subdivision thereof; or

(J) any combination of the items (A) through (I) above.

(b) In addition, no Additional Amounts shall be paid with respect to a Holder who is a fiduciary or a partnership or any Person other than the Beneficial Owner of the Notes, to the extent that the beneficiary or settler with respect to such fiduciary, the member of such partnership or the Beneficial Owner would not have been entitled to Additional Amounts had such beneficiary, settler, member or Beneficial Owner held such Notes directly.

(c) The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant taxing authority in the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies, or if, notwithstanding the Payor’s reasonable efforts to obtain such tax receipts, such tax receipts are not available, certified copies of other reasonable evidence of such payments as soon as reasonably practicable to the Trustee. Such copies shall be made available to the Holders upon reasonable request and will be made available at the offices of the Paying Agent. The Payor will attach to each certified copy a certificate or other reasonable evidence stating that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding.

(d) If any Payor is obligated to pay Additional Amounts under or with respect to any payment made on the Notes or any Notes Guarantee, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee shall be entitled to rely solely, without further inquiry, on such Officer’s Certificate as conclusive proof that such payments are necessary.

(e) Wherever in this Indenture or the Notes there is mentioned, in any context:

(i) the payment of principal;

(ii) purchase prices in connection with a purchase of Notes;

(iii) interest; or

(iv) any other amount payable on or with respect to the Notes or any Notes Guarantee,

such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f) The Payor will pay the Holder and Beneficial Owner for any present or future stamp, transfer, issue, registration, court or documentary taxes, or similar charges or levies (including any related interest or penalties with respect thereto) or any other excise, property or similar taxes or similar charges or levies (including any related interest or penalties with respect thereto) that arise in a Relevant Taxing Jurisdiction from the execution, delivery or registration of, or receipt of payments with respect to, any Notes, any Notes Guarantee, this Indenture, or any other document or instrument in relation thereto (other than in each case, in connection with a transfer of the Notes after the Issue Date and limited, solely to the extent of such taxes or similar charges or levies that arise from the receipt of any payments of principal or interest on the Notes, to any such taxes or similar charges or levies that are not excluded under clauses (A) through (C) and (E) through (H) of

Section 4.13(a)) or any such taxes or similar charges or levies (including any related interest or penalties with respect thereto) that arise in any jurisdiction as a result of, or in connection with, the enforcement of any Notes, any Notes Guarantee, this Indenture, or any other document or instrument in relation thereto

(g) The foregoing obligations of this Section 4.13 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized engaged in business for tax purposes or otherwise resident for tax purposes, or any jurisdiction from or through which any payment under, or with respect to the Notes is made by or on behalf of such Payor, or any political subdivision or taxing authority or agency thereof or therein.

SECTION 4.14 Change of Control.

(a) If a Change of Control occurs, subject to the terms of the covenant described under this Section 4.14, each Holder will have the right to require the Issuer to repurchase all or any part (equal to €100,000 or integral multiples of €1,000 in excess thereof, provided that Notes of €100,000 or less may only be redeemed in whole and not in part) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) Unless the Issuer has unconditionally exercised its right to redeem all the Notes and given notice of redemption under Section 3.03 and all conditions to such redemption have been satisfied or waived, no later than the date that is 60 days after any Change of Control, the Issuer will send a notice (the “Change of Control Offer”) to the Paying Agent (with a copy to the Trustee) who will send such notice to each Holder of any Notes:

(i) stating that a Change of Control has occurred or may occur and that such Holder has the right to require the Issuer to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(ii) stating the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(iii) stating that any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date unless the Change of Control Payment is not paid, and that any Notes or part thereof not tendered will continue to accrue interest;

(iv) describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control;

(v) describing the procedures determined by the Issuer, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased (including that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile or electronic transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased); and

(vi) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.

(c) On the Change of Control Payment Date, if the Change of Control shall have occurred, the Issuer will, to the extent lawful:

(i) accept for payment all Notes or portion thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes so tendered;

(iii) deliver or cause to be delivered to the Trustee an Officer’s Certificate stating the aggregate principal amount of Notes or portions of the Notes being purchased by the Issuer in the Change of Control Offer;

(iv) in the case of Global Notes, deliver, or cause to be delivered, to the Trustee (or an Authenticating Agent) the Global Notes in order to reflect thereon the portion of such Notes or portions thereof that have been tendered to and purchased by the Issuer; and

(v) in the case of Definitive Registered Notes, deliver, or cause to be delivered, to the Registrar for cancellation all Definitive Registered Notes accepted for purchase by the Issuer.

(d) If any Definitive Registered Notes have been issued, the Paying Agent will promptly mail to each Holder of Definitive Registered Notes so tendered the Change of Control Payment for such Notes, and the Trustee (or an Authenticating Agent) will, at the cost of the Issuer, promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder of Definitive Registered Notes a new Definitive Registered Note equal in principal amount to the unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount that is at least €100,000 or integral multiples of €1,000 in excess thereof.

(e) For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer or KP Parent will publish notices relating to the Change of Control Offer in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, post such notices on the official website of the Luxembourg Stock Exchange (www.bourse.lu).

(f) The Issuer will not be required to make a Change of Control Offer with respect to the Notes upon a Change of Control or repurchase any Notes as described under this Section 4.14 if (i) a third party makes the Change of Control Offer for such Notes in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption has been given pursuant to Section 3.03. Notwithstanding anything to the contrary contained herein, a Change of Control Offer with respect to any Notes may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place providing for the Change of Control at the time the Change of Control Offer for the Notes is made.

(g) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.14. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(h) The provisions of this Section 4.14 may be waived or modified with the written consent of Holders of a majority in outstanding principal amount of such Notes.

SECTION 4.15 [Reserved].

SECTION 4.16 Compliance Certificate.

(a) KP Parent is required to deliver to the Trustee (and the Trustee shall be able to rely without further inquiry on), within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. If they do, the certificate shall describe the Default or Event of Default, its status and what action KP Parent is taking or proposes to take with respect thereto.

(b) KP Parent shall deliver to the Trustee (and the Trustee shall be able to rely without further inquiry on), within 30 days after the occurrence of such Default of Event of Default, written notice of any events of which it is aware which would constitute certain Defaults, their status and what action KP Parent is taking or proposes to take in respect thereof.

SECTION 4.17 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of KP Parent may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by KP Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.02 or under one or more clauses of the definition of “Permitted Investments”, as determined by KP Parent. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. KP Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of KP Parent as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a copy of a resolution of the Board of Directors of KP Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.02. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.01, KP Parent will be in default of such covenant. The Board of Directors of KP Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under Section 4.01 calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (ii) no Default or Event of Default would be in existence following such designation.

SECTION 4.18 Limitation on Layered Debt.

Neither the Issuer nor any Guarantor will Incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Notes Guarantee, if any, on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely by virtue of being unsecured or by virtue of being secured with different collateral or by virtue of being secured on a junior priority basis or by virtue of the application of waterfall, other payment ordering, standstill or release provisions affecting different tranches of Indebtedness.

ARTICLE V

Successor Company

SECTION 5.01 Merger and Consolidation.

(a) KP Parent. KP Parent will not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not KP Parent is the surviving corporation) or (y) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of KP Parent and the Restricted Subsidiaries taken as a whole, in either case, in one or more related transactions, to another Person, unless:

(i) either: (A) KP Parent is the surviving Person; or (B) the Person formed by or surviving any such consolidation or merger (if other than KP Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of any member state of the Pre-Expansion European Union, Switzerland, Canada, any state of the United States or the District of Columbia, Norway or Switzerland;

(ii) the Person formed by or surviving any such consolidation or merger with KP Parent (if other than KP Parent) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made will expressly assume, (A) by supplemental indenture, executed and delivered to the Trustee, all the obligations of KP Parent under this Indenture and its Notes Guarantee and (B) all obligations of KP Parent under the Intercreditor Agreement, and any Additional Intercreditor Agreement and the Security Documents to which it is a party, as applicable;

(iii) immediately after giving pro forma effect to such transaction or transactions (and treating any Indebtedness which becomes an obligation of the surviving Person as a result of such transaction as having been incurred by the surviving Person at the time of such transaction or transactions), no Default or Event of Default exists;

(iv) the KP Parent or the Person formed by or surviving any such consolidation or merger (if other than KP Parent), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (A) be permitted to incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.01(a) or (B) have a Fixed Charge Coverage Ratio not less than it was immediately prior to giving effect to such transaction; and

(v) the KP Parent delivers to the Trustee an Officer’s Certificate and Opinion of Counsel, in each case, stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this covenant and that all conditions precedent in this Indenture relating to such transaction have been satisfied and that the Notes Guarantee constitutes the legal, valid and binding obligation of KP Parent or the Person formed by or surviving any such consolidation or merger (as applicable) enforceable in accordance with its terms (provided that any such Opinion of Counsel may assume matters of fact, including as a factual matter that one or more conditions precedent have occurred).

In the event of any transaction described in and complying with the conditions listed in this Section 5.01(a) in which KP Parent is not the continuing Person, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of KP Parent, and KP Parent will be (other than in the case of a lease of all or substantially all of its assets) discharged from all obligations and covenants under this Indenture.

(b) The Issuer. The Issuer will not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation) or (y) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Subsidiaries that are Restricted Subsidiaries taken as a whole, in either case, in one or more related transactions, to another Person, unless:

(i) either: (A) the Issuer is the surviving Person; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of any member state of the Pre-Expansion European Union, Switzerland, Canada, any state of the United States or the District of Columbia, Norway or Switzerland;

(ii) the Person formed by or surviving any such consolidation or merger with the Issuer (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made will expressly assume, (A) by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and this Indenture and (B) all obligations of the Issuer under the Intercreditor Agreement and any Additional Intercreditor Agreement, as applicable;

(iii) immediately after giving pro forma effect to such transaction or transactions (and treating any Indebtedness which becomes an obligation of the surviving Person as a result of such transaction as having been incurred by the surviving Person at the time of such transaction or transactions), no Default or Event of Default exists; and

(iv) the Issuer delivers to the Trustee an Officer’s Certificate and Opinion of Counsel, in each case, stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this covenant and that all conditions precedent in this Indenture relating to such transaction have been satisfied and that this Indenture constitutes the legal, valid and binding obligation of the Issuer or the Person formed by or surviving any such consolidation or merger (as applicable) enforceable in accordance with its terms (provided that any such Opinion of Counsel may assume matters of fact, including as a factual matter that one or more conditions precedent have occurred).

In the event of any transaction described in and complying with the conditions listed in this Section 5.01(b) in which the Issuer is not the continuing Person, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Issuer, and the Issuer will be (other than in the case of a lease of all or substantially all of its assets) discharged from all obligations and covenants under this Indenture.

(c) The Guarantors. The Guarantors (other than KP Parent or a Guarantor whose Notes Guarantee is to be released in accordance with the terms of the Notes Guarantee and this Indenture in Section 10.01) will not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not such Guarantor, is the surviving corporation) or (y) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of such Guarantor and its Subsidiaries that are Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i) either (A) such Guarantor is the surviving Person; or (B) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of such Guarantor under its Notes Guarantee, this Indenture, the Intercreditor Agreement, and any Additional Intercreditor Agreement and the Security Documents to which it is a party;

(ii) immediately after giving pro forma effect to such transaction or transactions (and treating any Indebtedness which becomes an obligation of the surviving corporation as a result of such transaction as having been incurred by the surviving corporation at the time of such transaction or transactions), no Default or Event of Default exists; and

(iii) KP Parent delivers to the Trustee an Officer’s Certificate and Opinion of Counsel, in each case, stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Section 5.01(c) and that all conditions precedent in this Indenture relating to such transaction have been satisfied and that this Indenture, the Notes Guarantee constitute legal, valid and binding obligations of the Guarantor or the Person formed by or surviving any such consolidation and merger (as applicable) enforceable in accordance with their terms (provided that any such Opinion of Counsel may assume matters of fact, including as a factual matter that one or more conditions precedent have occurred.

(d) The provisions set forth in this Section 5.01 shall not restrict (and shall not apply to): (A) any Restricted Subsidiary that is not the Issuer or a Guarantor from consolidating with, merging or liquidating into or transferring all or substantially all of its properties and assets to the Issuer, a Guarantor or any other Restricted Subsidiary that is not the Issuer or a Guarantor; (B) any Guarantor (other than KP Parent) from merging or liquidating into or transferring all or part of its properties and assets to the Issuer or another Guarantor; (C) any consolidation or merger of the Issuer into any Guarantor; provided that, if the Issuer is not the surviving entity of such merger or consolidation, the relevant Guarantor will assume the obligations of the Issuer under the Notes, this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement and the Security Documents if any, to which it is a party and Section 5.01(b)(i), Section 5.01(b)(ii) and Section 5.01(b)(i)(vi) shall apply to such transaction; and (D) the Issuer or any Guarantor consolidating into or merging or combining with an Affiliate incorporated or organized for the purpose of changing the legal domicile of such entity, reincorporating such entity in another jurisdiction, or changing the legal form of such entity; provided, however, that Section 5.01(b)(i), Section 5.01(b)(ii) and Section 5.01(b)(iv), Section 5.01(a)(i), Section 5.01(a)(ii), Section 5.01(a)(iii) and Section 5.01(a)(vi) or Section 5.01(c)(i) and Section 5.01(c)(iii), as the case may be, shall apply to any such transaction.

ARTICLE VI

Defaults and Remedies

SECTION 6.01 Events of Default. Each of the following is an “Event of Default” under this Indenture:

(a) default in any payment of interest on any Note issued under this Indenture when due and payable, continued for 30 days;

(b) default in the payment of the principal amount of or premium, if any, on any Notes issued under this Indenture due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c) failure by KP Parent or any of KP Parent’s Restricted Subsidiaries to comply for 60 days after notice by the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes with its other agreements contained in this Indenture;

(d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by KP Parent or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by KP Parent or any of its Restricted Subsidiaries) other than Indebtedness owed to KP Parent or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(i) is caused by a failure to pay principal at Stated Maturity on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness (the “payment default”); or

(ii) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”),

and, in each case, either the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €25.0 million or more;

(e) KP Parent, the Issuer, or any Restricted Subsidiaries that is a Significant Subsidiary of KP Parent or the Issuer, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy, or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) admits in writing that it is unable to pay its debts as they become due;

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against KP Parent, the Issuer, or any Restricted Subsidiaries that is a Significant Subsidiary of KP Parent or the Issuer or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for KP Parent), would constitute a Significant Subsidiary, in a proceeding in which KP Parent, the Issuer, or any such Restricted Subsidiaries that is a Significant Subsidiary of KP Parent or the Issuer or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for KP Parent), would constitute a Significant Subsidiary of KP Parent or the Issuer, is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of KP Parent, the Issuer, or any Restricted Subsidiaries that is a Significant Subsidiary of KP Parent or the Issuer or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary of KP Parent or the Issuer, or for all or substantially all of the property of KP Parent, the Issuer or any Restricted Subsidiaries that is a Significant Subsidiary of KP Parent or the Issuer or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for KP Parent), would constitute a Significant Subsidiary of KP Parent or the Issuer; or

(iii) orders the liquidation of KP Parent, the Issuer or any Restricted Subsidiaries that is a Significant Subsidiary of KP Parent or the Issuer or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for KP Parent), would constitute a Significant Subsidiary of KP Parent or the Issuer and the order or decree remains unstayed and in effect for 60 consecutive days;

(g) failure by KP Parent, the Issuer or any Significant Subsidiary of KP Parent or the Issuer, or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for KP Parent), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of €25.0 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final (the “judgment default provision”);

(h) any security interest under the Security Documents shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement and this Indenture and except through the gross negligence or willful misconduct of the Trustee or Collateral Trustee) with respect to Collateral having a fair market value in excess of €5.0 million for any reason other than the satisfaction in full of all obligations under this Indenture or the release of any such security interest in accordance with the terms of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents or any such security interest created thereunder shall be declared invalid or unenforceable or KP Parent, the Issuer or any Restricted Subsidiary shall assert in writing that any such security interest is invalid or unenforceable and any such Default continues for 10 days; and

(i) any Notes Guarantee of a Guarantor ceases to be in full force and effect (other than in accordance with the terms of such Notes Guarantee or this Indenture) or is declared invalid or unenforceable in a judicial proceeding or any Guarantor denies or disaffirms in writing its obligations under its Notes Guarantee and any such Default continues for 10 days.

However, a default under Section 6.01(c), 6.01(d) or 6.01(g) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes under this Indenture notify the Issuer of the default and, with respect to Sections 6.01(c) and 6.01(g) the Issuer does not cure such default within the time specified in Sections 6.01(c) or 6.01(g), as applicable, after receipt of such notice.

SECTION 6.02 Remedies Upon Event of Default. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture and may not enforce the applicable Security Documents except as provided in such Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement.

Notwithstanding anything to the contrary herein, (i) if a Default occurs for a failure to deliver a required certificate in connection with another default (an “Initial Default”) then at the time such Initial Default is cured, such Default for a failure to report or deliver a required certificate in connection with the Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.09 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

SECTION 6.03 Acceleration.

(a) If an Event of Default (other than an Event of Default in Section 6.01(e) and Section 6.01(f)) occurs and is continuing, the Trustee by notice to KP Parent or the Holders of at least 25% in principal amount of the outstanding Notes under this Indenture by written notice to KP Parent and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes under this Indenture to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default in Section 6.01(e) and Section 6.01(f) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(b) In the event of a declaration of acceleration of the Notes because an Event of Default in Section 6.01(d) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(d) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

SECTION 6.04 Other Remedies. Subject to Articles XI and XII and to the duties of the Trustee as provided for in Article VII, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

To the extent permitted by the Intercreditor Agreement, the Trustee may direct the Collateral Trustee (subject to being indemnified or secured to its satisfaction in accordance with the Intercreditor Agreement) to take enforcement action with respect to the Collateral if any amount is declared or becomes due and payable pursuant to Section 6.02 (but not otherwise).

SECTION 6.05 Waiver of Past Defaults. The Holders of a majority in principal amount of the outstanding Notes under this Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium, interest or Additional Amounts, if any) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

SECTION 6.06 Control by Majority. The Holders of a majority in principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

SECTION 6.07 Limitation on Suits. (a) Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(ii) the Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(iii) such Holders have offered the Trustee customary indemnification or security against any loss, liability or expense;

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of such indemnification or security; and

(v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

SECTION 6.08 Rights of Holders to Receive Payment. Subject to Section 9.02, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.09 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or Section 6.01(b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.06.

SECTION 6.10 Trustee May File Proofs of Claim. Subject to the Intercreditor Agreement, the Trustee may file such proofs of claim and other papers or documents and take such actions as may be necessary or advisable (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes) or any Guarantor, their creditors or their property and, shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the properly incurred compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities of any series or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.11 Priorities. If the Trustee or the Collateral Trustee collects any money or property pursuant to this Article VI, it shall, subject to the terms of the Intercreditor Agreement, pay out the money or property in the following order:

FIRST: to the Trustee, the Agents and the Collateral Trustee for amounts due under Section 7.02, Section 7.06 and Section 11.06;

SECOND: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Amounts, if any, respectively;

THIRD: to the Issuer, any Guarantor or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.11. At least 15 days before such record date, the Trustee shall deliver in accordance with Section 12.01 to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

SECTION 6.12 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Trustee for any action taken or omitted by it as the Trustee or the Collateral Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, the Collateral Trustee or a Paying Agent, a suit by a Holder pursuant to Section 6.08 or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.

SECTION 6.13 Waiver of Stay or Extension Laws. The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 6.14 Restoration of Rights and Remedies. If the Trustee or the Collateral Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or the Collateral Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee, the Collateral Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Collateral Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.15 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.11, no right or remedy herein conferred upon or reserved to the Trustee, or the Collateral Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.16 Delay or Omission Not Waiver. No delay or omission of the Trustee, or the Collateral Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee, or the Collateral Trustee or to the Holders, may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.17 Indemnification of Trustee. Prior to taking any action under this Article VI, the Trustee shall be entitled to indemnification or other security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

ARTICLE VII

Trustee

SECTION 7.01 Duties of Trustee. (a) If an Event of Default, of which a Responsible Officer of the Trustee has actual knowledge, has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture or an indenture supplement hereto and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; provided that to the extent the duties of the Trustee under this Indenture and the Notes may be qualified, limited or otherwise affected by the provisions of the Notes Documents, the Trustee shall be required to perform those duties only as so qualified, limited or affected, and shall be held harmless and shall not Incur any liability of any kind for so acting; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, with respect to certificates or opinions specifically required to be furnished to it hereunder, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein) and shall be entitled to seek advice from legal counsel in relation thereto.

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.03, Section 6.05 or Section 6.06.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01(a), Section 7.01(b) and Section 7.01(c).

(e) No provision of this Indenture, the Intercreditor Agreement or the other Notes Documents shall require the Trustee to expend or risk its own funds or otherwise Incur liability in the performance of any of its duties hereunder or under the Intercreditor Agreement or the other Notes Documents or to take or omit to take any action under this Indenture or under the Intercreditor Agreement or the other Notes Documents or take any action at the request or direction of Holders if it has grounds for believing that repayment of such funds is not assured to it or it does not receive indemnity or security satisfactory to it in its discretion against any loss, liability or expense which might be incurred by it in compliance with such request or direction nor shall the Trustee be required to do anything which is illegal or contrary to applicable laws. The Trustee will not be liable to the Holders if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control. No provision of this Indenture or of the Notes Documents shall require the Trustee to indemnify the Collateral Trustee, and the Collateral Trustee waives any claim it may otherwise have by operation of law in any jurisdiction to be indemnified by the Trustee acting as principal vis-à-vis its agent, the Collateral Trustee (but this does not prejudice the Collateral Trustee’s rights to bring any claim or suit against the Trustee (including for damages in the case of gross negligence or willful misconduct of the Trustee)).

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(g) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(h) Each Holder, by its acceptance of any Notes and the Guarantees of the Notes by the Guarantors, if any, consents and agrees to the Agreed Security Principles and the terms of the Notes Documents, the Intercreditor Agreement, and any other Security Documents to which the Trustee may be a party (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or as may be amended from time to time in accordance with their terms and authorizes and directs the Trustee to enter into and perform its obligations and exercise its rights under the Notes Documents, the Intercreditor Agreement, and such Security Documents in accordance therewith, to bind the Holders on the terms set forth in the Notes Documents, the Intercreditor Agreement, and such Security Documents and to execute any and all documents, amendments, waivers, consents, releases or other instruments authorized or required to be executed by it pursuant to the terms thereof.

SECTION 7.02 Rights of Trustee.

(a) The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York. Furthermore, the Trustee may also refrain from taking such action if it would otherwise render it liable to any Person in that jurisdiction, the State of New York or if, in its opinion based upon such legal advice, it would not have the power to take such action in that jurisdiction by virtue of any applicable law in that jurisdiction, in the State of New York or if it is determined by any court or other competent authority in that jurisdiction, in the State of New York that it does not have such power.

(b) The Trustee may conclusively rely and shall be fully protected in relying on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(c) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(d) The Trustee may act through attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(e) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement or any other Notes Document; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(f) The Trustee may retain professional advisers to assist it in performing its duties under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement or any Notes Document. The Trustee may consult with counsel, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any Officer’s Certificate, Opinion of Counsel, or any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, bond, debenture, note, other evidence of Indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture or the Intercreditor Agreement, unless such Holders shall have offered to the Trustee indemnity or other security satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred by it in compliance with such request, order or direction.

(i) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than the majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture (as qualified, limited or otherwise affected by the provisions of the Intercreditor Agreement), the Trustee, in its sole discretion, may determine what action, if any, shall be taken and shall be held harmless and shall not Incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(j) The Trustee shall have no duty to inquire as to the performance of the Issuer with respect to the covenants contained in Article VI. Delivery of reports, information and documents to the Trustee under Section 4.09 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(k) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(l) If any Guarantor is substituted to make payments on behalf of the Issuer pursuant to Article X, the Issuer shall promptly notify the Trustee of such substitution.

(m) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified or secured to its satisfaction and to be compensated, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder, under the Intercreditor Agreement, any Additional Intercreditor Agreements and the other Notes Documents, by the Collateral Trustee and by each Agent in their various capacities hereunder, custodian and other Person employed to act as agent hereunder. Each of the Trustee, each Agent and the Collateral Trustee shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(n) The Trustee shall not be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.

(o) At any time that the security granted pursuant to the Security Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such security, the Trustee is not required to give any direction to the Collateral Trustee with respect thereto unless it has been indemnified in accordance with Section 7.01(e). In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(i) any failure of the Collateral Trustee to enforce such security within a reasonable time or at all;

(ii) any failure of the Collateral Trustee to pay over the proceeds of enforcement of the Security;

(iii) any failure of the Collateral Trustee to realize such security for the best price obtainable;

(iv) monitoring the activities of the Collateral Trustee in relation to such enforcement;

(v) taking any enforcement action itself in relation to such security;

(vi) agreeing to any proposed course of action by the Collateral Trustee which could result in the Trustee incurring any liability for its own account; or

(vii) paying any fees, costs or expenses of the Collateral Trustee.

(p) The permissive rights of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so.

(q) Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee be liable for any consequential loss (including loss of business, goodwill, opportunity or profit of any kind) of the Issuer, any Restricted Subsidiary or any other Person (or, in each case, any successor thereto), or any punitive damages for which such party becomes liable even if foreseeable and even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(r) The Trustee may assume without inquiry in the absence of actual knowledge of a Responsible Officer that the Issuer is duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(s) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of, or caused by, directly or indirectly, forces beyond its control, including, without limitation, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(t) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes Documents, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(u) No provision of this Indenture shall require the Trustee to do anything which, in its good faith opinion, may be illegal or contrary to applicable law or regulation.

(v) The Trustee shall not be required to take notice or be deemed to have notice of any Default or Event of Default hereunder unless a Responsible Officer of the Trustee shall be specifically notified in writing of such Default or Event of Default by the Issuer or by the Holders of at least 25% of the aggregate principal amount of Notes then outstanding, at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(w) The Trustee and the Paying Agent shall be entitled to make payments net of any Taxes or other sums required by any applicable law to be withheld or deducted.

SECTION 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee; provided that any amounts due to the Trustee as a creditor of the Issuer or otherwise (other than amounts due pursuant to Section 7.02, Section 7.06 and Section 11.06 of this Indenture), shall not be paid under Section 6.11 prior to amounts due to any Holder. For the avoidance of doubt, any Agent, Paying Agent, Transfer Agent, Authenticating Agent or Registrar may do the same with like rights.

SECTION 7.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Intercreditor Agreement, the Security Documents or the Notes or the Notes Guarantee or any other Notes Document or the Collateral, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, and it shall not be responsible for any statement of the Issuer in this Indenture, the Offering Memorandum or any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication if signed by the Trustee. The Trustee shall not be charged with knowledge of the identity of any Significant Subsidiary unless either (a) a Responsible Officer shall have actual knowledge thereof or (b) the Trustee shall have received notice thereof in accordance with Section 12.01 hereof from the Issuer or any Holder. Nothing hereunder shall require the Trustee to file any financing or continuation statements or recording any documents or instruments in any public office at any time or otherwise perfecting or maintain the perfection of any Lien or security interest in the Collateral.

SECTION 7.05 Notice of Defaults. If a Default or Event of Default occurs and is continuing and a Responsible Officer of the Trustee is informed in writing of such occurrence by KP Parent, the Trustee must give notice of the Default to the Holders within 60 days after being notified by KP Parent. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee determines that withholding notice is in the interests of the Holders.

SECTION 7.06 Compensation and Indemnity. The Issuer, or, upon the failure of the Issuer to pay, each Guarantor (if any), jointly and severally, shall pay to the Trustee from time to time such compensation as the Issuer and Trustee may from time to time agree for its acceptance of this Indenture and services hereunder and under the Notes Documents. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.

In the event of the occurrence of an Event of Default or the Trustee considering it expedient or necessary or being requested by the Issuer to undertake duties which the Trustee reasonably determines to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee, the Issuer shall pay to the Trustee such additional remuneration for such duties.

The Issuer and each Guarantor (if any), jointly and severally, shall reimburse the Trustee promptly upon request for all properly incurred disbursements, advances and expenses incurred or made by it (as evidenced in an invoice from the Trustee), including costs of collection, in addition to the compensation for its services. Such expenses shall include the properly incurred compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer and each Guarantor (if any), jointly and severally, shall indemnify the Trustee, the Agents and their respective officers, directors, agents and employers against any and all loss, liability, Taxes or expenses (including properly incurred attorneys’ fees) incurred by or in connection with the acceptance or administration of its duties under this Indenture and the Notes Documents, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, under the Intercreditor Agreement, any Additional Intercreditor Agreement or the Notes Documents, as the case may be.

The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder, under the Intercreditor Agreement, any Additional Intercreditor Agreement or any other Notes Documents, as the case may be. Except in cases where the interests of the Issuer and the Trustee may be adverse, the Issuer shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuer’s and any Guarantor’s expense in the defense. Notwithstanding the foregoing, such indemnified party may, in its sole discretion, assume the defense of the claim against it and the Issuer and any Guarantor shall, jointly and severally, pay the properly incurred fees and expenses of the indemnified party’s defense (as evidenced in an invoice from the Trustee). Such indemnified parties may have separate counsel of their choosing and the Issuer and any Guarantor, jointly and severally, shall pay the properly incurred fees and expenses of such counsel (as evidenced in an invoice from the Trustee). The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, gross negligence or fraud.

To secure the Issuer’s and any Guarantor’s payment obligations in this Section 7.06, the Trustee, the Collateral Trustee and the Agents have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s and any Guarantor’s payment obligations pursuant to this Section 7.06 and any lien arising thereunder shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee and the Agents. Without prejudice to any other rights available to the Trustee and the Agents under applicable law, when the Trustee and the Paying Agents Incur expenses after the occurrence of a Default specified in Section 6.01(e) and Section 6.01(f) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Section 7.06, including its right to be indemnified, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder, under the Intercreditor Agreement and any Additional Intercreditor Agreement and by the Collateral Trustee, each Agent, custodian and other Person employed with due care to act as agent hereunder. For purposes of this Section 7.06, “Trustee” shall include any predecessor Trustee; provided, however, that the negligence or misconduct of any Trustee shall not affect the rights of any other Trustee hereunder.

SECTION 7.07 Replacement of Trustee. (a) The Trustee may resign at any time by giving written notice to the Issuer. The Holders of a majority in principal amount of the Notes then outstanding may remove the Trustee at any time by so notifying the Trustee and may appoint a successor Trustee. The Issuer shall be entitled to remove the Trustee or any Holder who has been a bona fide Holder for not less than six months may petition any court for removal of the Trustee and appointment of a successor Trustee, if:

(i) the Trustee has or acquires a conflict of interest in its capacity as Trustee that is not eliminated;

(ii) the Trustee is adjudged bankrupt or insolvent; or

(iii) the Trustee otherwise becomes incapable of acting as Trustee hereunder.

(b) If the Trustee resigns, is removed pursuant to Section 7.07(a) or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee. Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture and the Notes Documents. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the lien provided for in Section 7.06.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee, or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office; provided that such appointment is reasonably satisfactory to the Issuer.

(e) Notwithstanding the replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

(f) For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Article VII, including its right to be indemnified, are extended to, and shall be enforceable by each Agent and the Collateral Trustee employed to act hereunder.

SECTION 7.08 Successor Trustee by Merger. Any corporation into which the Trustee may be merged or converted, or any corporation with which the Trustee may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation, including affiliated corporations, to which the Trustee shall sell or otherwise transfer: (a) all or substantially all of its assets or (b) all or substantially all of its corporate trust business shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws and subject to any credit rating requirements set out in this Noted Indenture become the successor Trustee under this Noted Indenture without the execution or filing of any paper or any further act on the part of the parties to this Noted Indenture, unless otherwise required by the Issuer, and after the said effective date all references in this Noted Indenture to the Trustee shall be deemed to be references to such successor corporation. Written notice of any such merger, conversion, consolidation or transfer shall immediately be given to the Issuer by the Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.09 Certain Provisions. Each Holder by accepting a Note authorizes and directs on his or her behalf the Trustee to enter into and to take such actions and to make such acknowledgements as are set forth in this Indenture and the Intercreditor Agreement or other documents entered into in connection therewith.

The Trustee shall not be responsible for the legality, validity, effectiveness, suitability, adequacy or enforceability of the Security Documents or any obligation or rights created or purported to be created thereby or pursuant thereto or any security or the priority thereof constituted or purported to be constituted thereby or pursuant thereto, nor shall it be responsible or liable to any Person because of any invalidity of any provision of such documents or the unenforceability thereof, whether arising from statute, law or decision of any court. The Trustee shall be under no obligation to monitor or supervise the functions of the Collateral Trustee under the Security Documents and shall be entitled to assume that the Collateral Trustee is properly performing its functions and obligations thereunder and the Trustee shall not be responsible for any diminution in the value of or loss occasioned to the assets subject thereto by reason of the act or omission by the Collateral Trustee in relation to its functions thereunder. The Trustee shall have no responsibility whatsoever to the Issuer, any Guarantor or any Holder as regards any deficiency which might arise because the Trustee is subject to any tax in respect of the Security Documents, the security created thereby or any part thereof or any income therefrom or any proceeds thereof.

SECTION 7.10 Agents; General Provisions.

(a) The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not (i) joint or (ii) joint and several.

(b) The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Until they have received such written notice from the Trustee, the Agents shall act solely as agents of the Issuer.

(c) The Agents shall act solely as agents of the Issuer and shall have no fiduciary or other obligation towards, or have any relationship of agency or trust, for or with any Person other than the Issuer, except as expressly stated elsewhere in this Indenture.

(d) Any Agent may resign, without liability for doing so, and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and Issuer. The Trustee or Issuer may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within thirty (30) days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee or may appoint a successor Agent, provided that such appoint shall be reasonably satisfactory to the Issuer and Trustee, or apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) properly incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery of any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture.

(e) Each Agent shall treat money paid to it in the same way as any other banker, and shall not be liable for any interest earned thereon. Further, such money will not be held in accordance with the rules established by the Financial Conduct Authority in the Financial Conduct Authority Handbook of rules and guidance from time to time in relation to client money.

(f) Publication of Notices. Any obligation the Agents may have to publish a notice to Holders of Global Notes on behalf of Issuer will be met upon delivery of the notice to Euroclear or Clearstream.

(g) Instructions. In the event that instructions given to any Agent are not reasonably clear, then such Agent shall be entitled to seek clarification from the Issuer or other party entitled to give the Agents instructions under this Indenture by written request promptly and in any event within one Business Day of receipt by such Agent of such instructions. If an Agent has sought clarification in accordance with this Section 7.10, then such Agent shall be entitled to take no action until such clarification is provided, and shall not incur any liability for not taking any action pending receipt of such clarification.

ARTICLE VIII

Satisfaction and Discharge of Indenture; Defeasance

SECTION 8.01 Satisfaction and Discharge of Liability on Notes; Defeasance.

(a) This Indenture, and the rights of the Trustee and the Holders under the Intercreditor Agreement and any Additional Intercreditor Agreement and the relevant Security Documents, will be discharged and cease to be of further effect (except as to surviving rights of conversion or transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when (i) either (A) all such Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuer) have been delivered to the Paying Agent for cancellation; or (B) all such Notes not previously delivered to the Paying Agent for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Paying Agent in the name, and at the expense, of the Issuer; (ii) the Issuer has deposited or caused to be deposited with the Trustee (or another entity designated or appointed as agent by the Trustee for this purpose), money or in euro or euro-denominated European Government Obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on such Notes not previously delivered to the Paying Agent for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (iii) the Issuer has paid or caused to be paid all other sums payable under this Indenture; (iv) the Issuer has delivered irrevocable instructions to the Trustee to apply the funds deposited towards the payment of such Notes at maturity or on the redemption date, as the case may be; and (v) KP Parent has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which the Trustee may rely on without further inquiry) each to the effect that all conditions precedent under this Section 8.01 of this Indenture relating to the satisfaction and discharge of this Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

(b) The Issuer at any time may terminate all obligations of the Issuer and the Guarantors under the Notes and this Indenture (“legal defeasance option”) and cure all then existing Defaults and Events of Default, except for certain obligations, including those respecting the defeasance trust, the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the obligations of the Issuer in connection therewith and obligations concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust. Subject to the foregoing, if the Issuer exercises its legal defeasance option, the rights of the Trustee and the Holders under the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement in effect at such time will terminate (other than with respect to the defeasance trust).

(c) The Issuer at any time may terminate its and the Guarantors’ obligations in Article IV (other than clauses (i), (ii) and (iv) of Section 5.01(b)) and Section 4.14 and the default provisions relating to such provisions in Section 6.01, the operation of the cross-default upon a payment default, the cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries (other than KP Parent and the Issuer), the judgment default provision, and the guarantee provision and the security default provision in Section 6.01 (“covenant defeasance”).

(d) The Issuer at its option at any time may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to such Notes. If the Issuer exercises its covenant defeasance option with respect to the Notes, payment of such Notes may not be accelerated because of an Event of Default specified in Section 6.01(c) (other than with respect to clauses (i), (ii) and (iv) of Section 5.01(b)), Section 6.05(d), Section 6.05(e) and Section 6.05(f) (with respect only to the Significant Subsidiaries other than the Issuer), Section 6.01(g), Section 6.01(h) and Section 6.01(i).

SECTION 8.02 Conditions to Defeasance. (a) The Issuer may exercise its legal defeasance option or its covenant defeasance option only if the Issuer has irrevocably deposited in trust (the “defeasance trust”) with the Trustee (or another entity designated or appointed as agent by the Trustee for this purpose), cash in euro or euro-denominated European Government Obligations or a combination thereof, in each case sufficient for the payment of principal, premium, if any, and interest on the Notes, to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of:

(i) an Opinion of Counsel in the United States to the effect that Holders and Beneficial Owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law);

(ii) an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer;

(iii) an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with;

(iv) an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the U.S. Investment Company Act of 1940; and

(v) all other documents or other information that the Trustee may reasonably require in connection with either defeasance option.

SECTION 8.03 Application of Money. The Trustee shall apply the deposited money and the money from the European Government Obligations, as the case may be, deposited with it pursuant to Section 8.02 in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.04 Repayment to Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any money or European Government Obligations held by it as provided in this Article VIII which, in the written opinion of an internationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if European Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.

Subject to any applicable abandoned property law, the Trustee shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05 Indemnity for European Government Obligations. The Issuer and any Guarantor, jointly and severally, shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited European Government Obligations or the principal and interest received on such European Government Obligations.

SECTION 8.06 Reinstatement. If the Trustee is unable to apply any money, European Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and the

Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee is permitted to apply all such money, European Government Obligations in accordance with this Article VIII; provided, however, that if the Issuer has made any payment of principal of or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money, European Government Obligations held by the Trustee.

ARTICLE IX

Amendments and Waivers

SECTION 9.01 Without Consent of Holders. Without the consent of any Holder, KP Parent, the Issuer, any Guarantor, the Trustee and the other parties thereto, as applicable, may amend or supplement any Notes Documents relating to the Notes to:

(a) cure any ambiguity, omission, defect, error or inconsistency;

(b) provide for the assumption by a successor Person (as defined in Article V of this Indenture) of the obligations of KP Parent or any Restricted Subsidiary under any such Notes Document;

(c) add to the covenants or provide for a Notes Guarantee for the benefit of the Holders or surrender any right or power conferred upon KP Parent or any Restricted Subsidiary;

(d) make any change that would provide additional rights or benefits to the Trustee or the Holders or that does not adversely affect the rights or benefits to the Trustee or any of the Holders in any material respect under such Notes Document;

(e) make such provisions as necessary (as determined in good faith by the Board of Directors or a member of Senior Management of KP Parent) for the issuance of Additional Notes;

(f) provide for any Restricted Subsidiary to provide a Notes Guarantee in accordance with Section 4.01 or Section 4.08, to add Notes Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Notes Guarantee or Lien (including the Collateral and the Security Documents) or any amendment in respect thereof with respect to or securing the Notes when such release, termination, discharge or retaking or amendment is provided for under this Indenture, the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement;

(g) conform the text of this Indenture or the Notes to any provision of the section entitled “Description of the Notes” in the Offering Memorandum to the extent that such provision in the “Description of the Notes” in the Offering Memorandum was intended to be a verbatim recitation of a provision of this Indenture or the Notes;

(h) evidence and provide for the acceptance and appointment under this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement of a successor Trustee or the Collateral Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee or the Collateral Trustee to any Notes Document relating to such Note;

(i) in the case of the Security Documents, to grant a Lien in favor of the Collateral Trustee for the benefit of the Holders or parties to the Senior Secured Credit Facilities, in any property which is required by the Security Documents or the Senior Secured Credit Facilities (as in effect on the Issue Date) to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Collateral Trustee, or to the extent necessary to grant a security interest in the Collateral for the benefit of any Person; provided that the granting of such security interest is not prohibited by this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement and Section 4.07 is complied with; or

(j) as provided in Section 4.11.

Notwithstanding anything to the contrary in this Section 9.01, in order to effect an amendment authorized by Section 9.01(c) or Section 9.01(f) in respect of providing for a Notes Guarantee, it shall only be necessary for the supplemental indenture providing for the accession of an additional Guarantor to be duly authorized and executed by (i) the Issuer, (ii) KP Parent, (ii) the additional Guarantor and (iii) the Trustee.

SECTION 9.02 With Consent of Holders. KP Parent, the Issuer, the Trustee and the other parties thereto, as applicable, may amend, supplement or otherwise modify the Notes Documents with the consent of Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to Section 6.05 and Section 6.08, any Default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of Holders holding not less than 90% of the then outstanding principal amount of the Notes, then outstanding (or, alternatively, the consent of each Holder affected thereby), an amendment or waiver may not, with respect to any Notes:

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, waiver or modification;

(b) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(c) reduce the principal of or extend the Stated Maturity of any Note;

(d) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, in each case as described in Section 5 of the Notes;

(e) make any Note payable in money other than that stated in the Note;

(f) impair the right of any Holder to receive payment of principal of and interest or Additional Amounts, if any, on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(g) make any change to Section 4.13 that adversely affects the right of any Holder of such Notes in any material respect or amends the terms of such Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Issuer or the applicable Payor agrees to pay Additional Amounts, if any, in respect thereof;

(h) release any security interest granted for the benefit of the Holders in the Collateral other than in accordance with the terms of the Security Documents, the Intercreditor Agreement, any applicable Additional Intercreditor Agreement or this Indenture;

(i) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest or Additional Amounts, if any, on the Notes (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(j) release any Guarantor from any of its obligations under its Notes Guarantee or this Indenture, except in accordance with the terms of this Indenture and the Intercreditor Agreement; or

(k) make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

In formulating its decision on such matters as are described in Section 9.01 and Section 9.02, the Trustee shall be entitled to require and rely absolutely on such evidence as it deems necessary, including Officer’s Certificates and Opinions of Counsel.

For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer or KP Parent will publish notice of any amendment, supplement and waiver in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu).

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment of the Notes Documents, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any Holder of the Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

After an amendment under this Section 9.02 becomes effective, in case of Holders of Definitive Notes, the Issuer shall mail to the Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

Except as set forth in this Section 9.02, the Notes issued on the Issue Date, and any Additional Notes, will be treated as a single class for all purposes under this Indenture, including with respect to waivers and amendments.

SECTION 9.03 Revocation and Effect of Consents and Waivers.

(a) A written consent to an amendment or a waiver by a Holder shall bind the Holder and every subsequent Holder of that Note or portion of the Notes that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the written consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite number of consents have been received. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of the requisite number of consents, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer and the Trustee.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their written consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding Section 9.03(a), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.04 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee or an Authenticating Agent shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.05 Trustee and Collateral Trustee to Sign Amendments. The Trustee, the Issuer and the Collateral Trustee shall sign any amendment authorized pursuant to this Article IX if the amendment does not impose any personal obligations on the Trustee or the Collateral Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee and the Collateral Trustee under this Indenture and the Intercreditor Agreement, as applicable. If it does, the Trustee or the Collateral Trustee may, but need not, sign it. In signing such amendment the Trustee and the Collateral Trustee shall be entitled to receive an indemnity or security satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment complies with this Indenture, the other Notes Documents and that such amendment has been duly authorized, executed and delivered and is the legally valid and binding obligation of the Issuer and the Guarantors (if any) enforceable against them in accordance with its terms, subject to customary exceptions. Subject to this Section 9.05 and the terms of the Intercreditor Agreement, the Collateral Trustee shall at the direction of the Issuer sign amendments to this Indenture.

ARTICLE X

Notes Guarantee

SECTION 10.01 Notes Guarantee.

(a) The Notes will be guaranteed, as of the Issue Date, by KP Parent and the Initial Guarantors.

(b) Subject to this Article X, any Guarantor, as primary obligor and not merely as a surety, jointly and severally, unconditionally, on a senior basis and subject to the Agreed Security Principles and any limitations set out herein or in any supplemental indenture, guarantees to each Holder of a Note authenticated and delivered by the Trustee (or the Authenticating Agent), to the Trustee and its successors and assigns to the Collateral Trustee (on behalf of and for the benefit of the Holders, for the purpose of this Article X, and not in its individual capacity, but solely in its role as representative of the Holders in holding and enforcing the Collateral and the Security Documents), irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i) the principal of, Additional Amounts and premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest, Additional Amounts and premium, if any, on the Notes (to the extent permitted by law) and all other obligations of the Issuer to the Holders or the Trustee or the Collateral Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(c) To the extent permitted by the applicable law and subject to the Agreed Security Principles, each Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action or any delay or omission to assert any claim or to demand or enforce any remedy hereunder or thereunder, any waiver, surrender, release or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(d) If any Holder, the Trustee, or the Collateral Trustee is required by any court or otherwise to return to or for the benefit of the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either the Issuer or the Guarantors to the Trustee, the Collateral Trustee, or such Holder, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(e) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Collateral Trustee, and the Trustee, on the other hand,

(i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and

(ii) in the event of any declaration of acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(f) Each Guarantor also agrees to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Collateral Trustee in enforcing any rights under this Section 10.01.

SECTION 10.02 Successors and Assigns. This Article X shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Collateral Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Each party to this Indenture hereby agrees and undertakes to execute and deliver all such documents and do all such acts and things which are legally required to fully and effectively give effect to this Section 10.02.

SECTION 10.03 No Waiver. Neither a failure nor a delay on the part of the Collateral Trustee, the Trustee or the Holders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Collateral Trustee, the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.

SECTION 10.04 Modification. No modification, amendment or waiver of any provision of this Article X, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.05 Execution of Supplemental Indenture for Guarantors. Each Subsidiary which is required to become a Guarantor pursuant to this Indenture shall promptly execute and deliver to the Trustee a supplemental indenture in the form attached to this Indenture as Exhibit B pursuant to which such Subsidiary shall become a Guarantor under this Article X. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel (reasonably acceptable to the Trustee and subject to customary qualifications and assumptions) and an Officer’s Certificate to the effect that such supplemental indenture and any Security Documents executed and delivered in connection with such supplemental indenture have been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally to the principles of equity, whether considered in a proceeding at law or in equity, and any other matters which are set out as qualifications or reservations as to matters of law of general application, the Guarantee of such Guarantor and any Security Documents executed and delivered in connection with such supplemental indenture are a legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and to such other matters as the Trustee may reasonably request. The obligations of a Guarantor executing and delivering a supplemental indenture to this Indenture providing for a Guarantee of the Notes under this Article X shall be subject to such limitations as are mandated under applicable laws in addition to the limitations set forth in Section 10.07 and set out in the relevant supplemental indenture.

SECTION 10.06 Release of the Notes Guarantee.

(a) The Notes Guarantee of any Guarantor will be released:

(i) other than with respect to KP Parent and any Restricted Subsidiary that is a Holding Company of the Issuer, upon a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of the relevant Guarantor (whether by direct sale or sale of a holding company) or the sale or disposition of all or substantially all the assets of the Guarantor other than to the Issuer or a Restricted Subsidiary, if the sale or other disposition does not violate Section 4.05 and the Guarantor ceases to be a Restricted Subsidiary of KP Parent as a result of the sale or other disposition;

(ii) upon the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary;

(iii) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture, as provided in Article VIII;

(iv) in accordance with the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement, including upon an enforcement action;

(v) as described under Article IX;

(vi) as described in Section 4.08;

(vii) as a result of any transaction permitted by Section 5.01.

(b) The Trustee shall take all necessary actions, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement, reasonably requested by the Issuer to effectuate any release of a Notes Guarantee in accordance with these provisions, subject to customary protections and indemnifications. Each of the releases set forth above shall be effected by the Trustee without the consent of the Holders or any other action or consent on the part of the Trustee.

SECTION 10.07 Limitations on Obligations of Guarantors.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable laws relating to bankruptcy, dissolution, insolvency, reorganization, liquidation, moratorium, fraudulent conveyance, fraudulent transfer, fraudulent disposition, transactions at an undervalue, extortionate credit transactions, preferences, improper corporate purpose or benefit, financial assistance, capital maintenance or similar laws affecting the rights of creditors generally.

(b) Specific Limitation for Switzerland. Notwithstanding anything to the contrary in this Indenture or any other Notes Documents, the obligations of any Guarantor incorporated under the laws of Switzerland (“Swiss Guarantor”) and the rights of the Holders and the Trustee under the Notes Documents are subject to the following limitations: If and to the extent that a Swiss Guarantor is liable under any provision of this Indenture or any other Notes Documents, for obligations other than its own obligations or obligations of one of its Subsidiaries (i.e. obligations of its direct or indirect parent companies or shareholders, respectively, (upstream security) or sister companies (including any companies held by any of its shareholders) (crossstream security)) (“Swiss Restricted Obligations”) and that complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor, the following shall apply:

(i) the aggregate liability of such Swiss Guarantor for Swiss Restricted Obligations shall be limited to the Swiss Available Amount (as defined below) at the time such Swiss Guarantor is required to perform under the Notes Documents, provided that this is a requirement under applicable law at that time and further provided that such limitation shall not free such Swiss Guarantor from its obligations in excess thereof, but merely postpone the performance date therefore until such times as performance is again permitted notwithstanding such limitation;

(ii) for the purposes of paragraph (a), “Swiss Available Amount” means the maximum amount of such Swiss Guarantor’s profits and reserves available for distribution to its shareholder(s) under applicable Swiss law, presently being the amount equal to the positive difference between (1) the assets of such Swiss Guarantor and (2) the aggregate of such Swiss Guarantor ‘s (A) liabilities other than Swiss Restricted Obligations, (B) stated capital, (C) statutory reserves (gesetzliche Reserven) to the extent such reserves must be maintained by mandatory law and (D) any freely disposable equity that has to be blocked for any loans granted by the Swiss Guarantor to a direct or indirect parent company of the Swiss Guarantor or a direct or indirect subsidiary of any parent company, in each case under (A) through (D) to the extent such reserves must be maintained by mandatory law and precedents by the Swiss Federal Supreme Court;

(iii) immediately after having been requested to perform Swiss Restricted Obligations under the Notes Documents, the relevant Swiss Guarantor shall:

(A) perform any Swiss Restricted Obligations which are not affected by the above limitations; and

(B) in respect of any remainder, if and to the extent requested by the Trustee or required under then applicable Swiss law, provide the Trustee with an interim balance sheet audited by the statutory auditors of such Swiss Guarantor setting out the Swiss Available Amount and, immediately thereafter, pay the Swiss Available Amount (less, if required, any Swiss Withholding Tax) to the Trustee to the extent not already covered by (i) above;

(iv) in respect of Swiss Restricted Obligations, each Swiss Guarantor shall:

(A) if and to the extent required by applicable law in force at the relevant time:

(1) subject to any applicable double tax treaties, deduct the Swiss Withholding Tax at the rate of thirty five percent (35%) (or such other rate as is in force at that time) from any payment made by it in respect of Swiss Restricted Obligations;

(2) pay any such deduction to the Swiss Federal Tax Administration; and

(3) notify and provide evidence to the Holders that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration; and

(B) to the extent such deduction is made, not be required to make a gross-up indemnify or otherwise hold harmless the Holders for the deduction of the Swiss Withholding Tax, notwithstanding anything to the contrary contained in the Notes Documents, unless such payment is permitted under the laws of Switzerland then in force. Each Swiss Guarantor shall use its best efforts to ensure that any person which is, as a result of a payment under the Notes Documents, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (x) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (y) pay to the Trustee upon receipt any amount so refunded;

(v) each Swiss Guarantor shall, and its parent shall procure that such Swiss Guarantor will, take and cause to be taken all and any other action, including, without limitation, the passing of any shareholders’ resolutions to approve any payment or other performance under this Indenture or any other Notes Documents and the receipt of any confirmations from such Swiss Guarantor’s auditors, which may be useful or required as a matter of Swiss mandatory law in force at the time it is required to make a payment or perform other obligations under this Indenture or any other Notes Documents in order to allow a prompt payment and performance of other obligations under this Indenture or any other Notes Documents with a minimum of limitations; and

(vi) if the enforcement of Swiss Restricted Obligations would be limited due to the effects referred to in this Section 10.07(b), then such Swiss Guarantor shall to the extent permitted by applicable law and the relevant Swiss accounting standards and the Notes Documents (A) convert restricted reserves into profits and reserves freely available for the distribution as dividends (B) revalue hidden reserves, (C) write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for such Swiss Guarantor’s business (nicht betriebsnotwendig) and all such other measures necessary or useful to allow the Swiss Guarantor to make the payments agreed hereunder with a minimum of limitations.

(c) Limitation of Liability for German Guarantors.

(i) Notwithstanding anything to the contrary in any Notes Document, if and to the extent that the guarantee pursuant to this Article X or any liability, indemnity or other payment obligation under the Notes Documents, of a Guarantor incorporated in Germany (the “German Guarantor”) established as a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) (the “German Guarantor Guarantee”), guarantees or secures liabilities owed by a direct or indirect shareholder of the German Guarantor or by any subsidiary of such direct or indirect shareholder (other than the German Guarantor itself and its subsidiaries), the enforcement of the German Guarantor Guarantee shall be limited to an amount which would not have the effect of reducing the German Guarantor’s net assets (Reinvermögen) (the “Net Assets”) to an amount of less than its stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced (a “Capital Impairment”).

(ii) The amount of the Net Assets shall be determined in accordance with the German Commercial Code (Handelsgesetzbuch, the “HGB”) consistently applied by the relevant German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss) according to section 42 of the German Limited Liability Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, the “GmbHG”) and sections 242, 264 of the HGB in the previous years, provided that:

(A) any amounts not available for distribution to the shareholders of the German Guarantor in accordance with section 268 para. 8 of the HGB shall be deducted when calculating the amount of the Net Assets of the German Guarantor;

(B) the amount of any increase of the stated share capital (Stammkapital) of such German Guarantor carried out after the date of this Agreement (1) that has been effected in violation of the provisions of this Agreement or (2) to the extent that it is not fully paid up, provided that the corresponding claim against its shareholders is not accounted for as an asset in the balance sheet of the German Guarantor at the time of enforcement of the German Guarantor Guaranty, shall be deducted from the relevant stated share capital (Stammkapital) of the German Guarantor;

(C) loans and other liabilities incurred by such German Guarantor in violation of any of the Notes Documents; and

(D) any loans provided to the relevant German Guarantor by a member of the Group shall be disregarded in calculating the liabilities of that German Guarantor if such loans are made (A) by a direct or indirect shareholder of the relevant German Guarantor or (B) any member of the Group, but only if and to the extent a waiver (Erlass) of the loan provided to the relevant German Guarantor (y) would not result in that member of the Group or its management breaching any obligations under applicable law, and (z) is otherwise permissible and possible (e.g. it could not be permissible and possible where the relevant member of the Group is itself in administration or cannot dispose of the relevant receivable because it is subject to security).

(iii) In a situation where a Holder of a Note, the Trustee and its successors, the Collateral Trustee (on behalf of and for the benefit of the Holders, for the purpose of this Article X, and not in its individual capacity, but solely in its role as representative of the Holders in holding and enforcing the Collateral and the Security Documents) (the “Secured Parties”) would, but for this Article X, be entitled to and seek to enforce the German Guarantor Guarantee, such German Guarantor shall upon demand of the Trustee within three months of such demand being made, and to the extent necessary to discharge its obligations under this German Guarantor Guarantee, realise any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the asset if such asset is not necessary for its business (nicht betriebsnotwendig) provided that such realisation is legally permitted.

(iv) The limitations set out in Section 10.07(c)(i) shall not apply to any German Guarantor Guarantee for any amounts payable on the Notes to the extent such amounts are on-lent, or otherwise passed on, to the respective German Guarantor or any of its subsidiaries and are not repaid at the day of a payment demand under the German Guarantor Guarantee.

(v) The limitations set out in Section 10.07(c)(i) shall not apply in case of a Capital Impairment if and to the extent:

(A) a domination agreement (Beherrschungsvertrag) or a profit transfer agreement (Gewinnabführungsvertrag) is in place (“besteht”) between the German Guarantor (as a dominated party) and the relevant primary obligor (either directly or indirectly through a chain of domination and/or profit transfer agreements) each within the meaning of section 291 of the German Act on Stock Corporations (Aktiengesetz), with the German Guarantor as dominated entity (beherrschtes Unternehmen) (a “DPTA”) unless the existence of such DPTA does not lead to the inapplicability of Section 30 para.1 sentence 1 GmbHG; or

(B) the payments by the German Guarantor under the German Guarantor Guarantee are covered by a valuable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against any of its direct or indirect shareholders or the Issuer of any other Guarantor for whose liabilities the German Guarantor Guarantee was taken out; or

(C) the German Guarantor has not abided to any of its obligations pursuant to Section 10.07(c)(i); or (D) that they are not necessary for the purposes of protecting the German Guarantor’s managing directors from the risk of personal liability pursuant to section 30 of the GmbHG.

(vi) The limitations set out in Section 10.07(c)(i) shall only apply to amounts demanded under the German Guarantor Guarantee if:

(A) within 15 Business Days (for the purposes of this Section 10.07(c) only, the term “Business Day” shall mean any banking day (Bankarbeitstag) of the German Central Bank (Bundesbank)) following the receipt by the German Guarantor of a payment demand under the German Guarantor Guarantee, such amounts have been confirmed by the managing directors on behalf of such German Guarantor in writing to the Trustee of not being enforceable because of causing a Capital Impairment (taking into account the adjustments set out in Section 10.07(c)(i)) and such confirmation is supported by evidence reasonably satisfactory to the Trustee, e.g. interim financial statements (Stichtagsbilanz) and a detailed calculation of its Net Assets (the “Management Determination”); or

(B) the Trustee disagrees with the Management Determination and notifies the German Guarantor accordingly in writing (the “Contesting Notice”), within 25 Business Days following the receipt by the German Guarantor of such Contesting Notice, such amounts have been determined by a firm of auditors of international standing and reputation appointed by the relevant German Guarantor or any other auditor appointed by the relevant German Guarantor and approved by the Trustee (the “Auditors’ Determination”) of not being enforceable because of causing a Capital Impairment (taking into account the adjustments set out in Section

10.07(c)(i)). Upon delivery of the Auditors’ Determination the relevant German Guarantor shall promptly pay such additional amounts under the German Guarantor Guarantee that have been demanded but not been paid on the basis of the Management Determination, and that the Auditors’ Determination confirms can be paid without exceeding the limitations set out in Section 10.07(c)(i).

(vii) If and to the extent that the German Guarantor Guarantee has been enforced without regard to the limitation set forth in Section 10.07(c)(vi)(A) because the amount of the available Net Assets pursuant to the Auditors’ Determination is lower than the amount stated in the Management Determination, the Trustee and the other Secured Parties shall, upon written demand of the relevant German Guarantor to the Trustee, such demand to be made no later than one month after the enforcement of the German Guarantor Guarantee, repay such amounts (if and to the extent already paid to the Collateral Trustee or the other Secured Parties) which exceed the amounts calculated in the Auditors’ Determination as necessary to avoid a Capital Impairment of such German Guarantor provided that the Trustee shall repay such amounts to the extent either not distributed to the other Secured Parties pursuant to the terms of the Notes Documents, or if already distributed, to the extent such Secured Party has repaid the distributed amount to the Trustee.

(viii) In addition to the restrictions set out in this Section 10.07(c), if a German Guarantor demonstrates that, according to decisions of the German Federal Supreme Court (Bundesgerichtshof) or a higher regional court of appeals (Oberlandesgericht), the enforcement of the Guarantee against such German Guarantor would result in personal liability of its managing director(s) for a reimbursement of payments made under the Guarantee (including pursuant to section 64 sentence 3 GmbHG or section 826 of the German Civil Code (Bürgerliches Gesetzbuch)), the Trustee shall only be entitled to enforce the Guarantee to the extent possible without the managing directors incurring such liability. In case of a limitation on the enforcement of the German Guarantor Guarantee pursuant to the preceding sentence, the German Guarantor shall take all reasonable measures (including measures pursuant to paragraph (c) above) in order to increase the German Guarantor’s liquidity (Zahlungsfähigkeit) to the extent necessary to satisfy the amounts demanded under the German Guarantor Guarantee.

(ix) The provisions in this Section 10.07(c) shall apply, mutatis mutandis, to any German Guarantor being a limited partnership (Kommanditgesellschaft) with a limited liability company as its general partner (GmbH & Co. KG), provided that any Capital Impairment shall be determined in relation to any of its general partners and the sum of their Net Assets.

(x) Nothing in this Section 10.07(c) shall limit the enforceability (subject to the restrictions set forth in this Section 10.07(c)) legality or validity of the German Guarantor Guarantee nor prevent the Trustee from claiming in court that the provision of any German Guarantor Guarantee and/or demanding payment under any German Guarantor Guarantee does not fall within the scope of any statutory limitations. Neither shall the Trustee’s rights to any remedies it may have against any Guarantor be limited if any statutory limitations are determined by any competent court to be inapplicable. The agreement of the Trustee to abstain from demanding (partial) payment under a German Guarantor Guarantee in accordance with the provisions above shall not constitute a waiver (Verzicht) of any security right granted under this Agreement or any other Notes Document to the Trustee or the Collateral Trustee or a definite defense (Einwendung) of any German Guarantor against any of the secured obligations other than expressly set out herein.

SECTION 10.08 Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

ARTICLE XI

Collateral, Security Documents and the Collateral Trustee

SECTION 11.01 Collateral and Security Documents.

(a) The payment obligations of the Issuer and any Guarantors under the Notes, the Notes Guarantee, if any, and this Indenture will benefit from the Collateral and property and assets that thereafter secure the obligations under this Indenture, the Notes or any Guarantee of the Notes pursuant to any Security Documents (including pursuant to Section 4.08).

The Issuer will deliver to the Collateral Trustee or the Trustee, as applicable, copies of all documents delivered to the Collateral Trustee or the Trustee, as applicable, pursuant to the Security Documents, and the Security Providers, KP Parent and the Issuer will, and the Issuer will cause each of its Restricted Subsidiaries to, do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee that the Collateral Trustee or the Trustee, as applicable, holds, for the benefit of the Trustee and the Holders, duly created, enforceable and perfected Liens as contemplated hereby and by the Security Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes secured thereby, according to the intent and purposes herein expressed. Neither the Trustee nor the Collateral Trustee nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any property securing the Notes, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so.

(b) Each of the Security Providers, KP Parent, the Issuer, the Trustee and the Holders agrees that the Collateral Trustee or the Trustee, as applicable, shall be the joint creditor (together with the Holders) of each and every obligation of the parties hereto under the Notes and this Indenture, and that accordingly the Collateral Trustee or the Trustee, as applicable, will have its own independent right to demand performance by the Security Providers, KP Parent and the Issuer of those obligations, except that such demand shall only be made with the prior written notice to the Trustee and as permitted under the Intercreditor Agreement. However, any discharge of such obligation to the Collateral Trustee, on the one hand, or to the Trustee or the Holders, as applicable, on the other hand, shall, to the same extent, discharge the corresponding obligation owing to the other.

(c) The Collateral Trustee and the Trustee agree that each of them will hold, as applicable, the security interests in the Collateral created under the Security Documents to which it is a party as contemplated by this Indenture and the Intercreditor Agreement, and any and all proceeds thereof, for the benefit of, among others, the Trustee or the Holders, without limiting the rights of the Collateral Trustee or the Trustee, as applicable, including under Section 11.02, to act in preservation of the security interest in the Collateral. The Collateral Trustee will, subject to being indemnified or secured in accordance with the Intercreditor Agreement, take action or refrain from taking action in connection therewith only as directed by the Trustee, subject to the terms of the Intercreditor Agreement.

(d) Each Holder, by its acceptance thereof of a Note, shall be deemed (i) to have consented and agreed to the terms of the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement entered into in compliance with Section 4.11 (including, without limitation, the provisions providing for foreclosure and release of the Notes and the Notes Guarantees and the Collateral, including upon enforcement) and authorizing the Collateral Trustee to enter into the Security Documents on its behalf, in each case, as these may be amended from time to time, (ii) to have authorized the Trustee and the Collateral Trustee, as applicable, to enter into the Security Documents and the Intercreditor Agreement and to be bound thereby and to perform their obligations and exercise their rights thereunder in accordance therewith and (iii) appointed and authorized the Trustee and the Collateral Trustee to give effect to the provisions in the Intercreditor Agreement, any Additional Intercreditor Agreements and the Security Documents. Each Holder, by accepting a Note, appoints the Collateral Trustee and the Trustee, as applicable as its trustee, security agent or representative under the Security Documents and authorizes the Collateral Trustee and the Trustee to act on such Holder’s behalf, including by entering into and complying with the provisions of the Intercreditor Agreement. The Trustee hereby acknowledges that the Collateral Trustee is authorized to act under the Security Documents on behalf of the Trustee, with the full authority and powers of the Trustee thereunder. Each of the Collateral Trustee and the Trustee is hereby authorized to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, as trustee, security agent or on behalf of the Holders and the Trustee, together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts created or authorization conferred thereunder. The Collateral Trustee shall, however, at all times be entitled to seek directions from the Trustee and shall be obligated to follow those directions if given. The Collateral Trustee hereby accepts its appointment as the trustee of the Holders and the Trustee under the Security Documents, and its authorization to so act on such Holders’ and the Trustee’s behalf. The claims of Holders will be subject to the Intercreditor Agreement and any Additional Intercreditor Agreement entered into in compliance with Section 4.11.

(e) Subject to Section 4.07, the Issuer is permitted to pledge the Collateral in connection with future issuances of its Indebtedness or Indebtedness of its Restricted Subsidiaries, including any Additional Notes, in each case, to the extent permitted under this Indenture and on terms consistent with the relative priority of such Indebtedness.

SECTION 11.02 Suits To Protect the Collateral. Subject to the provisions of the Security Documents and the Intercreditor Agreement, each of the Collateral Trustee and the Trustee, as applicable, shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Collateral Trustee or the Trustee, in its sole discretion, may deem expedient to preserve or protect the security interests in the Collateral created under the Security Documents (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee).

SECTION 11.03 Resignation and Replacement of Collateral Trustee. Any resignation or replacement of, the Collateral Trustee shall be made in accordance with the Intercreditor Agreement.

SECTION 11.04 Amendments. Subject to the rights and obligations of the Collateral Trustee under the terms of the Intercreditor Agreement, the Collateral Trustee agrees that it will enter into an amendment to the Intercreditor Agreement or enter into or amend any other Additional Intercreditor Agreement entered into in accordance with Section 4.11 upon a direction of the Trustee to do so, given in accordance with Section 4.11, subject to the Intercreditor Agreement and subject to any applicable limitations set for in any Debt Documents (as defined in the Intercreditor Agreement). The Collateral Trustee shall sign any amendment authorized pursuant to Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Collateral Trustee, subject to the rights and obligations of the Collateral Trustee under the terms of the Intercreditor Agreement.

SECTION 11.05 Release of Liens.

(a) The Issuer and any applicable Guarantors granting Collateral will be entitled to release Security Interests in respect of such Collateral owned by any such Person under any one or more of the following circumstances:

(i) in connection with any sale or other disposition of Collateral to (A) a Person that is not KP Parent, the Issuer or a Restricted Subsidiary (but excluding any transaction subject to Section 5.01), if such sale or other disposition does not violate Section 4.05; or (B) any Restricted Subsidiary that is not a Guarantor; provided that this clause (B) shall not be relied upon in the case of a transfer of Capital Stock to a Restricted Subsidiary (except to a Receivables Subsidiary);

(ii) in the case of a Guarantor that is released from its Notes Guarantee pursuant to the terms of this Indenture, the release of the property and assets, and Capital Stock, of such Guarantor;

(iii) as described under Article IX;

(iv) upon payment in full of principal, interest and all other obligations under the Notes or legal defeasance, covenant defeasance or satisfaction and discharge of the Notes, as provided in Article VIII;

(v) upon the designation of any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture, the release of the property and assets, and Capital Stock, of such Unrestricted Subsidiary;

(vi) in accordance with the Intercreditor Agreement and any Additional Intercreditor Agreement, including an automatic release of Collateral in the case of a sale of the Collateral pursuant to an enforcement actions by the creditors under the Senior Secured Credit Facilities Agreement pursuant to the terms of the Intercreditor Agreement;

(vii) as permitted by Section 4.07; or

(viii) as otherwise permitted in accordance with this Indenture.

(b) Security Interests in respect of the Collateral owned by KP Parent will be released to the extent specified by, and under the circumstances described in, Section 11.05(a)(iii), Section 11.05(a)(iv), Section 11.05(a)(vi), Section 11.05(a)(vii) and Section 11.05(a)(viii). Additionally, the Security Interests in any Collateral owned by KP Parent will be released to the extent necessary in connection with a sale, assignment or transfer by KP Parent of the Capital Stock of a direct Subsidiary thereof, in a manner that would constitute a Change of Control or Specified Change of Control Event; provided that (i) no Default or Event of Default is caused by such transaction and (ii) the Person to which such sale, assignment, transfer, conveyance or other disposition is made accedes to the Intercreditor Agreement and any Additional Intercreditor Agreement and either accedes to the Security Documents to which KP Parent is a party or enters into new Security Documents pursuant to which the Collateral previously held by KP Parent is pledged

(c) The Collateral Trustee and the Trustee (to the extent action is required by it in order to effectuate such release) will take all necessary action reasonably requested by the Issuer to effectuate any release of Collateral securing the Notes and the related Notes Guarantees, in accordance with the provisions of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the relevant Security Document. Each of the releases set forth above shall be effected by the Collateral Trustee without the consent of the Holders of Notes or any action on the part of the Trustee (unless action is required by it to effect such release).

(d) The Collateral Trustee and the Trustee will agree to any release of the Security Interest in respect of the Collateral that is in accordance with this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the relevant Security Document, without requiring any Holder consent or any action on the part of the Trustee. Upon request of the Issuer, upon receipt of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent in respect of such release have been satisfied, the Collateral Trustee shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of Collateral permitted to be released pursuant to this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents. At the request of the Issuer, the Collateral Trustee shall execute and deliver an appropriate instrument evidencing such release.

SECTION 11.06 Compensation and Indemnity. The Issuer, failing which the Guarantors, if any, to the extent legally possible and subject to the Agreed Security Principles, shall pay to the Collateral Trustee from time to time compensation for its services, subject to any terms of the Intercreditor Agreement as in effect from time to time which may address the compensation of the Collateral Trustee. The Collateral Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and each Guarantor, if any, jointly and severally, if any, to the extent legally possible and subject to the Agreed Security Principles, shall reimburse the Collateral Trustee upon request for all out-of-pocket expenses properly incurred or made by it (as evidenced in an invoice from the Collateral Trustee), including costs of collection, in addition to the compensation for its services. Such expenses shall include the properly incurred compensation and expenses, disbursements and advances of the Collateral Trustee’s agents, counsel, accountants and experts. The Issuer and each Guarantor, if any, jointly and severally shall indemnify the Collateral Trustee and its officers, directors, agents and employers against any and all loss, liability or expense (including properly incurred attorneys’ fees) incurred by or in connection with its rights, duties, and obligations under this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents, as the case may be, including the properly incurred costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any such rights, powers or duties. The Collateral Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder, under the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents, as the case may be. The Issuer shall defend the claim and the indemnified party shall provide cooperation at the Issuer’s and any Guarantor’s expense in the defense. Notwithstanding the foregoing, such indemnified party may, in its sole discretion, assume the defense of the claim against it and the Issuer and each Guarantor, if any, shall, jointly and severally, pay the properly incurred fees and expenses of the indemnified party’s defense (as evidenced in an invoice from the Collateral Trustee). Such indemnified parties may have separate counsel of their choosing and the Issuer and the Guarantors, jointly and severally, if any, to the extent legally possible and subject to the Agreed Security Principles, shall pay the properly incurred fees and expenses of such counsel (as evidenced in an invoice from the Collateral Trustee). The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct or negligence.

To secure the Issuer’s and any Guarantor’s payment obligations in this Section 11.06, the Collateral Trustee shall, subject to the Intercreditor Agreement and any Additional Intercreditor Agreement, have a lien on the Collateral and the proceeds of the enforcement of the Collateral for all monies payable to it under this Section 11.06.

The Issuer’s and any Guarantor’s payment obligations pursuant to this Section 11.06 and any lien arising hereunder shall, if any, to the extent legally possible and subject to the Agreed Security Principles (as applicable), survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Collateral Trustee. Without prejudice to any other rights available to the Collateral Trustee under applicable law, when the Collateral Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(e) or Section 6.01(f) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 11.07 Conflicts. Each of the Issuer, the Guarantors (if any), the Trustee and the Holders acknowledge and agree that the Collateral Trustee is acting as security agent not just on their behalf but also on behalf of the creditors named in the Intercreditor Agreement and acknowledge and agree that pursuant to the terms of the Intercreditor Agreement, the Collateral Trustee may be required by the terms thereof to act in a manner which may conflict with the interests of the Issuer, the Guarantors, the Trustee and the Holders (including the Holders’ interests in the Collateral and the Notes Guarantee) and that it shall be entitled to do so in accordance with the terms of the Intercreditor Agreement.

ARTICLE XII

Miscellaneous

SECTION 12.01 Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:

if to the Issuer:

Klöckner Pentaplast of America, Inc.

3585 Kloeckner Road

Gordonsville, VA 22942

United States

Fax: +49 2602 915 9725

Attn: Dr. Markus Hölzl, Chief Financial Officer

and

Kirkland & Ellis International LLP

30 St Mary Axe

London EC3A 8AF

United Kingdom

Fax No: +44 20 7469 2001

Attention: William Burke

if to the Trustee:

Deutsche Trustee Company Limited

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Attention: Managing Director, Trust & Security Services

Fax: +44 207 547 6149

if to the Paying Agent:

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Attention: Debt & Agency Services

Fax: +44 207 547 6149

if to the Registrar, Transfer Agent or Listing Agent:

Deutsche Bank Luxembourg S.A.

2, Boulevard Konrad Adenauer

L-1115 Luxembourg

Grand Duchy of Luxembourg

Attention: Lux Registrar

Fax: +352 473 136

if to the Collateral Trustee:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue, 6th Floor

New York, NY 10010

United States

Attention: Loan Operations – Boutique Management

Fax: +1 212-325-8315

Each of the Issuer or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication sent to a Holder of (i) Definitive Registered Notes shall be in writing and shall be made by first-class mail, postage prepaid, or by hand delivery to the Holder at the Holder’s address as it appears on the registration books of the Registrar, or (ii) Global Notes shall be delivered to the Depositary, Euroclear and Clearstream, as applicable, for communication to entitled account holders, in each case with a copy to the Trustee.

For so long as any of the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices of the Issuer or KP Parent with respect to the Notes will be published in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu). In addition, for so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered by or on behalf of the Issuer to Euroclear and Clearstream.

If and so long as any Notes are represented by one or more Global Notes and ownership of book-entry interests therein are shown on the records of Euroclear or Clearstream or any successor securities clearing agency appointed by the Depositary at the request of the Issuer, notices will be delivered to such securities clearing agency for communication to the owners of such book-entry interests.

Notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notices given by publication will be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to such Holder if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it. If a notice is given via Euroclear or Clearstream, it is fully given on the day the notice is given to Euroclear or Clearstream.

Any notices provided by the Issuer or KP Parent to an Agent shall be in the English language or a certified translation.

SECTION 12.02 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and any other matters that the Trustee may reasonably request; and

(b) if requested by the Trustee, an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with and any other matters that the Trustee may reasonably request.

SECTION 12.03 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.16) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable that Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

SECTION 12.04 When Notes Disregarded. In determining whether the Holders of the required principal amount of the Notes have concurred in any direction, waiver or consent, the Notes owned by KP Parent or by any Person directly or indirectly controlled, or controlled by, or under direct or indirect common control with, KP Parent will be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 12.05 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.06 Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

SECTION 12.07 Governing Law. This Indenture and the Notes and the rights and duties of the parties thereunder, shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 12.08 Consent to Jurisdiction and Service. The Issuer and each Guarantor (if any) irrevocably (a) agree that any legal suit, action or proceeding against the Issuer or any Guarantor arising out of or based upon this Indenture, the Notes or any Notes Guarantee or the transactions contemplated hereby may be instituted in any U.S. Federal or state court in the Borough of Manhattan, The City of New York court and (b) waive, to the fullest extent they may effectively do so, any objection which they may now or hereafter have to the laying of venue of any such proceeding. Each Guarantor has appointed (and any Subsidiary becoming a Guarantor shall appoint) the Issuer, as their authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Indenture, the Notes or the transactions contemplated hereby which may be instituted in any New York court, expressly consent to the jurisdiction of any such court in respect of any such action, and waive any other requirements of or objections to personal jurisdiction with respect thereto, and the Issuer and each Guarantor waives any right to trial by jury. Such appointment shall be irrevocable. The Issuer represents and warrants that they have agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer and each Guarantor, if any, shall be deemed, in every respect, effective service of process upon the Issuer and each Guarantor, if any.

SECTION 12.09 No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Issuer, any Guarantor or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the applicable Notes Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.10 Successors. All agreements of the Issuer and each Guarantor, if any, in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.11 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 12.12 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.13 Prescription. Claims against the Issuer and the Guarantors for the payment of principal, or premium, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer and the Guarantors for the payment of interest on the Notes will be prescribed six years after the applicable due date for payment of interest.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

KLÖCKNER PENTAPLAST OF AMERICA, INC., AS THE ISSUER

By	/s/ Dr. Markus Hölzl
Name:	Dr. Markus Hölzl
Title:	Officer / Vice President

KLÖCKNER PENTAPLAST GMBH AS GUARANTOR

By:	/s/ Stefan Brandt
Name:	Stefan Brandt
Title:	Managing Director

By:	/s/ Dr. Rainer Rothermel
Name:	Dr. Rainer Rothermel
Title:	Managing Director

(Signature Page to Indenture)

KLÖCKNER PENTAPLAST EUROPE GMBH & CO. KG AS GUARANTOR

acting by its general partner and sole manager
KLÖCKNER PENTAPLAST GMBH itself
duly represented by its permanent representative

By:	/s/ Stefan Brandt
Name:	Stefan Brandt
Title:	Managing Director

By:	/s/ Dr. Rainer Rothermel
Name:	Dr. Rainer Rothermel
Title:	Managing Director

(Signature Page to Indenture)

KLÖCKNER PENTAPLAST GERMAN HOLDING GMBH & CO. KG AS GUARANTOR

acting by its general partner and sole manager KP HOLDING VERWALTUNGS GMBH itself duly represented by its permanent representative

By:	/s/ Dr. Markus Hölzl
Name:	Dr. Markus Hölzl
Title:	Managing Director

By:	/s/ Stefan Brandt
Name:	Stefan Brandt
Title:	Managing Director

(Signature Page to Indenture)

KP HOLDING GMBH & CO. KG AS GUARANTOR

acting by its general partner and sole manager KP HOLDING VERWALTUNGS GMBH itself duly represented by its permanent representative

By:	/s/ Dr. Markus Hölzl
Name:	Dr. Markus Hölzl
Title:	Managing Director

By:	/s/ Stefan Brandt
Name:	Stefan Brandt
Title:	Managing Director

(Signature Page to Indenture)

KP GERMANY ERSTE GMBH AS GUARANTOR

By:	/s/ Dr. Markus Hölzl
Name:	Dr. Markus Hölzl
Title:	Managing Director

By:	/s/ Stefan Brandt
Name:	Stefan Brandt
Title:	Managing Director

(Signature Page to Indenture)

KP INTERNATIONAL HOLDING GMBH AS GUARANTOR

By:	/s/ Dr. Markus Hölzl
Name:	Dr. Markus Hölzl
Title:	Managing Director

By:	/s/ Stefan Brandt
Name:	Stefan Brandt
Title:	Managing Director

(Signature Page to Indenture)

KLÖCKNER PENTAPLAST OF AMERICA/WITT PLASTICS, INC. AS GUARANTOR

By:	/s/ Dr. Markus Hölzl
Name:	Dr. Markus Hölzl
Title:	Authorized Signatory

(Signature Page to Indenture)

INTERTRANS CARRIER CORPORATION AS GUARANTOR

By:	/s/ Dr. Markus Hölzl
Name:	Dr. Markus Hölzl
Title:	Authorized Signatory

(Signature Page to Indenture)

KP INVESTMENT HOLDINGS LLC AS GUARANTOR By: Klöckner Pentaplast of America, Inc. Its: Sole Member and Manager

By:	/s/ Dr. Markus Hölzl
Name:	Dr. Markus Hölzl
Title:	Officer / Vice President

(Signature Page to Indenture)

KLÖCKNER PENTAPLAST SCHWEIZ AG AS GUARANTOR

By:	/s/ Stefan Brandt
Name:	Stefan Brandt
Title:	Chairman of the Administrative Board

By:	/s/ Dr. Rainer Rothermel
Name:	Dr. Rainer Rothermel
Title:	Member of the Administrative Board

(Signature Page to Indenture)

KLEOPATRA UK LIMITED AS GUARANTOR

By:	/s/ Giles Peacock
Name:	Giles Peacock
Title:	Director

By:	/s/ Ruediger Senft
Name:	Ruediger Senft
Title:	Company Secretary

(Signature Page to Indenture)

KLÖCKNER PENTAPLAST LIMITED AS GUARANTOR

By:	/s/ Giles Peacock
Name:	Giles Peacock
Title:	Director

By:	/s/ Stefan Brandt
Name:	Stefan Brandt
Title:	Director

(Signature Page to Indenture)

KLEOPATRA HOLDINGS 2, AS GUARANTOR acting by its general partner and sole manager KLEOPATRA HOLDINGS GP S.A. itself duly represented by its permanent representative

By	/s/ Julien GOFFIN
Name:	Julien GOFFIN
Title:	Authorised Signatory

(Signature Page to Indenture)

KLEOPATRA LUXEMBOURG 2 S.À.R.L. AS GUARANTOR

By	/s/ Julien GOFFIN
Name:	Julien GOFFIN
Title:	Authorised Signatory

(Signature Page to Indenture)

DEUTSCHE TRUSTEE COMPANY LIMITED, AS TRUSTEE

By	/s/ David Contino
Name:	David Contino
Title:	Associate Director

By	/s/ Tracey Dean
Name:	Tracey Dean
Title:	Associate Director

.

(Signature Page to Indenture)

DEUTSCHE BANK AG, LONDON BRANCH,
AS THE PAYING AGENT

By	/s/ David Contino
Name:	David Contino
Title:	Vice President

By	/s/ Tracey Dean
Name:	Tracey Dean
Title:	AVP

(Signature Page to Indenture)

DEUTSCHE BANK LUXEMBOURG S.A., AS
THE REGISTRAR AND TRANSFER AGENT

By	/s/ David Contino
Name:	David Contino
Title:	Attorney

By	/s/ Tracey Dean
Name:	Tracey Dean
Title:	Attorney

(Signature Page to Indenture)

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, AS COLLATERAL TRUSTEE

By	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Authorized Signatory

By	/s/ Remy Riester
Name:	Remy Riester
Title:	Authorized Signatory

(Signature Page to Indenture)

EXHIBIT A-1

PROVISIONS RELATING

TO THE NOTES

EXHIBIT A-1

These provisions relating to the Notes are in addition to and not in lieu of the provisions relating to the Notes found in Articles II and III of the Indenture. In the event any inconsistency between the language in this Exhibit A-1 and corresponding language in the Indenture, the language in the Indenture shall control.

1. Definitions.

Capitalized terms used but not otherwise defined in this Exhibit A-1 shall have the meanings assigned to them in the Indenture. For the purposes of this Exhibit A-1 the following terms shall have the meanings indicated below:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, société anonyme, as currently in effect, or any successor securities clearing agency.

“Definitive Registered Note”means a certificated Note that does not include the Global Notes Legend.

“Depositary” means a common depositary of Euroclear and Clearstream, being initially Deutsche Bank Luxembourg S.A., until a successor Depositary, if any, shall have become such, and thereafter, “Depositary” shall mean or include each Person who is then a Depositary hereunder.

“Euroclear” means Euroclear Bank SA/NV, as currently in effect, or any successor securities clearing agency.

“Global Notes” has the meaning given to it in Section 2.1(a)(v) of this Exhibit A-1.

“Global Notes Legend” means the legend set forth under that caption in this Exhibit A-1 to the Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Notes” has the meaning given to it in Section 2.1(a)(ii) of this Exhibit A-1.

“Regulation S Notes” means all Notes offered and sold outside the United States in reliance on Regulation S.

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“Regulation S Permanent Global Notes” has the meaning given to it in Section 2.1(a)(ii) of this Exhibit A-1.

“Regulation S Temporary Global Notes” has the meaning given to it in Section 2.1(a)(ii) of this Exhibit A-1.

“Restricted Notes Legend” means the legend set forth under that caption in this Exhibit A-1.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Global Notes” has the meaning given to it in Section 2.1(a)(i) of this Exhibit A-1.

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Transfer Restricted Notes” means Definitive Registered Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

2. The Notes.

2.1. Form and Dating.

(a) Global Notes.

(i) Notes sold within the United States to QIBs in reliance on Rule 144A under the Securities Act will initially be represented by one or more global notes in registered form without interest coupons attached (the “Rule 144A Global Notes”).

(ii) Notes sold outside the United States pursuant to Regulation S under the Securities Act will initially be represented by one or more temporary global notes in registered form without interest coupons attached (the “Regulation S Temporary Global Notes”). Through and including the 40th day after the closing of the Offering (such period, through and including such 40th day, the “distribution compliance period,” as defined in Regulation S), beneficial interests in the Regulation S Temporary Global Notes may be held only through Euroclear and Clearstream, or a participant thereof, unless transferred to a person that takes delivery through a 144A Global Note in accordance with the certification requirements described under this Section 2 and Section 2.07 of the Indenture. Upon expiration of the distribution compliance period, the Regulation S Temporary Global Notes may be exchanged for one or more permanent global notes in registered form without interest coupons attached (the “Regulation S Permanent Global Notes” and, together with the Regulation S Temporary Global Notes, the “Regulation S Global Notes” and together with the 144A Global Notes, the “Global Notes”) upon delivery to Euroclear and Clearstream, or a participant thereof, of certification of compliance with the transfer restrictions applicable to the Notes pursuant to Regulation S as provided in the Indenture. The term Regulation S Global Notes as used herein shall refer to either Regulation S Temporary Global Notes or Regulation S Permanent Global Notes, as the context requires. After the 40-day distribution compliance period ends, Holders may also hold their interests in the permanent Regulation S Global Note through organizations other than Clearstream or Euroclear that are Euroclear and Clearstream participants.

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(iii) The Rule 144A Global Notes, the Regulation S Temporary Global Notes and the Regulation S Permanent Global Notes shall bear the Global Notes Legend, the Regulation S Temporary Global Notes shall bear the Regulation S Temporary Global Note legend, and the Rule 144A Global Notes shall bear the Restricted Notes Legend.

(iv) The Rule 144A Global Notes and the Regulation S Global Notes shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depositary, and registered in the name of the nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee or an Authenticating Agent as provided in the Indenture.

(v) The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or Registrar and the Depositary or its nominee and on the schedules thereto as hereinafter provided, in connection with transfers, exchanges, redemptions and repurchases of beneficial interests therein.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee or an Authenticating Agent, as the case may be, shall, in accordance with this Section 2.1(b) and Section 2.2 and pursuant to an order of the Issuer signed by one Officer, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the nominee of the Depositary for such Global Note or Global Notes and (ii) shall be delivered by the Trustee or Authenticating Agent, as the case may be, to such Depositary or pursuant to such Depositary’s instructions.

Members of, or participants in, Euroclear or Clearstream (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by Euroclear or Clearstream or impair, as between Euroclear or Clearstream and their respective Agent Members (as defined by Euroclear or Clearstream), the operation of customary practices thereof governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Definitive Registered Notes. Except as provided in Section 2.3 or 2.4 of this Exhibit A-1, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.

2.2. Authentication. The Trustee or an Authenticating Agent, as the case may be, shall authenticate and make available for delivery the Notes upon a written order of the Issuer signed by one of its Officers. Such order shall (a) specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, (b) direct the Trustee or an Authenticating Agent to authenticate such Notes and (c) certify that all conditions precedent to the issuance of such Notes have been complied with in accordance with the terms hereof.

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2.3. Transfer and Exchange.

(a) Transfer and Exchange of Definitive Registered Notes. When Definitive Registered Notes are presented to the Registrar or Transfer Agent, as the case may be, with a request:

(i) to register the transfer of such Definitive Registered Notes; or

(ii) to exchange such Definitive Registered Notes for an equal principal amount of Definitive Registered Notes of other authorized denominations,

the Registrar or the Transfer Agent, as the case may be, shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met, provided, however, that the Definitive Registered Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar or the Transfer Agent, as the case may be, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, are accompanied by the following additional information and documents, as applicable:

(i) if such Definitive Registered Notes are being delivered to the Registrar or the Transfer Agent, as the case may be, by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Note);

(iii) if such Definitive Registered Notes are being transferred to the Issuer, a certification to that effect (in the form set forth on the reverse side of the Note); or

(iv) if such Definitive Registered Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act or in reliance upon another exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth on the reverse side of the Note) and (y) if the Issuer or Registrar or Transfer Agent, as the case may be, so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i) of this Exhibit A-1.

(b) Restrictions on Transfer of a Definitive Registered Note for a Beneficial Interest in a Global Note. A Definitive Registered Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Registrar of a Definitive Registered Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer, the Registrar and the Transfer Agent, together with:

(i) for a Transfer Restricted Note certification (in the form set forth on the reverse side of the Note) that such Definitive Registered Note is being transferred (1) to a QIB in accordance with Rule 144A or (2) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act; and

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(ii) written instructions directing the Registrar to make, or to direct the Depositary to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the account to be credited with such increase, then the Trustee or an Authenticating Agent shall cancel such Definitive Registered Note and cause, or direct the Depositary to cause, in accordance with the standing instructions and procedures existing between the Depositary and Euroclear and Clearstream, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Registered Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Registered Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4 of this Exhibit A-1, the Issuer shall issue and the Trustee or an Authenticating Agent shall authenticate, upon written order of the Issuer in the form of an Officer’s Certificate, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein (“Book-Entry Interests”) shall be effected through the Euroclear and/or Clearstream, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Euroclear and/or Clearstream therefor. A transferor of Book-Entry Interest shall deliver a written order given in accordance with the Euroclear and/or Clearstream’s procedures containing information regarding the participant account of the Euroclear and/or Clearstream to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) Transfers by an owner of a beneficial interest in a Rule 144A Global Note (“144A Book-Entry Interests”) to a transferee who takes delivery of such interest through a Regulation S Global Note shall be made only upon receipt by the Registrar of a certification in the form provided in Exhibit B from the transferor to the effect that such transfer is being made in accordance with Regulation S (“Regulation S Book-Entry Interest”) or pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act.

(iii) Regulation S Book-Entry Interests may be transferred to a person who takes delivery in the form of 144A Book-Entry Interests only upon delivery by the transferor of a written certification (in the form provided in the Indenture) to the effect that such transfer is being made to a person who the transferor reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A or otherwise in accordance with the transfer restrictions described in this Section 2, Section 2.07 of the Indenture and in accordance with any applicable securities law of any other jurisdiction.

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(iv) Notwithstanding any other provisions of this Exhibit A-1 (other than the provisions set forth in Section 2.4 of this Exhibit A-1), a Global Note may not be transferred as a whole except by the Depositary to a successor Depositary or a nominee of such successor Depositary.

(d) Legend.

(i) Except as permitted by the following paragraph (ii), (iii) or (iv), each Note certificate evidencing the Global Notes and the Definitive Registered Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE ‘‘RESALE RESTRICTION TERMINATION DATE’’) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF THE REGULATION S)] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (‘‘RULE 144A’’), TO A PERSON IT, OR ANY PERSON ACTING ON ITS BEHALF, REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO, OR FOR THE ACCOUNT OR BENEFIT OF, A PERSON OTHER THAN A U.S. PERSONS (AS DEFINED UNDER REGULATION S UNDER THE SECURITIES ACT (‘‘REGULATION S’’)) AND THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE

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SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.”

Each Definitive Registered Note shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

Each Regulation S Temporary Global Note will bear an additional legend substantially to the following effect:

“THIS GLOBAL NOTE IS A TEMPORARY REGULATION S GLOBAL NOTE FOR PURPOSES OF REGULATION S UNDER THE SECURITIES ACT. NEITHER THIS TEMPORARY GLOBAL NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, DELIVERED OR EXCHANGED FOR AN INTEREST IN A PERMANENT GLOBAL NOTE OR OTHER NOTE EXCEPT UPON DELIVERY OF THE CERTIFICATIONS SPECIFIED IN THE INDENTURE.”

To the extent that the Notes are issued with original issue discount for U.S. federal income tax purposes, each Note will bear an additional legend substantially to the following effect:

“THIS [NOTE] HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (‘‘OID’’) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS [NOTE] MAY BE OBTAINED BY CONTACTING [TITLE OR NAME OF PERSON], [ADDRESS OF PERSON], TELEPHONE [TELEPHONE # OF PERSON].”

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Registered Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Registered Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Transfer Agent and Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(iii) Any Note acquired pursuant to Regulation S shall not be required to bear the Restricted Notes Legend.

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(iv) Any additional Notes sold in a registered offering under the Securities Act shall not be required to bear the Restricted Notes Legend.

(e) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Registered Notes, transferred, redeemed, repurchased or cancelled, such Global Note shall be returned by the Depositary to an Authenticating Agent for cancellation or retained and cancelled by an Authenticating Agent. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Registered Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Depositary for such Global Note) with respect to such Global Note, by the Trustee or the Depositary, to reflect such reduction.

(f) Obligations with Respect to Transfers and Exchanges.

(g) (i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee or an Authenticating Agent shall authenticate, Definitive Registered Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Section 2.07, 3.06, 4.05, 4.14 or 9.04 of the Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee and Paying Agent.

(i) The Trustee and Paying Agent, as applicable, shall have no responsibility or obligation to the Depositary, any beneficial owner of a Global Note, a member of, or a participant of Euroclear and/or Clearstream or any other person with respect to the accuracy of the records of Euroclear and/or Clearstream or their respective nominees or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than Euroclear and/or Clearstream) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee and Paying Agent, as applicable, may rely and shall be fully protected in relying upon information furnished by the Euroclear and/or Clearstream with respect to its members, participants and any beneficial owners.

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(ii) The Trustee and Paying Agent shall have no obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with any restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, imposed under the Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable of any interest in any Note (including, without limitation, any transfers between or among Euroclear or Clearstream participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof, it being understood that without limiting the generality of the foregoing, the Trustee and Paying Agent shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under the Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Note.

2.4. Definitive Registered Notes.

(a) A Global Note deposited with the Depositary pursuant to Section 2.1 of this Exhibit A-1 shall be transferred to the beneficial owners thereof in the form of Definitive Registered Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 of this Exhibit A-1 and (i) Euroclear and/or Clearstream notifies the Issuer that it is unwilling or unable to continue as a depositary for such Global Note and a successor depositary is not appointed by the Issuer within 120 days of such notice or after the Issuer becomes aware of such cessation, or (ii) if the owner of a book-entry interest in such Global Note requests such exchange in writing delivered through Euroclear and/or Clearstream or the Issuer following an Event of Default and enforcement action is being taken in respect thereof under the Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee or an Authenticating Agent shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Registered Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof, registered in such names as the Depositary shall direct. Any certificated Note in the form of a Definitive Registered Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e), of this Exhibit A-1, bear the Restricted Notes Legend.

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(c) Subject to the provisions of Section 2.4(b) of this Exhibit A-1, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i) or (ii) of this Exhibit A-1, the Issuer will promptly make available to the Trustee a reasonable supply of Definitive Registered Notes in fully registered form without interest coupons.

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EXHIBIT A-2

[FORM OF FACE OF NOTE]

7 1⁄8% Senior Notes due 2020

EXHIBIT A-2

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIETE ANONYME (“CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE, OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF EUROCLEAR OR CLEARSTREAM OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE NOTES INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE ‘‘RESALE RESTRICTION TERMINATION DATE’’) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF THE REGULATION S)] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF

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THIS SECURITY) ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (‘‘RULE 144A’’), TO A PERSON IT, OR ANY PERSON ACTING ON ITS BEHALF, REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO, OR FOR THE ACCOUNT OR BENEFIT OF, A PERSON OTHER THAN A U.S. PERSONS (AS DEFINED UNDER REGULATION S UNDER THE SECURITIES ACT (‘‘REGULATION S’’)) AND THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

[Each Definitive Registered Note shall bear the following additional legend:]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[Each Regulation S Temporary Global Note shall bear the following additional legend]

THIS GLOBAL NOTE IS A TEMPORARY REGULATION S GLOBAL NOTE FOR PURPOSES OF REGULATION S UNDER THE SECURITIES ACT. NEITHER THIS TEMPORARY GLOBAL NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, DELIVERED OR EXCHANGED FOR AN INTEREST IN A PERMANENT GLOBAL NOTE OR OTHER NOTE EXCEPT UPON DELIVERY OF THE CERTIFICATIONS SPECIFIED IN THE INDENTURE.

[To the extent that the Notes are issued with original issue discount for U.S. federal income tax purposes, each Note shall bear the following additional legend]

THIS [NOTE] HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (‘‘OID’’) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS [NOTE] MAY BE OBTAINED BY CONTACTING [TITLE OR NAME OF PERSON], [ADDRESS OF PERSON], TELEPHONE [TELEPHONE # OF PERSON].

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Common Code. Reg S/144A

ISIN Reg S/144A1

7 1⁄8% Senior Notes due 2020

No.	€
Date:

KLÖCKNER PENTAPLAST OF AMERICA, INC.

Klöckner Pentaplast of America, Inc., a corporation incorporated under the laws of the Delaware, promises to pay to                      or its registered assigns the principal sum of €                     subject to adjustments listed on the Schedule of Increases or Decreases in the Global Note attached hereto, on November 1, 2020.

Interest Payment Dates: May 1, and November 1 of each year, commencing November 1, 2015.

Record Dates: April 15 and October 15 of each year.

Additional provisions of this Note are set forth on the other side of this Note.

(Signature page to follow.)

[1]	144A common code and ISIN is 122258629 and XS1222586296, respectively.

Reg. S Temporary common code and ISIN is 122258432 and XS1222584325, respectively.

Reg. S Permanent common code and ISIN is 122258432 and XS1222584325, respectively.

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Dated:	Klöckner Pentaplast of America, Inc., as Issuer

By
Name:
Title:

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This is one of the Notes referred to

in the within-mentioned Indenture:

Deutsche Bank Luxembourg S.A., UK

Branch, not in its individual capacity

but solely as Authenticating Agent

duly appointed by Deutsche Trustee Company

Limited, as Trustee

By:
Authorized Signatory

By:
Authorized Signatory

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7 1⁄8% Senior Notes due 2020

1. Interest.

(a) Klöckner Pentaplast of America, Inc., a corporation incorporated under the laws of Delaware (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at a rate of 7 1⁄8% per annum from the date of issue until maturity. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date until the principal hereof is due. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b) Interest on the Notes will:

(i) accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid;

(ii) be payable in cash semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2015;

(c) The Issuer shall pay interest on overdue principal at a rate that is 1% higher than the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2. Method of Payment.

Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuer shall pay principal, premium and Additional Amounts, if any, and interest in euro. Principal, interest and premium and Additional Amounts, if any, on the Global Notes (as defined below) will be payable by one or more Paying Agents by wire transfer of immediately available funds to the account specified by the registered holder thereof (being the common depositary or its nominee for Euroclear and Clearstream).

Principal, interest, premium and Additional Amounts, if any, on the Definitive Registered Notes will be payable at the specified office or agency of one or more Paying Agents maintained for such purposes in London. In addition, interest on the Definitive Registered Notes may be paid, at the option of the Issuer, by check mailed to the address of the Holder entitled thereto as shown on the register of holders of Notes for the Definitive Registered Notes.

The rights of Holders to receive the payments of interest on the Notes are subject to the Applicable Procedures of the common depositary and Euroclear and Clearstream. If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

3. Paying Agent and Registrar.

Initially, Deutsche Bank AG, London Branch, will act as Paying Agent and Deutsche Bank Luxembourg S.A. will act as Registrar and Transfer Agent. The Issuer may appoint and change any Registrar, Transfer Agent, or Paying Agent. The Issuer or any of its Restricted Subsidiaries may act as Registrar, Transfer Agent and Paying Agent.

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4. Indenture.

The Issuer issued the Notes under the Indenture dated as of April 28, 2015 (the “Indenture”). The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of such terms and provisions. In the event of a conflict, the terms of the Indenture, excluding the Annexes, control.

The Notes are general, senior obligations of the Issuer. This Note is one of the Notes referred to in the Indenture. The Notes and, if issued, any Additional Notes are treated as a single class for all purposes under the Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase, except as otherwise provided for therein.

5. Optional Redemption.

(a) Except as provided in this Section 5 and Section 6, this Note is not redeemable until May 1, 2017.

(b) At any time prior to May 1, 2017, the Issuer may on any one or more occasions redeem up to 40% of the original principal amount of the Notes (including the original principal amount of any Additional Notes), upon not less than 10 nor more than 60 days’ notice, with funds in an aggregate amount not exceeding the Net Proceeds of one or more Equity Offerings at a redemption price of 107.125% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided that:

(1) at least 60% of the original principal amount of the Notes (including the original principal amount of any Additional Notes) issued under this Indenture remain outstanding after each such redemption; and

(2) the redemption occurs within 180 days after the closing of such Equity Offering.

(c) At any time prior to May 1, 2017, the Issuer may redeem all or, from time to time, part of the Notes upon not less than 10 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the Notes, plus the Applicable Premium plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

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(d) On and after May 1, 2017, the Issuer may redeem all or, from time to time, part of the Notes upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Redemption Price
2017	103.563%
2018	101.782%
2019 and thereafter	100.000%

Any such redemption and notice may, in the Issuer’s discretion, be subject to the satisfaction or one or more conditions precedent.

“Applicable Premium” means, with respect to any Note the greater of:

(a) 1% of the principal amount of such Note; and

(b) the excess (to the extent positive) of:

(A)	the present value at such redemption date of (1) the redemption price of such Note at May 1, 2017 (such redemption price (expressed in percentage of principal amount) being set forth in the table above in Section 5(d) (excluding accrued and unpaid interest)), plus (2) all required interest payments due on such Note to and including May 1, 2017 (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over

(B)	the outstanding principal amount of such Note,

as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate.

For the avoidance of doubt, calculation of Applicable Premium shall not be an obligation or duty of the Trustee or any Paying Agent.

“Bund Rate” means the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected in good faith by the Board of Directors or a member of Senior Management of KP Parent) most nearly equal to the period from the redemption date to May 1, 2017; provided, however, that if the period from the redemption date to May 1, 2017, is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such redemption date to May 1, 2017, is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

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Any redemption or notice pursuant to this Section 5 may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, and as otherwise described in Article III of the Indenture.

6. Redemption for Taxation Reasons.

The Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ prior notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts (as defined below in Section 10), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuer determines in good faith that, as a result of:

(1) any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or

(2) any amendment to, or change in an official written application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice or revenue guidance) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), a Payor (as defined below) is, or on the next interest payment date in respect of the Notes would be, required to pay Additional Amounts with respect to such Notes (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer or another Guarantor who can make such payment without the obligation to pay Additional Amounts), and such obligation cannot be avoided by taking reasonable measures available to the Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable). Such Change in Tax Law must (i) not have been announced before the Issue Date and (ii) become effective on or after the Issue Date (or if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the Issue Date, such later date). The foregoing provisions shall apply (a) to a Guarantor only after such time as such Guarantor is obligated to make at least one payment on the Notes and (b) mutatis mutandis to any successor Person, after such successor Person becomes a party to the Indenture, with respect to a change or amendments occurring after the time such successor Person becomes a party to the Indenture.

Notice of redemption for taxation reasons will be published in accordance with the procedures described in Section 8. Notwithstanding the foregoing, no such notice of redemption will be given earlier than 60 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts. Prior to the publication or mailing of any notice of redemption of any Notes pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing qualified under the laws of the Relevant Tax Jurisdiction to the effect

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that the Payor has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

7. Sinking Fund.

The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

8. Notice of Redemption.

Subject to Section 3.03 of the Indenture, not less than 10 days but not more than 60 days before a date for redemption of Notes, the Issuer shall transmit to each Holder (with a copy to the Trustee and Registrar) a notice of redemption in accordance with Section 12.01 of the Indenture; provided, however, that any notice of a redemption provided for by Section 6 of the Notes shall not be given earlier than 60 days prior to the earliest date on which the Payor would be obligated to make a payment of Additional Amounts unless at the time such notice is given, the obligation to pay such Additional Amounts remains in effect. In addition, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the Issuer or KP Parent shall publish notice of redemption in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Such notice of redemption may instead be published on the website of the Luxembourg Stock Exchange (www.bourse.lu). The notice shall identify the Notes to be redeemed and shall state the information required pursuant to Section 3.03 of the Indenture.

If less than all of the Notes are to be redeemed at any time, the Paying Agent or the Registrar will select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed, and in compliance with the requirements of Euroclear and Clearstream, or if such Notes are not so listed or such exchange prescribes no method of selection and such Notes are not held through Euroclear or Clearstream, or Euroclear or Clearstream prescribes no method of selection, on a pro rata basis; provided, however, that no such partial redemption shall reduce the outstanding aggregate principal amount of any Note not redeemed to less than €100,000. None of the Paying Agent, the Registrar or the Trustee will be liable for any selections made in accordance with this paragraph.

For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the Issuer or KP Parent will publish notice of redemption in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if, in the opinion of the Issuer or KP Parent, as applicable, such publication is not practicable, in an English language newspaper having general circulation in Europe or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu). In addition to such publication, if such Notes are in definitive certificated form, not less than 10 nor more than 60 days prior to the redemption date, the Issuer will mail such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar.

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If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. In the case of a Definitive Registered Note, a new Definitive Registered Note in principal amount equal to the unredeemed portion of any Definitive Registered Note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Definitive Registered Note. In the case of a Global Note, an appropriate notation will be made on such Global Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the redemption notice, Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

For Notes that are represented by Global Notes held on behalf of Euroclear or Clearstream, notices may be given by delivery of the relevant notices to Euroclear and Clearstream for communication to entitled account holders in substitution for the aforesaid mailing.

At the Issuer’s request, the Paying Agent shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall deliver to the Paying Agent, with a copy to the Trustee, at least 5 Business Days prior to the date on which notice of redemption is to be delivered to the Holders (unless a shorter period is satisfactory to the Registrar), an Officer’s Certificate requesting that the Paying Agent give such notice and the information required and within the time periods specified by this Section

9. [Reserved.]

10. Additional Amounts.

All payments made by a Payor on the Notes or any Guarantee, as applicable, will be made free and clear of and without withholding or deduction for, or on account of, any Taxes subject to and in accordance with Section 4.13 of the Indenture.

11. Repurchase of Notes at the Option of Holders upon (i) a Change of Control and (ii) the occurrence of certain Asset Sales.

If a Change of Control occurs, each Holder of Notes will have the right, subject to certain conditions specified in the Indenture, to require the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.05 of the Indenture, the Issuer will be required to, or may be permitted to, offer to purchase Notes upon the occurrence of certain events, including certain Asset Dispositions.

12. Security.

The Notes will be secured by the Collateral. Reference is made to the Indenture and the Intercreditor Agreement for terms relating to such security, including the release, termination and discharge thereof. Enforcement of the Security Documents is subject to the Intercreditor Agreement. The Issuer shall not be required to make any notation on this Note to reflect any grant of such security or any such release, termination or discharge.

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13. Denominations; Transfer; Exchange.

The Senior Secured Notes are in registered form without interest coupons and in minimum denominations of €100,000 or integral multiples of €1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. In connection with any such transfer or exchange, the Indenture will require the transferring or exchanging Holder to, among other things, furnish appropriate endorsements and transfer documents, furnish information regarding the account of the transferee at Euroclear or Clearstream, where appropriate, furnish certain certificates and opinions, and pay any taxes, duties and governmental charges in connection with such transfer or exchange. Any such transfer or exchange will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

14. Persons Deemed Owners.

Except as provided in Section 2, the registered Holder of this Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture, including, without limitation, with respect to enforcement and the pursuit of other remedies.

15. Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

16. Discharge and Defeasance.

Subject to certain conditions, the Issuer at any time may terminate all of its obligations and all obligations of each Guarantor under the Notes, any Guarantee and the Indenture if the Issuer, among other things, deposits or causes to be deposited with the Trustee money in euro or euro -denominated European Government Obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be.

17. Amendment, Waiver.

The Indenture and the Notes may be amended as set forth in the Indenture.

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18. Defaults and Remedies.

Each of the following is an “Event of Default” under the Indenture:

(a) default in any payment of interest on any Notes issued under the Indenture when due and payable, continued for 30 days;

(b) default in the payment of the principal amount of or premium, if any, on any Notes issued under the Indenture due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c) failure by KP Parent, the Issuer or any of KP Parent’s Restricted Subsidiaries to comply for 60 days after notice by the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes with its other agreements contained in the Indenture;

(d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by KP Parent or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by KP Parent or any of its Restricted Subsidiaries) other than Indebtedness owed to KP Parent or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(i) is caused by a failure to pay principal at Stated Maturity on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness (“payment default”); or

(ii) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”),

and, in each case, either the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €25.0 million or more;

(e) KP Parent, the Issuer, or any Restricted Subsidiaries that is a Significant Subsidiary of KP Parent or the Issuer, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for KP Parent), would constitute a Significant Subsidiary of KP Parent or the Issuer, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy, or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) admits in writing that it is unable to pay its debts as they become due;

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(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against KP Paren the Issuer, or any Restricted Subsidiaries that is a Significant Subsidiary of KP Parent or the Issuer, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for KP Parent), would constitute a Significant Subsidiary of KP Parent or the Issuer, in a proceeding in which KP Parent the Issuer, or any such Restricted Subsidiaries that is a Significant Subsidiary of KP Parent or the Issuer or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for KP Parent), would constitute a Significant Subsidiary of KP Parent or the Issuer, is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of KP Parent, the Issuer, or any of its Restricted Subsidiaries that is a Significant Subsidiary of KP Parent or the Issuer, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for KP Parent), would constitute a Significant Subsidiary of KP Parent or the Issuer, or for all or substantially all of the property of KP Parent, the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary of KP Parent or the Issuer or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for KP Parent), would constitute a Significant Subsidiary of KP Parent or the Issuer; or

(iii) orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary of KP Parent or the Issuer, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for KP Parent), would constitute a Significant Subsidiary of KP Parent or the Issuer, and the order or decree remains unstayed and in effect for 60 consecutive days;

(g) failure by KP Parent, the Issuer or any Significant Subsidiary of KP Parent or the Issuer or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for KP Parent), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of €25.0 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final (the “judgment default provision”);

(h) any security interest under the Security Documents shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Indenture and except through the gross negligence or willful misconduct of the Trustee or Collateral Trustee) with respect to Collateral having a fair market value in excess of €5.0 million for any reason other than the satisfaction in full of all obligations under the Indenture or the release of any such security interest in accordance with the terms of the Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents or any such security interest created thereunder shall be declared invalid or unenforceable or KP Parent, the Issuer or any Restricted Subsidiary shall assert in writing that any such security interest is invalid or unenforceable and any such Default continues for 10 days;

(i) any Notes Guarantee of a Guarantor ceases to be in full force and effect (other than in accordance with the terms of such Notes Guarantee or the Indenture) or is declared invalid or unenforceable in a judicial proceeding or any Guarantor denies or disaffirms in writing its obligations under its Notes Guarantee and any such Default continues for 10 days.

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However, a default under (c), (d) or (g) of this Section 18 will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes under the Indenture notify the Issuer of the default and, with respect to (c) and (g) the Issuer does not cure such default within the time specified in Section (c) or (g), as applicable, of this Section 18 after receipt of such notice.

19. Trustee Dealings with the Issuer

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. For the avoidance of doubt, any Agent, Paying Agent, Transfer Agent, Authenticating Agent or Registrar may do the same with like rights.

20. No Recourse Against Others.

No director, officer, employee, incorporator or shareholder of KP Parent, the Issuer, any Guarantor or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of KP Parent, the Issuer or any Guarantor under the applicable Notes Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

21. Authentication.

This Note shall not be valid until an authorized signatory of the Trustee or an Authenticating Agent (as the case may be) manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under the Indenture

22. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

23. Governing Law.

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

24. Common Codes and ISINs.

The Issuer in issuing the Notes may use Common Codes and ISINs (if then generally in use) and, if so, the Trustee shall use Common Codes and ISINs in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

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25. Subject to Intercreditor Agreement.

This Note and the Indenture are entered into with the benefit of and subject to the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement. In the event of any conflict between this Note, the Indenture and the Intercreditor Agreement or any Additional Intercreditor Agreement, the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable, shall apply.

The Issuer will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

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[ASSIGNMENT FORM]

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. No.)

(Insert assignee’s name, address and zip or post code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee*:
*(Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee)

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[FORM OF CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER RESTRICTED NOTES]

This certificate relates to €             principal amount of Notes held in (check applicable box) ☐ book-entry or ☐ definitive registered form by the undersigned.

The undersigned (check one box below):

☐	as requested the Trustee by written order to deliver, in exchange for its beneficial interest in the Global Note held by the Depositary, a Definitive Registered Note in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	as requested the Trustee by written order to exchange or register the transfer of a Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(k) under the Securities Act, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	the Issuer; or

(2)	☐	the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the U.S. Securities Act of 1933; or

(4)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the U.S. Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the U.S. Securities Act of 1933; or

(5)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the U.S. Securities Act in compliance with Rule 904 under the U.S. Securities Act of 1933; or

(6)	☐	pursuant to Rule 144 under the U S. Securities Act of 1933 or another available exemption from registration.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Trustee or the Issuer has reasonably requested to confirm that such

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transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Date:

Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee*:

*(Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee)

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the U.S. Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:

Signature:
(to be executed by an executive officer of purchaser)

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Schedule of Increases and Decreases in the Global Notes

The initial principal amount of this Global Note is €            . The following increases or decreases in this Global Note have been made:

Date of Increase/Decrease	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease or Increase	Signature of Authorized Signatory of Registrar or Paying Agent

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[FORM OF OPTION OF HOLDER TO ELECT PURCHASE]

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.14 (Change of Control) or Section 4.05 (Limitation on Sales of Assets and Subsidiary Stock) of the Indenture, check the box:

Asset Disposition ☐	Change of Control ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.14 or Section 4.05 of the Indenture, state the amount (minimum amount of €100,000):

€

Date:

Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee*:

*(SIGNATURE MUST BE GUARANTEED BY A PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTY MEDALLION PROGRAM OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE)

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EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE No. [ • ] (this “Supplemental Indenture”), dated as of [ • ], among [ • ], a company incorporated and existing under the laws of [ • ] (the “Additional Guarantor”), Klöckner Pentaplast of America, Inc. (the “Issuer”), and Deutsche Trustee Company Limited, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 28, 2015 providing for the issuance of the Issuer’s 7 1⁄8% Senior Notes due 2020 (the “Notes”).

WHEREAS, the Indenture provides that under certain circumstances a Parent Entity or Subsidiary of the Issuer may execute and deliver to the Trustee a supplemental indenture pursuant to which such entity shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Additional Notes Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Additional Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Additional Guarantor hereby agrees to provide an unconditional Additional Guarantee on the terms and subject to the conditions set forth in the Additional Notes Guarantee and in the Indenture including but not limited to Article X thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator or stockholder of any Additional Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes Documents, the Additional Notes Guarantee or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE ADDITIONAL NOTES GUARANTEE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with the Indenture, this Supplemental Indenture, the Notes and the Additional Notes Guarantee or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Issuer and each of the Guarantors has appointed CT Corporation, as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any federal or state court located in the State of New York, Borough of Manhattan arising out of or based upon the Indenture, this Supplemental Indenture, the Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). The Issuer and each of the Guarantors expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. The Issuer and each of the Guarantors represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer and any Guarantor.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Additional Guarantor and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:

KLÖCKNER PENTAPLAST OF AMERICA,
INC.,
as Issuer

By:
Name:
Title:

DEUTSCHE TRUSTEE COMPANY LIMITED, as Trustee

By:
Authorized Signatory

By:
Authorized Signatory

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

Schedule 1

On the Issue Date, the Security Documents with respect to the Collateral will include:

Name of Transaction Security provider	Transaction Security Document	Governing Law
KP Holding GmbH & Co. KG KP Holding Verwaltungs GmbH Kleopatra Lux 2 S.à r.l.	Share and interest pledge agreement relating to the shares in KP Holding Verwaltungs GmbH and KP International Holding GmbH and the partnership interest in KP Holding GmbH & Co. KG and Klöckner Pentaplast German Holding GmbH & Co. KG	German law

Klöckner Pentaplast German Holding GmbH & Co. KG KP Holding Verwaltungs GmbH KP International Holding GmbH	Assignment of receivables agreement relating to, inter alia, the assignment of intra-group receivables	German law

KP Holding GmbH & Co. KG

Kleopatra Holdings 2	A share and ISPECs pledge agreement between the Kleopatra Holdings 2 as pledgor and the Collateral Trustee in the presence of Kleopatra Lux 2 S.à.r.l. in respect of shares and ISPECs issued by the Kleopatra Lux 2 S.à.r.l.	Luxembourg law

Kleopatra Holdings 2	A receivables pledge agreement between the Kleopatra Holdings 2 as pledgor and the Collateral Trustee in respect of certain Luxembourg law receivables owed to Kleopatra Holdings 2	Luxembourg law

Kleopatra Lux 2 S.à.r.l.	A receivables pledge agreement between Kleopatra Lux 2 S.à.r.l. as pledgor and the Collateral Trustee in respect of certain Luxembourg law receivables owed to Kleopatra Lux 2 S.à.r.l.	Luxembourg law

Schedule-1